                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:

   [ ]  Preliminary Proxy Statement         [ ]  CONFIDENTIAL, FOR USE OF THE
                        COMMISSION ONLY (AS PERMITTED BY
                               RULE 14A-6(E)(2))

                        [X]  Definitive Proxy Statement

                      [ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         ICF Kaiser International, Inc.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

October 1, 1999
---------------

Notes:

[LETTERHEAD OF ICF KAISER INTERNATIONAL, INC. APPEARS HERE]


                                                            October 1, 1999

Dear Shareholder:

          THIS IS NOT THE TYPICAL LETTER TO SHAREHOLDERS SLAPPED ON THE FRONT OF A PROXY STATEMENT. PLEASE READ IT. AFTERWARD, WE HOPE YOU WILL MARK YOUR PROXY CARD "FOR" THE IMPORTANT PROPOSALS WE ARE RECOMMENDING FOR ADOPTION BY SHAREHOLDERS.

          YOU MAY FEEL YOUR VOTE DOES NOT MATTER. IT DOES. PLEASE MAIL YOUR PROXY TO US IN THE ENCLOSED ENVELOPE. OR, BETTER YET, ATTEND OUR ANNUAL MEETING AT OUR HEADQUARTERS (9300 LEE HIGHWAY, FAIRFAX, VIRGINIA) AT 10:00 A.M. ON NOVEMBER 4, 1999.

          I recently received a handwritten letter from a concerned shareholder who purchased his shares in 1993 for $6.25 per share. He dared to ask the question on the minds of most of our shareholders: Do we have "plans to improve things?" We do.

          I am writing to report to our shareholders on those plans and more important on our progress in implementing them. I will also outline the matters we are asking you to vote for at our Company's annual meeting.

          As detailed below, we have made substantial progress in addressing the issues that face Kaiser. A key element to Kaiser's revival is the debt restructuring described below and in the accompanying proxy materials. I will be direct: The debt restructuring will involve substantial dilution of our common shareholders' percentage ownership of the Company. However, unless we take steps to preserve value, relative percentage ownership of the Company will not be very important. We believe the proposed debt restructuring will enhance the long-term value of the enterprise and provide the potential for common shareholders to recover some of that value over time. We offer no guarantees in this regard, only the honest assessment that the restructuring is in the interests of all of our stakeholders. Your affirmative vote on the proposals related to the debt restructuring, as described below, is important to our efforts to reposition Kaiser.

Overview
--------

          Over the past six months, the Board and the Company's new management team have focused on rebuilding the potential for shareholder value. Our action agenda has included:

          . Completing the dispositions of our Environment and Facilities Management Group and our Consulting Group;

          . Slashing our costs to reflect the smaller size of the Company and the need to reduce costs generally as part of an aggressive program to restore the Company to profitability;

          . Focusing on the strengths of Kaiser's experience and reputation in the global engineering and construction business;

          . Restructuring our debt in a manner consistent with our revenue base; and

          . Proposing measures that will make our governance structure more responsive to shareholders.

As detailed below, we have made significant progress in each of these areas.

Completing Necessary Dispositions
---------------------------------

          Consistent with the results of the Board's study of strategic alternatives for the Company that started during the summer of 1998, we sold:

          . 100% of our Environment and Facilities Management Group in April for $74 million in cash, and

          . 90% of our Consulting Group in June for $64 million in cash plus a $6.6 million note.

These transactions made available the cash necessary for the debt restructuring described below.

Reducing Costs and Rightsizing the Organization; Returning to Profitability
---------------------------------------------------------------------------

          Our near-term goals include significant reductions in operating costs and generating positive operating income. We are achieving both:

          . Unprofitable offices have been closed in a number of locations; others have been downsized.

          . Since April 1 of this year we have reduced the workforce by 245 people, resulting in annualized savings of approximately $19 million. Our target is near: savings of $20 million in annual costs, as compared to the level in the first quarter of 1999. (In July and August 1999 our North American costs were 31% lower than during the quarter ended June 30.)

          . Unnecessary regional management structures within our North American and International operations groups have been eliminated and replaced by a highly focused line of business structure.

          . As a result of these initiatives, for the quarter ended September 30, 1999 we will report positive operating income (prior to expenses associated with our debt restructuring efforts) for the first time since the first quarter of 1998.

          . We are approaching our goal of returning the Company to operating profitability by the end of 1999 in order to set the stage for a profitable 2000.

Focusing on Kaiser's Global Strengths
-------------------------------------

          Among our most important assets are Kaiser's name and world-wide reputation for quality in engineering and construction. We have positioned ourselves to take advantage of these assets:

          . The Kaiser organization has been streamlined into a single global organization united for action in all major markets in which the Company competes.

          . At the conclusion of our debt restructuring, we plan to change the name of ICF Kaiser International, Inc. to "Kaiser Group International, Inc."; our principal trade name will be "Kaiser Engineers."

          . We are now concentrating on providing world-class engineering and construction, program and project management services in our areas of long-term core competency:

             .  Transit and Transportation
             .  Iron and Steel
             .  Alumina and Aluminum
             .  Facilities and Water/Wastewater
             .  Microelectronics and Clean Technology

          . Kaiser's new business marketing and bidding efforts are continuing at an aggressive pace. We are competing successfully despite the difficulties with the best companies in the world.

          . We have a reputation for providing superior engineering and construction management services to key public- and private-sector customers and for reliability of performance on large public works and industrial and commercial projects. "Signature" projects in which you can take pride in your Company's performance and accomplishments include:

             . Alcoa Alliance Over 150 Kaiser professionals work full-time in an innovative partnering arrangement by which we provide engineering services for the capital works programs of Alcoa's Western Australian alumina operations.

             . Boston Harbor Kaiser is the program and construction manager for the $3.5 billion, 14-year cleanup of the Boston Harbor. The Boston Harbor Project is the largest capital improvement project in New England and the second largest wastewater treatment plant in the country.

             . Nova Hut Kaiser is leading the engineering and construction efforts to build a $262 million steel mill in Ostrava, the Czech Republic. The new mill will help modernize the Czech Republic's metals industry and make the country more competitive in the modern, global marketplace.

             .  Miami Intermodal Center  Kaiser currently serves as the
                Florida Department of Transportation's Technical Services Consultant for the implementation phase of the Miami Intermodal Center (MIC), which is to be located adjacent to the Miami airport. The purpose of the MIC facility is to provide commuters and long-distance travelers with an efficient and well-organized hub at which they can transfer from one mode of transportation to another, such as air travel to rental car, or local bus to long-distance train.

             . Manila Transit Kaiser is managing the construction of the $655 million, 16.9-kilometer light-rail transit line along Epifanio de los Santos Avenue (EDSA) in Manila, the Philippines. The EDSA line will help alleviate traffic in one of Manila's busiest traffic corridors and reduce air pollution in one of the world's most populous cities.

          . Your Company owns a 50% interest in Kaiser-Hill Company LLC, which is managing the clean-up of the U.S. Department of Energy's Rocky Flats (Colorado) site, a former nuclear weapons facility. Our management team has been able to develop technologies and systems that have accelerated the closure of Rocky Flats by more than ten years and reduced the cost by several billions of dollars. The Kaiser-Hill management team's innovations have won the praise of the DOE. As a result, Kaiser-Hill has been invited by the DOE to negotiate a new contract for the accelerated clean-up and closure of the site.

Restructuring Our Debt
----------------------

          Today we have $140 million of 13% notes outstanding and are unable to attract a bank line of credit. This has to change, and with your help it will.

          . We have negotiated a debt reduction package to address the Company's debt load and borrowing costs, steps which will be important as we pursue new marketing opportunities and negotiate contracts for large projects.

          . As a first step, on or shortly after October 1, 1999, the Company will repurchase for cash all of its $15 million senior notes for a discount price equal to 88% of par value ($13.2 million) plus accrued interest from June 30, 1999.

          . We are offering to restructure our $125 million senior subordinated notes in a series of simultaneous transactions, each of which is dependent upon consummation of the others:

             . We will purchase at least $35 million principal amount of the senior subordinated notes for cash;

             . We will offer to exchange (1) redeemable convertible preferred stock with a liquidation preference of $65 million (plus an amount equal to accrued interest on the senior subordinated notes to the date of closing), (2) 882,000 shares (approximately 15%) of our common stock and (3) up to $25 million of new senior notes for the remaining senior subordinated notes. (After completion of this exchange, the size of our Board will be reduced to seven, and holders of the preferred stock will be entitled to elect three of our seven directors.)

             . We will enter into a new revolving credit facility, which we are negotiating with a major commercial bank. This new line of credit will be used to vigorously pursue new, major engineering and construction management contracts.

          As described in our proxy statement, the restructuring of our $125 million senior subordinated notes will involve substantial dilution of our common shareholders' percentage ownership of the Company. However, the restructuring will reduce our outstanding 13% debt by nearly $100 million (a nearly $115 million reduction taking into account the repurchase of senior notes). The transaction will restore credibility to our balance sheet and reduce our interest and dividend costs by more than one-half. Moreover, the terms of the restructuring provide the opportunity for long-term recovery of value by our common shareholders. The new preferred stock can be repurchased by the Company, in whole or in part, at a discount prior to December 31, 2001. If our operations performance permits the Company to refinance the preferred stock, a meaningful recovery for the common shareholders is possible.

          Our debt restructuring is designed to create the opportunity for long-term value for you, our shareholders. And you play an important part in the effort to position Kaiser for success. We are asking shareholders to vote for measures that will permit us to proceed with our debt restructuring, including:

          . An increase in the number of shares of authorized preferred stock and the issuance of up to 2,600,000 shares of preferred stock and 882,000 shares of common stock in connection with the exchange offer for the outstanding senior subordinated notes.

          . A reverse stock split, in a ratio (approximately 1 for 4.77 shares) that will result in 5,000,000 shares of common stock being outstanding prior to issuance of the 882,000 shares referred to above. This step is designed to raise the current share price to a level that will help preserve the Company's important New York Stock Exchange listing, and which will be more attractive to owners and investors.

          . A plan of quasi-reorganization under which the Company will be able to restructure its financial accounts to eliminate its retained earnings deficit.

More Responsive Governance Structure
------------------------------------

     As noted above, we are also proposing measures that will make our governance structure more responsive to shareholders. Shareholders are being asked to approve amendments to the Kaiser Certificate of Incorporation and Bylaws that would:

          . Provide for annual election of directors rather than election to staggered three-year terms;

          .  Permit shareholders to fill vacancies on the Board;

          . Eliminate provisions that require the affirmative vote of two-thirds (rather than a simple majority) of the outstanding capital stock to approve certain transactions following a change in the majority of directors within twelve months;

          . Permit shareholders with at least 20% of the voting power of the outstanding capital stock to require a special meeting of shareholders to be called; and

          . Eliminate the requirement that holders of two-thirds of the outstanding capital stock approve certain amendments to our Certificate of Incorporation and Bylaws.

Other Matters Needing Your Attention
------------------------------------

          . There will be elections of three directors. Please review the nominees' profiles in the proxy statement. (As noted above, if the exchange offer involving the issuance of preferred stock is completed, the size of the Board will be reduced to seven, and holders of the preferred stock will be entitled to elect three of our seven directors.)

          . Amendments to Kaiser's Stock Incentive Plan (including an increase in the number of shares available for issuance under the Plan), which is an important feature for attracting and retaining top talent in a very competitive employment marketplace.

          . Ratification of the appointment of PricewaterhouseCoopers LLP as Kaiser's independent public accountants for the fiscal year ending December 31, 1999.

Some Important Administrative Notes
-----------------------------------

          As emphasized above, your proxy vote is important to the future of the Company. We urge you to vote, even if you hold only a few shares. The support of every shareholder is needed to effect the changes necessary to continue the Company's turnaround effort.

          A significant number of Kaiser shareholders hold their shares in "street names," usually in their brokers' names rather than in their own. If you wish to vote your street name shares at the annual meeting, please contact your broker and discuss this; he or she should provide you with a proxy in your name for use in voting in person at the meeting. (This form will be needed for you to vote " broker-held shares" at the annual meeting.)

          We urge you to mail back your proxy card to our stock transfer agent as soon as possible (please use the postage-paid envelope provided with the proxy). Please do this whether or not you intend to come to the meeting. Sending the proxy back now will not affect your right to vote the shares you hold in your own name if you come to the meeting. Shares held in Kaiser's various retirement plans must be voted in advance of the meeting.

          The annual meeting will start promptly at 10:00 a.m. on November 4, 1999. Our headquarters are located in Fairfax, Virginia, near the Vienna station, Orange Line, of the Washington, D.C. area Metro. On the day of the meeting, there will be a shuttle bus service departing at frequent intervals from the south side of the Vienna station and returning to the station after the meeting.

          All of the topics to be discussed at the meeting are fully detailed in the accompanying proxy materials. These materials are provided to you for your careful review in deciding your vote at the annual meeting.

In Closing, I Would Like To Share These Thoughts With You
---------------------------------------------------------

          In recent years, our Company has experienced more than its share of difficulties. Shareholder value has plummeted, as has, no doubt, your confidence in Kaiser's ability to deliver profits. I began my job as your chief executive officer nearly six months ago fully aware of the challenges facing Kaiser. I am convinced that the turnaround effort described in this letter is well underway, that the Company can return to profitability, and that Kaiser can continue to win and perform on large projects over the long term.

          We have some significant challenges ahead of us short term, and the Board of Directors and your management team is prepared to deal with these. "Quick fixes" are not available, and there are risks attached to each step.
We can make no promises that every step will result in success. In particular, we cannot assure that our debt restructuring will ultimately result in significant value being available to our existing common stockholders. I am pledging to you that, in each of the steps taken, we are placing a very high priority on rebuilding potential value for you, our shareholders.

          I hope to see you at the annual meeting here in Fairfax, Virginia. If you cannot make the meeting in person, please feel free to contact me with your questions, comments and suggestions. And, once again, I urge you to vote "yes" on the proposals set forth for your consideration in the enclosed proxy materials.

                         Sincerely,


                         /s/ James J. Maiwurm
                         -----------------------------------------------
                         James J. Maiwurm
                         Chairman, President and Chief Executive Officer






This letter contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "believe," "anticipate," "aim," "intend," "plan," "estimate," or "continue" or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates, that may cause actual results to differ materially from those stated or implied by these forward-looking statements. These forward-looking statements also are subject to company-specific risks and uncertainties, such as: the company's access to commercial lines of credit and commercially satisfactory contract performance guarantee mechanisms, including performance bonds; the ability of Kaiser-Hill Company, LLC to enter into a new contract with the U.S. Department of Energy concerning provision of services at the DOE's Rocky Flats (Colorado) site; and the company's ability to: maintain existing contracts (including contracts with the federal government) at their existing or at improved levels, accurately estimate and recover costs incurred on fixed-price contracts, sign new contracts in established or new markets (including international markets), conclude and implement successfully certain acquisitions and joint-venture relationships, retain and attract key personnel, manage significant contingent liabilities arising out of prior operations and contacts, and avoid significant environmental fines, penalties and liabilities.

===============================================================================

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

===============================================================================

To the Shareholders of ICF Kaiser International, Inc.:

     The 1999 Annual Meeting of Shareholders of ICF Kaiser International, Inc. will be held at Kaiser's headquarters, 9300 Lee Highway, Fairfax, Virginia 22031-1207, on Thursday, November 4, 1999, at 10:00 a.m., Eastern Time. All shareholders of record as of September 9, 1999 will be asked to consider and vote at the meeting upon proposals to:

  1. Elect three (3) directors, each for a three-year term expiring at the 2002 Annual Meeting of Shareholders, or until their successors are duly elected or, if the Shareholder Democracy Proposal referred to below in proposal 4 is adopted, for terms expiring at the 2000 Annual Meeting of Shareholders.

  2. Approve the issuance of shares of preferred stock and common stock in connection with an exchange offer for outstanding debt (the "Stock Issuance Proposal"). A vote for approval of this proposal also constitutes a vote for approval of an increase in the number of authorized shares of preferred stock of Kaiser from 2,000,000 to 3,100,000.

  3. Approve an amendment to the certificate of incorporation to effect a reverse split of Kaiser's outstanding common stock in a ratio that will result in 5,000,000 shares of common stock being outstanding (approximately 1-to-4.77 shares) (the "Reverse Split Proposal"). This ratio may be adjusted as described below in the description of the Reverse Split Proposal. As part of the approval by shareholders, the board will have authority not to implement the reverse split in its discretion at any time prior to its effectiveness.

  4. Approve amendments to Kaiser's certificate of incorporation and bylaws (collectively, the "Shareholder Democracy Proposal") to:

     . eliminate the requirement that holders of 66 2/3% of the outstanding capital stock approve certain transactions following a change in the majority of directors within twelve months;

     . provide for an annual election of directors rather than staggered, three-year terms;

     .  permit shareholders to fill vacancies on the board of directors;

     . provide that shareholders owning at least twenty percent (20%) of the voting power of the outstanding capital stock could require a special meeting of shareholders to be called; and

     . eliminate the requirement that holders of 66 2/3% of the outstanding capital stock approve certain amendments to the certificate of incorporation and bylaws.

  5. Approve an amendment to Kaiser's certificate of incorporation and bylaws to provide that no new shareholder rights plan (sometimes referred to as a "poison pill") shall be adopted without the approval of the shareholders (the "Rights Plan Proposal").

  6. Approve amendments to Kaiser's certificate of incorporation to eliminate provisions related to the terms of series of preferred stock that are no longer outstanding (the "Obsolete Preferred Stock Proposal").

  7. Approve amendments to Kaiser's Stock Incentive Plan to:

     . increase the number of shares of common stock available for issuance under this Plan;

     . permit the transfer of certain options granted under the Plan to immediate family members of Plan participants; and

     . provide greater flexibility to Kaiser's board of directors to make future amendments to the Plan (collectively, the "Stock Incentive Plan Proposal").

  8. Approve the quasi-reorganization of Kaiser's financial statements, pursuant to which Kaiser would adjust its capital accounts to eliminate the accumulated deficit in retained earnings from past unprofitable operations and establish a new retained earnings account for the accumulation of future earnings (the "Quasi-Reorganization Proposal").

  9. Ratify the appointment of PricewaterhouseCoopers LLP as Kaiser's independent public accountants for the fiscal year ending December 31, 1999.

 10. Act on such other matters as may properly come before the meeting or any adjournment thereof.

     Your proxy is very important. Even if you hold only a few shares, and whether or not you expect to attend the 1999 Annual Meeting in person, you are requested to date, sign, and mail the proxy card you receive in the postage-paid envelope that is provided. You may revoke your proxy at any time by mailing a second (or subsequent) proxy card to Kaiser's stock transfer agent for receipt prior to the close of business on November 1, 1999 (for shares held in Kaiser's employee plans (the "Plan Shares")), prior to the meeting (for all other record shares), or by voting on the ballot provided to shareholders at the meeting (other than Plan Shares and street name). The giving of your proxy will not affect your right to vote the shares you hold in your own name (other than Plan Shares) if you decide to attend and vote at the meeting.

     This notice is given pursuant to direction of the board of directors.


Fairfax, Virginia                Shaun M. Martin
October 1, 1999                  Senior Vice President, Treasurer and Secretary

                               TABLE OF CONTENTS
                                                                                                 PAGE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS........................................................    i

PROXY STATEMENT.................................................................................    1

ABOUT THE MEETING...............................................................................    1

SUMMARY OF MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING.......................................    3

PROPOSAL 1:  ELECTION OF DIRECTORS..............................................................    7

  NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS...............................................    7

  DIRECTORS CONTINUING IN OFFICE................................................................    8
  Terms Expiring in 2000........................................................................    8
  Terms Expiring in 2001........................................................................    8

  INFORMATION REGARDING THE BOARD OF DIRECTORS..................................................    9

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION.......................................................................   11

AGREEMENTS AND TRANSACTIONS WITH CERTAIN DIRECTORS..............................................   11

PROPOSAL 2:   STOCK ISSUANCE PROPOSAL...........................................................   13

PROPOSAL 3:   REVERSE SPLIT PROPOSAL............................................................   29

PROPOSAL 4:   SHAREHOLDER DEMOCRACY PROPOSAL....................................................   33

PROPOSAL 5:   RIGHTS PLAN PROPOSAL..............................................................   36

PROPOSAL 6:   OBSOLETE PREFERRED STOCK PROPOSAL.................................................   38

PROPOSAL 7:   STOCK INCENTIVE PLAN PROPOSAL.....................................................   38

PROPOSAL 8:   QUASI-REORGANIZATION PROPOSAL.....................................................   42

PROPOSAL 9:   RATIFICATION OF THE APPOINTMENT OF
              INDEPENDENT PUBLIC ACCOUNTANTS....................................................   44

VOTING SECURITIES OF KAISER AND CERTAIN SHAREHOLDINGS...........................................   44

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.........................................   47

CURRENT MANAGEMENT..............................................................................   47

EXECUTIVE COMPENSATION..........................................................................   48

  SUMMARY COMPENSATION TABLE....................................................................   49

  OPTION GRANTS IN LAST FISCAL YEAR.............................................................   52

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
     FY-END OPTION VALUES.......................................................................   53
     Senior Executive Officers Severance Plan...................................................   53

AGREEMENTS AND TRANSACTIONS WITH EXECUTIVE OFFICERS NAMED
     IN THE SUMMARY COMPENSATION TABLE..........................................................   54

                                                                                                 PAGE
STOCK PERFORMANCE GRAPH - PEER ISSUERS...........................................................   57

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT
     ON EXECUTIVE COMPENSATION..................................................................   58

OTHER MATTERS...................................................................................   60

ADDITIONAL INFORMATION..........................................................................   61

APPENDICES

A -  Unaudited Pro Forma Financial Information

B -  Unaudited Selected Quarterly Financial Data

==============================================================================
                                PROXY STATEMENT
==============================================================================

     This proxy statement is being furnished to shareholders of ICF Kaiser International, Inc. in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Shareholders of ICF Kaiser International, Inc. to be held on November 4, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The record date for determining shareholders entitled to vote at the 1999 Annual Meeting is September 9, 1999.

===============================================================================
                               ABOUT THE MEETING
===============================================================================

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At our annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders. In addition to customary items such as the election of directors and ratification of accountants, shareholders are being requested to act upon a number of additional items of significant importance to Kaiser. Kaiser's management also will report on Kaiser and respond to questions from shareholders.

WHAT INFORMATION WILL I RECEIVE?

     Copies of Kaiser's 1998 Annual Report to its shareholders and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 (including financial statements), the Notice of Annual Meeting of Shareholders, the plan participant notice, the confidential voting instructions for plan participants, this proxy statement, and the enclosed proxy card initially were mailed in a single envelope to shareholders on or about October 1, 1999. See "Additional Information."

     Kaiser will deliver copies of Kaiser's 1998 Annual Report and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 and other proxy materials to brokerage firms and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of Kaiser's common stock. Kaiser will reimburse those brokerage firms, custodians, nominees, and fiduciaries for their expenses in connection with forwarding these materials.

WHO CAN ATTEND THE MEETING?

     All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:30 a.m., and seating will be available at approximately 9:00 a.m. On the day of the meeting, there will be a shuttle bus departing at frequent intervals from the south side of the Vienna station on the Orange Line of the Washington, D.C. area metro and returning to the station after the meeting. Cameras and recording devices will not be permitted at the meeting.

     Please note that if you hold your shares in "street name," that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. You can not vote these shares unless you also bring a broker-issued proxy described below.

WHO IS ENTITLED TO VOTE?

     Only shareholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the meeting the shares of common stock that they held on the record date, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 23,822,657 shares of Kaiser's common stock were outstanding. Proxies received but marked as abstentions and broker nonvotes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO I VOTE?

     If you are a record holder of Kaiser shares and complete and properly sign the accompanying proxy card and return it to Kaiser, it will be voted as you direct. If you attend the meeting, you may deliver your completed proxy card in person.

     A very high percentage of our shareholders hold their stock in street names, which means that the shares are registered in their brokers' names rather than in the shareholders' names. If you want to vote your street name shares at the meeting, you must contact your broker directly in order to obtain a proxy issued to you by your broker. A broker letter that identifies you as a shareholder is not the same thing as a broker-issued proxy. If you fail to bring a broker-issued proxy to the meeting, you will not be able to vote your broker-held shares at the 1999 Annual Meeting.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Kaiser either a notice of revocation or a duly executed proxy bearing a later date. If you hold your shares in "street name" and you would like to vote your shares at the meeting, you will also need to bring with you a legal proxy from your broker. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

HOW DO I VOTE MY PLAN SHARES?

     A named fiduciary is a person who under ERISA has the authority and responsibility, if he or she chooses to exercise it, to instruct the trustee of a plan regarding specific investments. Consequently, if you participate in the ICF Kaiser International, Inc. Employee Stock Ownership Plan, the ICF Kaiser International, Inc. Section 401(k) Plan, or the ICF Kaiser International, Inc. Retirement Plan (collectively, the "Plans," individually a "Plan"), you are a named fiduciary under those plans and as such have the right, if you choose, to instruct the trustee of each Plan in which you participate how to vote the shares of common stock credited to your Plan account as well as a pro-rata portion of common stock credited to the accounts of other Plan participants and beneficiaries for which no instructions are received. Your instructions to the trustee of a Plan should be made by completing and mailing the instruction card mailed to you with this proxy statement. The trustee of a Plan will vote your shares in accordance with your duly executed instructions which must be received by the trustee no later than November 1, 1999. If you do not send instructions regarding the voting of common stock credited to your Plan account(s), such shares shall be voted by the other Plan participants as named fiduciaries.

     You may also revoke previously given instructions by filing with the trustee of a Plan no later than November 1, 1999 either written notice of revocation or a properly completed and signed voting instruction bearing a date later than the date of the prior instructions.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board's recommendations are set forth below together with the description of each item in this proxy statement. In summary, the board recommends a vote:

     .  for election of the nominated slate of directors;

     . for the issuance of 2,600,000 shares of preferred stock and 882,000 shares of Kaiser's common stock, to be offered in exchange for a portion of Kaiser's outstanding 12% Senior Subordinated Notes due 2003, and for the corresponding increase in the number of authorized shares of preferred stock of Kaiser from 2,000,000 to 3,100,000;

     . for the amendment to the certificate of incorporation to effect a reverse stock split;

     . for the amendments to the certificate of incorporation and bylaws to enhance shareholder voting rights;

     . for the amendments to the certificate of incorporation and bylaws to restrict the ability to adopt new shareholder rights plans;

     . for the amendments to the certificate of incorporation to eliminate certain provisions governing obsolete series of preferred stock;

     .  for the amendments to Kaiser's Stock Incentive Plan;

     . for approval of a quasi-reorganization of Kaiser's financial statements; and

     . for ratification of the appointment of PricewaterhouseCoopers LLP as Kaiser's independent accountants.

     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

HOW ARE ABSTENTIONS AND BROKER NONVOTES TREATED?

     A properly executed proxy marked "ABSTAIN," as well as broker nonvotes, with respect to any matter will not be voted on that matter, although they will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention or broker nonvote will have the effect of a negative vote.

===============================================================================
           SUMMARY OF MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
===============================================================================

     The following is a summary of the proposals presented in this proxy statement. Shareholders are urged to read this entire proxy statement and the attached appendices.

     Proposal 1.  Election of Directors.  At the 1999 Annual Meeting,
                  ---------------------
shareholders will elect three directors to hold office until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified. If the Shareholder Democracy Proposal discussed under proposal 4 below is adopted, these directors will be elected to serve until the 2000 Annual Meeting of Shareholders or until their successors are duly elected and qualified. The affirmative vote of a plurality of the shares represented at the meeting will be required to elect each of these directors. If the exchange offer is consummated, four of the current eight directors will resign as part of the related recapitalization of Kaiser. See "Election of Directors" at pages 7 through 13 of this proxy statement.

     Proposal 2.  Stock Issuance Proposal.  Shareholders are being asked to
                  -----------------------
approve the issuance of 2,600,000 shares of preferred stock and 882,000 shares of Kaiser's common stock, which would represent approximately 15% of Kaiser's common stock after giving effect to the reverse stock split described in proposal 3 below. All of these shares are anticipated to be issued in an exchange offer concurrently being made to holders of our outstanding 12% Senior Subordinated Notes due 2003. A vote for approval of this proposal also constitutes a vote for approval of an increase in the number of authorized shares of preferred stock of Kaiser from 2,000,000 to 3,100,000. Approval of a majority of the total shares of common stock outstanding is required in order to approve the issuance of the preferred stock and common stock and the corresponding increase in the number of authorized shares of preferred stock of Kaiser, which will be implemented through an amendment to the certificate of incorporation. See "Stock Issuance Proposal" at pages 13 through 29 of this proxy statement.

     Proposal 3.  Reverse Split Proposal.  Shareholders are being asked to
                  ----------------------
approve an amendment to the certificate of incorporation to effect a reverse split of its outstanding common stock in a ratio of 1-to-4.77. This ratio may be adjusted as described below in the description of the Reverse Split Proposal. As part of the approval by shareholders, the board will have the authority to not implement the reverse stock split at any time prior to its effectiveness. Approval of the majority of the total shares of common stock outstanding is required to approve the reverse split. See "Reverse Split Proposal" at pages 29 through 33 of this proxy statement.

     Proposal 4.  Shareholder Democracy Proposal.  Shareholders are being asked
                  ------------------------------
to approve certain amendments to the certificate of incorporation and, where applicable, the bylaws that:

     . eliminate the requirement that holders of 66 2/3% of the outstanding capital stock approve certain transactions following a change in the majority of directors within twelve months;

     . provide for an annual election of directors rather than staggered, three-year terms;

     .  permit shareholders to fill vacancies on the board of directors;

     . provide that shareholders owning at least 20% of the voting power of the outstanding capital stock could require a special meeting of shareholders to be called; and

     . eliminate the requirement that holders of 66 2/3% of the outstanding capital stock approve certain amendments to the certificate of incorporation and bylaws.

Approval of 66 2/3% of the total outstanding shares of common stock will be needed in order to approve this proposal. See "Shareholder Democracy Proposal" at pages 33 through 36 of this proxy statement.

     Proposal 5.  Rights Plan Proposal.  Shareholders are being asked to approve
                  --------------------
amendments to the certificate of incorporation and bylaws to prohibit any new shareholder rights plan to be adopted without the approval of Kaiser's shareholders. Approval of a majority of the total outstanding shares of common stock will be needed in order to approve this proposal. See "Rights Plan Proposal" at pages 36 through 38 of this proxy statement.

     Proposal 6.  Obsolete Preferred Stock Proposal.  Shareholders are being
                  ---------------------------------
asked to approve amendments to the certificate of incorporation to eliminate provisions, and the corresponding exhibits, related to Kaiser's previously authorized series 1, 2C and 2D preferred stock. No shares of these series remain outstanding and as a result, these provisions are currently obsolete. A majority of the total outstanding shares of common stock must approve this amendment in order to be adopted. See "Obsolete Preferred Stock Proposal" at page 38 of this proxy statement.

     Proposal 7.  Stock Incentive Plan Proposal.  Shareholders are being asked
                  -----------------------------
to approve amendments to Kaiser's Stock Incentive Plan to

     . increase the number of shares of common stock available for issuance under the Plan;

     . permit the transfer of options that are not incentive stock options to the immediate family members of persons who receive those options; and

     . provide greater flexibility to the board of directors to make future amendments to the Plan without shareholder approval.

A majority of the shares represented at the meeting will be required to approve the amendments to the Plan. See "Stock Incentive Plan Proposal" at pages 38 through 42 of this proxy statement.

     Proposal 8.  Quasi-Reorganization Proposal.  Shareholders are being asked
                  -----------------------------
to approve a quasi-reorganization accounting transaction that would adjust Kaiser's capital accounts to eliminate the accumulated deficit in its retained earnings. Approval of a majority of the total outstanding shares of common stock is required to approve the quasi-reorganization. See "Quasi-Reorganization Proposal" at pages 42 through 44 of this proxy statement.

     Proposal 9.  Ratification of Accountants.  Shareholders are being asked to
                  ---------------------------
ratify the appointment of PricewaterhouseCoopers LLP as Kaiser's independent public accountants for the fiscal year ending December 31, 1999. Approval of a majority of the shares represented at the meeting is required to ratify this appointment. See "Ratification of the Appointment of Independent Public Accountants" at page 44 of this proxy statement.

     Other Business. In addition to the proposals described above, shareholders may be asked to transact such other business that may properly come before the 1999 Annual Meeting and any postponement(s) or adjournment(s). Kaiser presently is not aware of any such business.

               Recommendation of the Board of Directors of Kaiser

     THE BOARD OF DIRECTORS OF KAISER HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT EACH OF THE NOMINATED DIRECTORS AND VOTE TO APPROVE EACH OF THE OTHER PROPOSALS.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement contains what Kaiser believes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. They are statements about future performance or results such as statements including the words, "believe," "expect" and "anticipate" when Kaiser discusses its financial condition, results of operations and business. Forward-looking statements involve risks, assumptions and uncertainties. They are not guarantees of future performance. Factors may cause actual results to differ materially from those expressed in these forward-looking statements. These factors include those identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Kaiser's 1998 Annual Report to its shareholders and in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, which are delivered with this proxy statement, as well as the following:

     . Kaiser requires access to a revolving credit line to fund short-term borrowing needs and provide letter of credit capacity required in connection with certain projects. Kaiser may not be able to generate collateral to support a borrowing base of sufficient size to obtain such credit or may not be able to improve operating results enough, by removing overhead costs or otherwise, to be able to obtain such credit.

     . Kaiser may not be able to obtain satisfactory contract performance guarantee mechanisms, such as performance bonds.

     . Kaiser's financial performance is significantly tied to Kaiser-Hill Company, LLC, which is subject to uncertainties that may adversely affect its and Kaiser's operating results. The contract with the Department of Energy under which Kaiser-Hill operates expires in September 2000. Although Kaiser believes the DOE will enter into a new contract with Kaiser-Hill, it is possible that after negotiating with Kaiser-Hill, the DOE will conduct a competition for a new contract. Kaiser-Hill may not be able to compete for or win a new contract if a competition is conducted by the DOE. If

        Kaiser-Hill does not successfully negotiate or win a new contract in any competition that is held, Kaiser will lose a significant portion of its cash flow and value.

     . Kaiser may not be able to maintain the existing volume or size of contracts and may not be able to realize increased contract performance levels.

     . Kaiser is involved in a number of fixed-price contracts under which Kaiser can benefit from cost savings or performance efficiencies. If certain pricing and performance assumptions prove inaccurate, unrecoverable cost overruns can occur.

     . Kaiser may not be awarded new contracts for which it is competing in its established markets or these awards may be delayed. In addition, Kaiser may not be able to win contracts in new markets it chooses to target. General economic conditions in the international arena, especially Asia and Latin America, could negatively impact Kaiser's current international business and its ability to expand in international markets.

     . Kaiser may not be able to make acquisitions and/or enter into joint ventures, and if made, acquisitions and joint ventures may take more time to contribute favorably to Kaiser's financial results than was formerly assumed. Kaiser is highly leveraged and is subject to restrictive covenants that limit its ability to fund potential acquisitions and joint ventures beyond certain levels established in its debt agreements.

     . A portion of Kaiser's business is generated either directly or indirectly as a result of federal and state laws, regulations, and programs; a reduction in the number or scope of these laws, regulations or programs could materially affect Kaiser's business.

     . Kaiser's ability to attract and retain business is closely related to its ability to attract and retain key management and operating personnel. The market for professionals of the types employed by Kaiser is quite competitive. Kaiser may not be able to attract and retain personnel necessary for successful operations.

     . Kaiser has several significant contingent liabilities arising out of prior operations and contracts, its 1998 acquisition of ICT Spectrum Constructors, Inc. and the dispositions of its Environment and Facilities Management and Consulting Groups. Adverse resolution of one or more of those contingencies could adversely affect Kaiser's financial performance and condition.

     . Certain of Kaiser's environmental work poses risks of large civil and criminal liabilities for violations of environmental laws and regulations, and liabilities to customers and to third parties for damages arising from Kaiser's performing environmental services to its clients. A large fine or penalty imposed on Kaiser could negatively impact contract performance fees under certain existing contracts or otherwise negatively affect Kaiser's financial results.

     We believe that the expectations reflected in our forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. You should consider the factors we have noted above as you read this proxy statement.

===============================================================================
                      PROPOSAL 1:  ELECTION OF DIRECTORS
===============================================================================

    The board of directors currently consists of the following eight directors.
                                       Term to Expire

            Thomas C. Jorling              1999
            James J. Maiwurm               1999
            Hazel R. O'Leary               1999

            Jarrod M. Cohen                2000
            James T. Rhodes                2000

            James O. Edwards               2001
            Keith M. Price                 2001
            Michael E. Tennenbaum          2001

     The board of directors has nominated Messrs. Jorling and Maiwurm and Mrs. O'Leary for election to a three-year term ending at the 2002 Annual Meeting of Shareholders, or until their successors are elected and qualified. If the "Shareholder Democracy Proposal" described below in proposal 4 is adopted, these nominees would be elected and qualified for a one-year term ending at the 2000 Annual Meeting of Shareholders, or until their successors are duly elected and qualified.

     If the exchange offer is consummated, the size of the board of directors will be reduced from eight members to seven members, with the holders of the preferred stock exchanged for 12% Senior Subordinated Notes due 2003 entitled to elect three of the seven directors. To accomplish this result, four members of the current board will resign and four members will continue as directors. Pursuant to the exchange offer, the holders of 12% Senior Subordinated Notes due 2003 will receive preferred stock with terms that allow the holders to elect up to an additional three directors under certain circumstances. See "Proposal 2:
Stock Issuance Proposal Terms of the Preferred Stock Dividends."

     A plurality of the votes cast at the meeting must vote for each of these nominees in order for them to be elected. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     Thomas C. Jorling, 59, has been Vice President, Environmental Affairs, of International Paper Company since 1994. Mr. Jorling was the Commissioner of the New York State Department of Environmental Conservation from 1987 to 1994. Prior to that, Mr. Jorling was a professor of environmental studies and director of the center for environmental studies at Williams College in Massachusetts. In addition, Mr. Jorling served from 1977 to 1979 as Assistant Administrator for Water and Hazardous Material at the U.S. Environmental Protection Agency. Mr. Jorling has been a director of ICF Kaiser International, Inc. since 1995. He also serves on the boards of directors of Resources for the Future and Hubbard Brook Research Foundation, each a non-profit entity.

     James J. Maiwurm, 50, has been President and Chief Executive Officer of Kaiser since April 19, 1999. Mr. Maiwurm was elected to, and as Chairman of, the board of directors of Kaiser in June 1999. Mr. Maiwurm serves as chairman of the board of managers of Kaiser-Hill Company, LLC, which performs the performance based integrating management services at the Department of Energy's Rocky Flats Environmental Technology site near Denver, Colorado. From August 1998 until elected as Kaiser's President and Chief Executive Officer, Mr. Maiwurm was a partner of Squire Sanders & Dempsey L.L.P., Washington, D.C., and from 1990 to 1998 was a partner of Crowell & Moring LLP, Washington, D.C. Both law firms served and continue to serve as counsel to Kaiser. Mr. Maiwurm is a member of the Board of Trustees of Davis Memorial Goodwill Industries, Washington, D.C., a non-profit entity, and is a member of the board of directors of Workflow Management, Inc., an integrated graphic arts company providing documents, envelopes and commercial printing to businesses in North America, the stock of which is traded on the Nasdaq National Market System.

     Hazel R. O'Leary, 62, has been Chairman of the firm of O'Leary Associates, Inc. since she left her position as Secretary of the Department of Energy (DOE) in January 1997. President Clinton selected Mrs. O'Leary to be the Secretary of Energy in December 1992, and she assumed her duties in January 1993. During her four-year tenure as Secretary, Mrs. O'Leary effectively downsized DOE's number of employees by 27 percent and its budget by $10 billion over five years and focused all of DOE's activities around five areas: science and technology, national security, energy research, environmental quality, and economic productivity. Immediately before her appointment as Secretary of Energy, Mrs. O'Leary was president of the wholly owned natural gas subsidiary of Northern States Power (NSP), a $2 billion diversified utility holding company headquartered in Minneapolis; she had been executive vice president of the holding company from 1989 to 1992. Mrs. O'Leary has over 25 years of experience in sustainable energy policy and large project development. She has been a director of Kaiser since March 1997. She also currently serves on the board of directors of AES Company, the global power company, and on the non-profit boards of Africare, Morehouse College (Atlanta), and The Keystone Center where she chairs the Energy Policy Group.

DIRECTORS CONTINUING IN OFFICE

Terms Expiring in 2000

     Jarrod M. Cohen, 32, has been the Managing Director of J.M. Cohen and Company since January 1999. Prior to that, he was the Managing Director, head of Proprietary Investing, and head of Risk Management for Cowen and Company from April 1996 to December 1998. From September 1989 until April 1996, Mr. Cohen was the Portfolio Manager for the Cowen Opportunity Fund and Co-head of Cowen Small Cap Approach. Cowen and Company is one of Kaiser's significant shareholders. Mr. Cohen has been a director of Kaiser since July 1998. An agreement between Mr. Cohen and Kaiser is described under "Agreements and Transactions with Certain Directors."

     James T. Rhodes, 58, has been the Chairman and Chief Executive Officer of the Institute of Nuclear Power Operations (INPO) since March 1998. INPO is a nonprofit corporation established by the nuclear utility industry in 1979 to promote the highest levels of safety and reliability in the operation of nuclear electric generating plants. Dr. Rhodes retired as President and Chief Executive Officer of Virginia Power in August 1997. He joined Virginia Power in 1971 as a nuclear physicist and held increasingly responsible positions throughout that company. In 1985 he became senior vice president-power operations and in 1988, senior vice president-finance; in 1989 he was elected President and CEO. Prior to joining Virginia Power, Dr. Rhodes worked as a project engineer in the U.S. Army Nuclear Power Program from 1964 to 1968. Prior to his retirement from Virginia Power, Dr. Rhodes was a director of the Edison Electric Institute, NationsBank, N.A., the Nuclear Energy Institute, the Southeastern Electric Exchange, and Virginia Power. Dr. Rhodes has been a director of Kaiser since February 1998.

Terms Expiring in 2001

     James O. Edwards, 56, served as Chairman of the Board of ICF Kaiser International, Inc. from 1987 until 1998. He also was President of ICF Kaiser International, Inc. from 1987 to 1990 and Chief Executive Officer from 1990 to 1998. In 1974, he joined ICF Incorporated, the predecessor of ICF Kaiser International, Inc. and was its Chairman and Chief Executive Officer from 1986 until the 1987 establishment of ICF Kaiser International, Inc.

     Keith M. Price, 62, served as President and Chief Executive Officer of Kaiser from November 1998 until April 1999. Mr. Price has been a director of Kaiser since May 1997. He has been a consultant to various U.S. and international engineering and construction companies since 1994. From 1991 to 1994, he was first Managing Director of Transportation Systems and Engineering and then Managing Director of Operations for Transmanche-Link, a joint venture of ten major European contractors that held a contract to design, manufacture, and construct the tunnel transportation for the Chunnel, an $11 billion project that links England to France. Prior to his positions with Transmanche-Link, Mr. Price had a 27-year career with Morrison-Knudsen where he held a number of senior management positions and was a director.

     Michael E. Tennenbaum, 63, has been the Managing Member of Tennenbaum & Co., LLC since its inception in June 1996. Tennenbaum & Co., LLC is the Managing Member of Special Value Investment Management, LLC, the Investment Advisor to Special Value Bond Fund, LLC, an investment fund focused on high yield bonds and special situation investments. Mr. Tennenbaum also is currently the Chief Executive of Tennenbaum Securities, LLC, and he has held this position since May 1997. Mr. Tennenbaum is also Chairman of the Board of Precision Standard, Inc. Previously, from February 1993 until June 1996, Mr. Tennenbaum was a Senior Managing Director of Bear, Stearns & Co., Inc. In addition, Mr. Tennenbaum was previously a member of the board of directors of Bear, Stearns & Co., Inc. and also held the position of Vice Chairman, Investment Banking. Mr. Tennenbaum's responsibilities at Bear, Stearns & Co., Inc. included managing the firm's Risk Arbitrage, Investment Research, and Options Departments. Mr. Tennenbaum has served on the boards of directors of Arden Group, Inc.; Bear, Stearns & Co., Inc.; Jenny Craig, Inc.; Sun Gro Horticulture, Inc.; and Tosco Corporation. Mr. Tennenbaum has been a director of Kaiser since May 1998. An agreement between Mr. Tennenbaum and Kaiser is described under "Agreements and Transactions with Certain Directors."

INFORMATION REGARDING THE BOARD OF DIRECTORS

     The board of directors is responsible for the overall affairs of Kaiser. During the year ended December 31, 1998, the board of directors held 10 meetings. All directors attended at least 75% of the 1998 meetings of the board of directors and its committees he or she was eligible to attend.

     To assist the board of directors in carrying out its responsibilities, the board has delegated certain authority to several permanent committees, the membership and duties of which are as follows.

     Executive Committee. The current members of the Executive Committee are Messrs. Price and Tennenbaum. As of September 10, 1999, a third member of the Executive Committee resigned, leaving a vacancy to be filled by the board. The Executive Committee, except ass limited by Delaware law, may exercise any of the powers and perform any of the duties of the board of directors. It has the full authority to act on behalf of the board of directors. There were five meetings of the Executive Committee during 1998; it also acted by written consent in lieu of meetings of the committee.

     Audit Committee. The current members of the Audit Committee are Messrs. Cohen, Edwards, Jorling and Rhodes. The Audit Committee reviews Kaiser's financial statements and other financial matters with Kaiser's independent public accountants and, when appropriate, reviews transactions proposed by Kaiser with related parties that raise the possibility of a conflict of interest. All voting members of the Audit Committee are independent directors as required by the rules of the New York Stock Exchange on which Kaiser's common stock is traded. The Audit Committee met seven times in 1998.

     Compensation and Human Resources Committee. The current members of the Compensation and Human Resources Committee are Messrs. Jorling and Rhodes and Mrs. O'Leary. The Compensation and Human Resources Committee (a) reviews and approves, or recommends to the entire board of directors, the annual salary, bonus, and other benefits, direct and indirect, of the Chief Executive Officer, executive officers, and other designated members of management; (b) reviews and submits to the full board recommendations concerning, and amendments to, new executive compensation or stock plans; (c) establishes and periodically reviews, Kaiser's policies in the area of management perquisites; (d) administers Kaiser's employee benefit and stock plans to the extent such plans require board of directors' involvement; (e) establishes and periodically reviews, Kaiser's policies in the areas of human resources, EEO, labor relations, and diversity; and (f) determines, when appropriate, whether indemnification of officers, directors, and/or employees should be provided in particular cases. The Compensation and Human Resources Committee met five times in 1998; it also acted by written consent in lieu of meetings of the committee.

     Finance Committee. The current members of the Finance Committee are Messrs. Cohen, Edwards, Price and Tennenbaum and Mrs. O'Leary. The Finance Committee was created in 1998 and (a) reviews all potential acquisitions and/or investments that are valued in excess of $3 million or that involve the issuance by Kaiser of its common stock, (b) reviews all proposed capital expenditures,
(c) monitors and, if required, proposes to the full board changes to Kaiser's banking and debt relationships, (d) reviews proposed dispositions of Kaiser's assets or subsidiaries and (e) monitors financial aspects of joint ventures and other corporate relationships. The Finance Committee met three times in 1998; it also acted by written consent in lieu of meetings of the committee.

     Nominating Committee. The current members of the Nominating Committee are Messrs. Edwards and Rhodes. The Nominating Committee (a) develops the criteria for board membership, (b) proposes to the board of directors nominees who meet the criteria for board membership to fill vacancies on the board of directors as they occur, (c) applies the criteria for board membership to incumbent directors in advance of the time when a director would otherwise be expected to be nominated for re-election, (d) subject to compliance with state law, recommends removal of directors in those unusual circumstances where removal may be warranted prior to expiration of a director's term of office, and (e) considers and recommends to the board of directors the types, functions, and membership of board committees. The Nominating Committee will consider candidates for director recommended by shareholders, if the recommendations are submitted in writing to the Secretary of Kaiser. The procedures and time periods for submitting such recommendations are explained under "Other Matters." The Nominating Committee did not meet in 1998. The Nominating Committee did act by written consent in lieu of meetings of the committee in nominating Jarrod M. Cohen and Michael E. Tennenbaum to become directors on March 13, 1998.

     Special Committee. The current members of the Special Committee are Messrs. Cohen, Jorling and Tennenbaum and Mrs. O'Leary. The Special Committee was established in August 1998 as a temporary committee for the limited purpose of reviewing alternatives for Kaiser's Consulting Group and to consider strategic alternatives for Kaiser as a whole. From the time of its inception through December 31, 1998, the Special Committee met 17 times. Following the sale of the Consulting Group in June 1999, the Special Committee has been inactive.

Compensation of Non-employee Directors effective March 1, 1997

     Directors who are not employees of Kaiser are paid $1,000 for attendance at each meeting of the board of directors; they are paid $1,000 for attendance at each meeting of a committee of the board of directors of which the director is a member. In addition, each non-employee director receives an annual retainer of $20,000, payable in advance in quarterly installments, and is reimbursed for expenses that he or she incurs in connection with his or her board service. Directors of Kaiser who are employees of Kaiser are not compensated separately for their service as directors. The Compensation and Human Resources Committee is currently studying alternative forms of director compensation.

     On February 28, 1997, the board of directors adopted the ICF Kaiser International, Inc. Non-employee Directors Compensation and Phantom Stock Plan, which provides for the cash compensation discussed in the preceding paragraph. In addition, in lieu of option grants under the Non-employee Directors Stock Option Plan adopted in 1991, each non-employee director of Kaiser is granted a Phantom Stock Award ("PSA") equal to $20,000 worth of common stock on the date of grant; the date of grant is the date of the annual board meeting which occurs immediately following the conclusion of the Annual Meeting of Shareholders. Three years after the PSA grant, Kaiser will pay each non-employee director in cash the value of the shares to which the PSA relates. The number of shares of common stock to which the PSA relates will be determined using the average closing prices of the common stock for the 20 trading days immediately prior to the date of grant. The same method will be used to determine the value of the phantom stock as of the date of the cash payout.

     In 1998, the non-employee directors were awarded the following Phantom Stock Units under the ICF Kaiser International, Inc. Non-employee Directors Compensation and Phantom Stock Plan:

==========================================================================================================================
                                                      Per Share Price
                              Total Value of          (20-trading day           Total Number of
                              common stock on             average                Phantom Stock              Date of
 Non-employee Director         Date of Grant            May 1, 1998)             Units Granted            Cash Payout
-------------------------------------------------------------------------------------------------------------------------
Tony Coelho (1)                  $20,001                   $2.85                   7,018                  May 4, 2001
-------------------------------------------------------------------------------------------------------------------------
Maynard H. Jackson, Jr. (2)      $20,001                   $2.85                   7,018                  May 4, 2001
-------------------------------------------------------------------------------------------------------------------------
Thomas C. Jorling                $20,001                   $2.85                   7,018                  May 4, 2001
-------------------------------------------------------------------------------------------------------------------------
Hazel R. O'Leary                 $20,001                   $2.85                   7,018                  May 4, 2001
-------------------------------------------------------------------------------------------------------------------------
Keith M. Price (3)               $20,001                   $2.85                   7,018                  May 4, 2001
-------------------------------------------------------------------------------------------------------------------------
James T. Rhodes                  $20,001                   $2.85                   7,018                  May 4, 2001
-------------------------------------------------------------------------------------------------------------------------
Michael E. Tennenbaum            $20,001                   $2.85                   7,018                  May 4, 2001
==========================================================================================================================

(1) Mr. Coelho resigned from the board of directors effective September 10, 1999.
(2) Mr. Jackson resigned from the board of directors effective February 8, 1999.
(3) Subsequent to the date these Phantom Stock Units were granted, Mr. Price was appointed to serve as President and Chief Executive Officer of Kaiser.

================================================================================
                         COMPENSATION AND HUMAN RESOURCES COMMITTEE
                            INTERLOCKS AND INSIDER PARTICIPATION
================================================================================

     The members of the Compensation and Human Resources Committee are Hazel R. O'Leary (Chairperson), Thomas C. Jorling and James T. Rhodes, none of whom are employed by Kaiser. For the year ended December 31, 1998, there were no director relationships that require disclosure under this section.

================================================================================
                     AGREEMENTS AND TRANSACTIONS WITH CERTAIN DIRECTORS
================================================================================

     Jarrod M. Cohen. On March 13, 1998, Kaiser and Mr. Jarrod M. Cohen (for himself, Cowen and Company, Cowen Incorporated, and Joseph M. Cohen, collectively, the "Cohen Parties") signed an agreement pursuant to which Kaiser agreed, upon receipt of Mr. Cohen's written request at any time between July 1 and December 31, 1998, to enlarge the class of directors whose terms expire at the 2000 Annual Meeting of Shareholders and elect Mr. Cohen to fill the resulting vacancy. The Cohen Parties agreed (i) to withdraw any previous consents and agreed not to consent to be a nominee for election to the board of directors at Kaiser's 1998 Annual Meeting of Shareholders, (ii) to vote in favor of Kaiser-proposed nominees for election at the 1998 Annual Meeting of Shareholders, and (iii) to be present, in person or by proxy, or otherwise be deemed to be present, to the extent permitted by law, at meetings for which they were given notice for the purpose of determining the presence of a quorum at such meetings. In addition, the Cohen Parties agreed (a) not to subject any of Kaiser's voting securities to a voting trust or voting agreement; (b) not to solicit proxies or become a participant in a solicitation in opposition to any recommendation of the board of directors of Kaiser; (c) not to join with others or otherwise act in concert with others for the purpose of acquiring, holding, voting, or disposing of voting securities of Kaiser; (d) not to become, alone or in conjunction with others, an acquiring person as defined in Kaiser's Shareholder Rights Plan; and (e) not to dispose of any voting securities of Kaiser to any person who, to the knowledge of the Cohen Parties, as a result of acquiring such voting securities would become an acquiring person as defined in Kaiser's Shareholder Rights Plan. The provisions of (a) through (e) above apply during the period from March 13, 1998 to the date Mr. Cohen or any other designee of the Cohen Parties ceases to be a member of the board of directors. It was agreed that if the Cohen Parties obtained the express written consent of a majority of the directors of Kaiser who are not designated by the Cohen Parties, then the provisions of (a) through (e) above would not apply.

     James O. Edwards. On November 6, 1998, Mr. Edwards entered into an agreement with Kaiser, pursuant to which the parties mutually agreed to terminate Mr. Edwards' employment agreement. The terms of that employment agreement are described in the following paragraph. In consideration of Mr. Edwards' agreeing to terminate his employment agreement, Kaiser paid him an aggregate amount of $850,000 in cash. Kaiser further agreed (i) to provide Mr. Edwards and his dependents with continued health, welfare, and life insurance benefits through April 30, 1999, (ii) to accelerate the vesting of certain options previously granted to Mr. Edwards pursuant to Kaiser's Stock Incentive Plan, (iii) consistent with the terms of his employment agreement, to award 200,000 shares of restricted common stock, which shares vest upon the earlier of November 6, 1999, or the merger, consolidation, sale of stock, or sale of substantially all of the assets of, Kaiser, and (iv) to forgive approximately $1,396,139 of indebtedness previously owed by Mr. Edwards to Kaiser. In addition, Mr. Edwards agreed to provide certain consulting services to Kaiser through January 31, 1999, for which he was compensated with approximately $98,559 of cash payments. Kaiser also agreed to reimburse Mr. Edwards for legal fees incurred by Mr. Edwards in connection with the negotiation of this agreement up to a maximum of $10,000. In exchange for the benefits received by Mr. Edwards which are described in this paragraph, Mr. Edwards agreed to terminate his employment agreement and execute a full general release as to Kaiser and its affiliated parties.

     Effective May 1, 1997, Kaiser entered into an employment agreement with Mr. Edwards for his services as Chairman and Chief Executive Officer of Kaiser through December 31, 1999. In addition to delineating Mr. Edwards' areas of responsibility and reporting line, the agreement provided for a base annual salary of $400,000 beginning on April 1, 1997, with $25,000 increases in each of the next two years; annual bonus compensation to be determined by the Compensation and Human Resources Committee of Kaiser's board of directors; severance payments as provided under Kaiser's Senior Executive Officers Severance Plan; eligibility under Kaiser's employee benefit plans; and a one-year noncompetition period following voluntary or "for cause" employment termination. The agreement also provided for the grant on December 31, 1998, of 200,000 shares of restricted stock under Kaiser's Stock Incentive Plan; 100,000 of these shares to vest on December 31, 1999, with the balance vesting on December 31, 2000. Vesting terms in the event of termination of Mr. Edwards' employment or his death also are outlined in the agreement. As part of his employment agreement, Mr. Edwards' indebtedness to Kaiser outstanding on May 1, 1997, was restructured.

     Keith M. Price. On April 27, 1999, Mr. Price entered into an agreement with Kaiser, pursuant to which the parties mutually agreed to terminate Mr. Price's employment agreement effective as of April 30, 1999. The terms of that employment agreement are described in the following two paragraphs. Consistent with the terms of his employment agreement and in consideration of Mr. Price's agreeing to terminate his employment agreement, Kaiser paid him an aggregate amount of $677,450 in cash. Kaiser further agreed (i) to provide Mr. Price and his dependents with continued health, welfare and life insurance benefits through April 30, 1999, (ii) to accelerate the vesting of certain options previously granted to Mr. Price pursuant to Kaiser's Stock Incentive Plan, (iii) to reimburse Mr. Price for certain costs and expenses in connection with Mr. Price's move from Washington, D.C. to Boise, Idaho, and (iv) to continue to provide directors and officers liability insurance coverage to Mr. Price for Mr. Price's tenure at Kaiser. In addition, Mr. Price agreed to provide certain consulting services to Kaiser through September 30, 2000, for which he will be compensated monthly at a rate of $200 per hour with a $10,000 per month minimum. Kaiser also agreed to reimburse Mr. Price for legal fees incurred by Mr. Price in connection with the negotiation of this agreement up to a maximum of $1,000. In exchange for the benefits received by Mr. Price which are described in this paragraph, Mr. Price agreed to terminate his employment agreement and execute a full general release as to Kaiser and its affiliated parties, and further agreed not to compete with Kaiser for a period commencing on April 30, 1999 and running through September 30, 2000.

     Effective August 5, 1998, Kaiser entered into an employment agreement with Mr. Price for his services as President and Chief Operating Officer of Kaiser through August 5, 1999. In addition to delineating Mr. Price's areas of responsibility and reporting line, the agreement provided for a base annual salary of $375,000; a signing bonus of $100,000, $50,000 of which was paid upon commencement of employment and $50,000 on January 1, 1999; annual bonus opportunity of not less than 50% of base annual salary; severance payments equal to the balance of base annual compensation for the one year contract term; eligibility under Kaiser's employee benefit plans, and a one-year, noncompetition period following termination of employment for any reason other than expiration of the contract. The agreement also provided for the grant of three-year options to purchase 150,000 shares of Kaiser's common stock, 50% of the options to vest on February 5, 1999 and 50% on August 4, 1999.

     Effective November 4, 1998, Mr. Price was promoted to Chief Executive Officer and Kaiser agreed to extend the term of Mr. Price's employment agreement to two years commencing as of the original August 5, 1998 commencement date and to grant Mr. Price three-year options to purchase an additional 50,000 shares of Kaiser's common stock, 50% of the options to vest on May 4, 1999 and 50% to vest on November 4, 1999, subject to his continued employment through such dates.

     Michael E. Tennenbaum. On March 13, 1998, Kaiser and Mr. Michael E. Tennenbaum signed an agreement pursuant to which Kaiser agreed to nominate, recommend, and solicit proxies for Mr. Tennenbaum's election as a director of Kaiser at the 1998 Annual Meeting of Shareholders for a three-year term expiring at the 2001 Annual Meeting of Shareholders, and until his successor is duly elected. Kaiser and Mr. Tennenbaum agreed that during the period from March 13, 1998, to the earlier of (i) March 13, 2003, or (ii) the day after the date Mr. Tennenbaum, Tennenbaum & Co., LLC, and their affiliates cease to be the beneficial owners of any of Kaiser's voting securities (the "Restricted Securities"), Mr. Tennenbaum and Tennenbaum & Co., LLC (the "Tennenbaum Parties") shall not acquire, directly or indirectly, any voting securities of Kaiser if, following such acquisition, the Tennenbaum Parties and their affiliates would, directly or indirectly, be the beneficial owners of more than 19.5% of the total combined voting power of all issued and outstanding securities of Kaiser. The agreement states that the limitation set forth in the immediately preceding sentence would not be violated if the Tennenbaum Parties and their affiliates become entitled to exercise voting power in excess of 19.5% as a result of any event or circumstance other than the acquisition by the Tennenbaum Parties or their affiliates of beneficial ownership of additional voting securities of Kaiser. Kaiser agreed not to take any action, including without limitation, any amendment to its Shareholder Rights Plan that would prevent the Tennenbaum Parties from acquiring additional securities within the limitations set forth above. The Tennenbaum Parties agreed that they (a) would not subject any Restricted Securities to any voting trust or voting agreement;
(b) would not recruit or engage in organizing persons not nominated by the board of directors to oppose the board of directors' nominated candidates in an election; (c) would not financially support a proxy contest for board of directors candidates to oppose the candidates nominated by the board of directors; (d) would not provide any material, non-public information gained in Mr. Tennenbaum's position as a director to opposing board candidates, except as required by law, and then only after giving notice to Kaiser; (e) would not join a partnership, limited partnership, syndicate, or other group or otherwise act in concert with others for the purpose of acquiring, holding, voting, or disposing of voting securities of Kaiser; and (f) would be present, in person or by proxy, or otherwise be deemed to be present (to the extent permitted by law), at meetings for which they were given notice for the purpose of determining the presence of a quorum as such meetings. The provisions of (a) through (f) above apply during the period during which Mr. Tennenbaum (or another affiliate of the Tennenbaum Parties) is a member of the board of directors, and for a period of 90 days thereafter. It was agreed that if the Tennenbaum Parties obtained the express written consent of a majority of the directors of Kaiser who are not designated by the Tennenbaum Parties, then the 19.5% ownership limitation and the provisions of (a) through (f) above would not apply. Finally, Kaiser agreed to reimburse the Tennenbaum Parties for reasonable and necessary documented out-of-pocket expenses incurred by them in connection with their proposals to the board of directors of Kaiser and the potential solicitation of proxies for the election of directors of Kaiser, which reimbursement was made in the amount of $16,307.

===============================================================================
                     PROPOSAL 2:  STOCK ISSUANCE PROPOSAL
===============================================================================

GENERAL

     Kaiser's shareholders are being asked to approve the issuance of shares of preferred stock and common stock. These shares of preferred stock will be convertible into Kaiser's common stock. Kaiser's common stock is listed on the New York Stock Exchange. Companies with stock listed on the New York Stock Exchange are required to seek shareholder approval if they want to issue additional shares of the listed stock in an amount that is more than 20% of the total number of shares of that stock outstanding. Accordingly, Kaiser is required to seek shareholder approval of the issuance of the preferred stock and the common stock because the preferred stock will be convertible into more than 20% of Kaiser's outstanding common stock and the common stock and the preferred stock will be issued in the same transaction. Kaiser wants to issue these shares of preferred stock and common stock in order to exchange them for outstanding debt securities of Kaiser, as described below.

     Shareholder approval of this Stock Issuance Proposal is a condition to consummation of the exchange offer. Even if this proposal is approved by shareholders, the board of directors reserves the authority to abandon the exchange offer if it determines, in its discretion, that the exchange offer is not in the best interests of Kaiser or its shareholders.

     The authorized capital stock of Kaiser consists of 90,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. As of September 9, 1999, there were 23,822,657 shares of common stock and no shares of preferred stock outstanding. A vote for approval of the Stock Issuance Proposal also constitutes a vote for approval of an increase in the number of authorized shares of preferred stock of Kaiser from 2,000,000 to 3,100,000. Since 500,000 shares of preferred stock are reserved for issuance under Kaiser's Shareholder Rights Plan, only 1,500,000 shares of preferred stock are available for issuance, necessitating this 1,100,000 increase in the number of authorized shares of preferred stock. In order to implement this increase, Section 4.01(B) of Kaiser's certificate of incorporation will be amended by changing the number of authorized shares of preferred stock from 2,000,000 to 3,100,000.

     If the exchange offer is completed, current holders of Kaiser's common stock will experience substantial dilution upon the conversion of the preferred stock into Kaiser's common stock. See "Reduction in Voting Power if Exchange Offer is Consummated and Additional Common Stock is Issued" below.

TERMS OF THE PREFERRED STOCK

     General. We are offering 2,600,000 shares of redeemable convertible preferred stock in the exchange offer.

     Liquidation Preference. The preferred stock will have an aggregate base liquidation preference of $65 million, or $25 per share, plus accrued interest on the 12% Senior Subordinated Notes due 2003 from July 1, 1999 through the date of the closing of the exchange offer. The liquidation preference will increase at the end of each calendar quarter during 2000 and 2001 at the rate of 6.25% per annum. The liquidation preference will be fixed after December 31, 2001. This means that, if Kaiser is liquidated, dissolved or wound up, each holder of a share of preferred stock will be entitled to be paid the per share liquidation preference. Holders of preferred stock will not be entitled to any further payment.

     If the assets remaining after distribution to holders of debt and other obligations are insufficient to pay all of the holders of preferred stock, any remaining assets will be distributed on a proportionate basis to the holders of preferred stock. In a liquidation, holders of preferred stock must be paid before any holders of Kaiser's common stock and other junior securities receive any payments for their shares.

     Rank. The preferred stock will rank ahead of Kaiser's common stock. It is not expected that there will be other classes of preferred stock immediately after the recapitalization. The Kaiser board of directors could at any time after the recapitalization authorize the issuance of preferred stock that ranks equal with the preferred stock. However, it may not authorize the issuance of preferred stock that ranks senior to the preferred stock or the issuance of some types of additional debt without the consent of holders of two-thirds of the preferred stock or the unanimous consent of the directors elected by holders of the preferred stock.

     Dividends. Cumulative dividends on the preferred stock will be payable in cash on a quarterly basis at a rate per year equal to 3.75% of the liquidation preference per share through December 31, 2000 and 5.75% from January 1, 2001 through December 31, 2001. The dividend rate on the preferred stock will increase to 12% after December 31, 2001.

     If we fail for any reason to pay a dividend in cash in any quarter and if we fail to pay the delinquent dividend and the current dividend in the following quarter, holders of the preferred stock will have the right to appoint two additional directors for the two dividends missed and one additional director if any future dividend payment is missed, up to a maximum of three additional directors. The size of our board of directors will be expanded accordingly. Unpaid dividends will accumulate as additional dividends at 12% per year, which amount will be added to the liquidation preference.

     Conversion. The preferred stock will be convertible into our common stock at the option of the holder at any time on or after December 31, 2001. The number of shares of common stock into which each share of preferred stock will be converted will be determined by reference to the average closing price of our common stock for the 20 consecutive trading days preceding the conversion election.

     Redemption. We will have the option to redeem the preferred stock, in whole or in part, following the consummation of the exchange offer at:

     .  92% of the liquidation preference until December 31, 1999,

     . 91% of the liquidation preference from January 1, 2000 through March 31, 2000,

     . 89% of the liquidation preference from April 1, 2000 through June 30, 2000,

     . 88% of the liquidation preference from July 1, 2000 through September 30, 2000,

     . 86% of the liquidation preference from October 1, 2000 through December 31, 2000,

     . 85% of the liquidation preference from January 1, 2001 through March 31, 2001,

     . 84% of the liquidation preference from April 1, 2001 through June 30, 2001,

     . 85% of the liquidation preference from July 1, 2001 through September 30, 2001,

     . 83% of the liquidation preference from October 1, 2001 through December 31, 2001, and

     .  100% of the liquidation preference after December 31, 2001,

plus in each case accumulated and unpaid dividends.

     If we fail to redeem the preferred stock on or before December 31, 2004, the preferred stock will become immediately convertible into a number of shares of common stock determined by reference to $.01 per share, the holders of the preferred stock will be entitled to appoint two additional directors, and the dividend rate will immediately increase to 14%.

     Change of Control Offer. We must offer to repurchase the preferred stock at 101% of the liquidation preference plus accumulated and unpaid dividends in connection with a change of control of Kaiser. If we fail to make the offer, the preferred stock will become immediately convertible into a number of shares of common stock determined by reference to $.01 per share, the holders of the preferred stock will be entitled to appoint two additional directors, and the dividend rate will immediately increase to 14%.

     Voting Rights. The holders of the preferred stock generally will be entitled to vote with holders of the common stock on all matters submitted to a vote of our shareholders. However, holders of preferred stock will have special voting rights as a class for the election of directors and special voting rights regarding mergers and liquidations in which they do not receive the liquidation preference. Each share of preferred stock will be entitled to one-fourth of a vote for each preferred share until the time it is convertible, at which point holders will be entitled to the number of votes corresponding to the number of shares into which the preferred stock may be converted. Prior to conversion and assuming the proposed reverse split of the common stock is implemented as described in proposal 3 below, the preferred stock will represent approximately 12% of the total voting power of the common and preferred stock. If Kaiser or any of its affiliates holds any preferred stock, they will not be entitled to vote that preferred stock on these matters. The terms of the preferred stock may only be amended with a two-thirds affirmative vote of the holders of preferred stock.

     If the shareholders of Kaiser do not approve the Shareholder Democracy Proposal described below in proposal 4, Kaiser intends to include that proposal on the agenda for the 2000 Annual Meeting of Shareholders. Under the terms of the preferred stock to be issued pursuant to the exchange offer, the holders of preferred stock will be entitled to vote on that proposal at the 2000 Annual Meeting that number of shares of common stock into which the preferred stock is convertible, as if the preferred stock had been converted. See "Proposal 4: Shareholder Democracy Proposal."

     Protective Provisions. Kaiser may not issue senior preferred stock or some types of additional indebtedness without the consent of holders of two-thirds of the preferred stock or the unanimous consent of the directors elected by the preferred stock.


DESCRIPTION OF COMMON STOCK

Common Stock

     Each share of common stock has one vote per share on all matters submitted to a vote of shareholders. Kaiser's certificate of incorporation provides that no action may be taken by the holders of shares of common stock by written consent in lieu of holding a meeting of shareholders.

     Kaiser has never paid cash dividends on its common stock. The board of directors anticipates that for the foreseeable future no cash dividends will be paid on its common stock and that Kaiser's earnings will be retained for use in the business. The board of directors determines Kaiser's common stock dividend policy based on Kaiser's results of operations, payment of dividends on preferred stock, if any is outstanding, financial condition, capital requirements, and other circumstances. Kaiser's debt agreements currently do not permit dividends to be paid on its common stock.

     Holders of common stock have no preemptive or other rights to subscribe for additional shares of capital stock. Upon liquidation, dissolution, or winding up of Kaiser, each share of common stock will share equally in assets legally available for distribution to shareholders.

     The transfer agent and registrar for the common stock is First Chicago Trust Company of New York, c/o Equiserve, P. O. Box 2500, Jersey City, New Jersey 07303-2500. The shareholder relations telephone number at First Chicago is (201) 324-0498, and the First Chicago Web site address is
http://www.equiserve.com.
-------------------------

     Since September 14, 1993, the common stock has been traded on the New York Stock Exchange under the symbol "ICF." From December 14, 1989, to September 13, 1993, the common stock was traded on the Nasdaq National Market. The number of holders of record of Kaiser's common stock was approximately 1,500 as of September 9, 1999. On September 9, 1999, the closing price per share of Kaiser's common stock on the NYSE was $0.43.

Senior Debt Warrants Issued in 1996

     A total of 105,000 Senior Debt Warrants were issued by Kaiser under a warrant agreement dated as of December 23, 1996, between Kaiser and The Bank of New York, a New York banking corporation, as warrant agent. Each 1996 Warrant entitles the holder to acquire one share of common stock of Kaiser, upon payment of the exercise price of $2.30, subject to adjustment as described below. All outstanding 1996 Warrants terminate and become void on December 31, 1999. The 1996 Warrants are subject to the terms contained in the 1996 Warrant Agreement; capitalized terms that are not otherwise defined below are used as defined in the 1996 Warrant Agreement. The common stock issuable upon exercise of the 1996 Warrants has been registered with the Securities and Exchange Commission and listed on the New York Stock Exchange.

     Non-Surviving Combination. If Kaiser proposes to enter into a transaction that would constitute a Non-Surviving Combination if consummated, Kaiser must give written notice to the holders promptly after an agreement is reached with respect to the Non-Surviving Combination but in no event less than 30 days prior to the consummation. As used herein, a "Non-Surviving Combination" means any merger, consolidation, or other business combination by Kaiser with one or more persons other than a wholly owned subsidiary of Kaiser in which Kaiser is not the survivor, or a sale of all or substantially all of the assets of Kaiser to one or more of the other persons, if, in connection with any of the foregoing, consideration other than consideration which includes common stock or securities convertible into, or exercisable or exchangeable for, common stock or rights or options to acquire common stock or other securities is distributed to holders of common stock in exchange for all or substantially all of their equity interest in Kaiser.

     In a Non-Surviving Combination, the surviving entity will be obligated to distribute or pay to each holder of the 1996 Warrants, upon payment of the purchase price prior to the expiration date, the number of shares of stock or other securities or other property, including any cash, of the survivor that would have been distributable or payable on account of the common stock if the holder's 1996 Warrants had been exercised immediately prior to the Non-Surviving Combination or, if applicable, the record date. Following the consummation of a Non-Surviving Combination, the 1996 Warrants will represent only the right to receive these shares of stock or other property from the survivor upon payment of the purchase price prior to the expiration date.

     No transaction is presently in progress or under negotiation that would constitute a Non-Surviving Combination.

     Adjustment. The number of shares of common stock issuable upon the exercise of each 1996 Warrant and the purchase price are subject to adjustment in some circumstances, including:

     . a dividend or distribution on Kaiser's common stock in shares of its common stock or a combination, subdivision, reorganization, or reclassification of common stock,

     . the issuance of shares of common stock for a consideration per share less than the market price per share at the time of issuance,

     . the issuance of rights, warrants, or options for the purchase of common stock or for the purchase of securities convertible into or exchangeable for common stock where the aggregate amount of consideration, taking into account the consideration received for the issuance of the right, warrant, or option plus any consideration to be received upon the exercise and including, in the case of a right, warrant, or option to purchase a convertible or exchangeable security, any consideration to be received upon the eventual conversion or exchange of the security for common stock per share of common stock received or receivable by Kaiser, is less than the market price per share at the time of issuance of the right, warrant, or option,

     . the issuance of any securities convertible into or exchangeable for common stock where the aggregate amount of consideration taking into account the consideration received for the issuance of the convertible or exchangeable security and the consideration to be received upon the conversion or exchange per share of common stock received or receivable by Kaiser is less than the market price per share of common stock on the date of issuance of the convertible or exchangeable security, and

     . a dividend or distribution on Kaiser's common stock of cash, evidences of its indebtedness, other securities, or other properties or assets other than any cash dividend which, when aggregated with all other cash dividends paid in the year prior to the declaration of the cash dividend, does not exceed 10% of the market price per share of common stock on the date of this declaration.

If the terms of any of Kaiser's outstanding rights, warrants, or options for the purchase of common stock or securities convertible into or exchangeable for common stock change, in each case where the issuance caused an adjustment in the terms of the 1996 Warrants, including by way of expiration of the securities but excluding by way of antidilution provisions triggering an adjustment of the terms upon the occurrence of an event that would cause an adjustment of the terms of the 1996 Warrant, then the purchase price and the number of shares of common stock issuable upon the exercise of each 1996 Warrant shall be readjusted to take account of the change. Notwithstanding the foregoing, no adjustment in the purchase price or the number of shares of common stock issuable upon exercise of 1996 Warrants will be required:

     . until cumulative adjustments would result in an adjustment of at least one percent in the purchase price,

     . for the granting, in a transaction which would otherwise trigger an adjustment, of any rights, warrants, or options or the issuance of any common stock to officers, directors, or employees of, or consultants or advisors to, Kaiser where the issuances are registered with the Securities and Exchange Commission on Form S-8 and do not, in the aggregate exceed five percent of the number of shares of common stock outstanding assuming the exercise of the options so granted and all rights, warrants, options, and convertible securities then outstanding, or

     . the issuance of common stock pursuant to any dividend reinvestment plan where the purchase price of common stock is no less than 95% of the market price on the date of issuance.

Shareholder Rights Plan

     On January 13, 1992, the board of directors of Kaiser declared a dividend distribution to shareholders of record at the close of business on January 31, 1992 of one right for each outstanding share of common stock.

     Each right entitles the registered holder of common stock to purchase from Kaiser a unit consisting of one preferred stock unit (1/100th of a share of Series 4 Junior Preferred Stock) at a purchase price of $50.00 per preferred stock unit, subject to adjustment. The rights also are subject to antidilution adjustments. The description of the rights is set forth in a rights agreement between Kaiser and the rights agent. The rights agent is First Chicago Trust Company of New York.

     A distribution date for the rights will occur upon the earlier of:

     . 10 business days following a "Stock Acquisition Date," which is the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock or

     . 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group becoming an acquiring person.

On July 2, 1999, the Board of Directors amended the definition of acquiring person within the rights agreement so that it now means any person or group of affiliated or associated persons that has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Kaiser's common stock other than as a result of a "Permitted Offer." Following a further amendment by the board of directors on September 15, 1999, the rights agreement defines a "Permitted Offer" as:

     . a tender or exchange offer which is for all outstanding common stock and on terms determined to be adequate and in the best interests of Kaiser and its stockholders by at least a majority of the board of directors who are not officers or employees of Kaiser and who are not acquiring persons or affiliates, associates, nominees or representatives of an acquiring person,

     . a cash tender offer for all outstanding common stock after July 31, 2000, and

     . the offer and acquisition of the common stock and preferred stock, including the underlying common stock, issuable in exchange for the 12% Senior Subordinated Notes due 2003 as described in this proxy statement.

The rights are not exercisable until the distribution date and will expire at the close of business on January 13, 2002, unless earlier redeemed by Kaiser as described below.

     Until the distribution date:

     . the rights will be evidenced by the common stock certificates and will be transferred with and only with these certificates and

     . the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by the certificate.

     In the event that, at any time following the distribution date, a person becomes an acquiring person, then each holder of a right other than the acquiring person will have the right to receive:

     . upon exercise and payment of the purchase price, common stock or, in some circumstances, cash, property or other securities of Kaiser having a value equal to two times the purchase price of the right, or

     . at the discretion of the board of directors, upon exercise and without payment of the purchase price, common stock or, in some circumstances, cash, property or other securities of Kaiser having a value equal to the purchase price of the right.

     In the event that, at any time following the Stock Acquisition Date:

     . Kaiser is acquired in a merger or other business combination transaction in which Kaiser is not the surviving corporation,

     . Kaiser is the surviving corporation in a merger with any person, as defined in the rights agreement, and its common stock is changed into or exchanged for stock or other securities of any other person or cash or any other property, or

     .  50% or more of Kaiser's assets or earning power is sold or transferred,

each holder of a right, except rights held by an acquiring person or which previously have been exercised as set forth above shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right. The events set forth in this paragraph and in the immediately preceding paragraph are referred to as the "Triggering Events."

     As noted above, following the occurrence of any of the events described above, all rights that are, or under some circumstances specified in the rights agreement were, beneficially owned by any acquiring person will be null and void.

     The purchase price payable, and the number of preferred stock units or other securities or property issuable upon exercise of the rights, are subject to amendment from time to time to prevent dilution:

     . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series 4 Preferred Stock,

     . if holders of the Series 4 Preferred Stock are granted rights or warrants to subscribe for Series 4 Preferred Stock or convertible securities at less than the current market price of the Series 4 Preferred Stock, or

     . upon the distribution to holders of the Series 4 Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants other than those referred to above.

     With exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least one percent of the purchase price. In addition, to the extent that Kaiser does not have sufficient shares of common stock issuable upon exercise of the rights following the occurrence of a Triggering Event, Kaiser may, under some circumstances, reduce the purchase price. No fractional preferred stock units will be issued and an adjustment in cash will be made.

     In general, Kaiser may redeem the rights in whole, but not in part, at a price of $0.01 per right payable in cash, common stock or other consideration deemed appropriate by the board of directors, at any time until 10 business days following the Stock Acquisition Date. After the redemption period has expired, Kaiser's right of redemption may be reinstated if an acquiring person reduces its beneficial ownership to less than 10% of the outstanding shares of common stock in a transaction or series of transactions not involving Kaiser and there are no other acquiring persons. Immediately upon the action of the board of directors ordering redemption of the rights, and without any notice to the holder of these rights prior to the redemption, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

     Until a right is exercised, the holder will have no rights as a shareholder of Kaiser, including, without limitation, the right to vote or to receive dividends.

     Other than those provisions relating to the principal economic terms of the rights, except with respect to increasing the purchase price under some circumstances described in the rights agreement, any of the provisions of the rights agreement may be amended by the board of directors of Kaiser prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by the board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or to shorten or lengthen any time period under the rights agreement. However, no amendment to adjust the time period governing redemption shall be made when the rights are not redeemable.

     One right will be distributed to shareholders of Kaiser for each share of common stock owned of record by them at the close of business on the record date. Until the distribution date, Kaiser will issue a right with each share of common stock so that all shares of common stock will have attached rights.

     The rights may be deemed to have anti-takeover effects. The rights generally may cause substantial dilution to a person or group that attempts to acquire Kaiser under circumstances not approved by the board of directors of Kaiser. The rights should not interfere with any merger or other business combination approved by the board of directors of Kaiser since the board of directors may, at its option, at any time prior to the close of business on the earlier of:

     .  the tenth business day following the Stock Acquisition Date or

     .  January 13, 2002,

redeem all but not less than all of the then outstanding rights at $0.01 per right.

Provisions Affecting Changes of Control and Extraordinary Transactions

     In addition to the shareholder rights plan, some provisions of Kaiser's certificate of incorporation and bylaws and other agreements could have the effect of delaying, deferring, or preventing a change in control of Kaiser or other extraordinary corporate transaction. The Shareholder Democracy Proposal discussed in this proxy statement, if approved by shareholders, would modify many of these provisions.

     Kaiser's certificate of incorporation and bylaws provide for classification of the board of directors into three classes, as nearly equal in number as possible, with one class of directors being elected each year for three-year terms. Under Delaware law, members of a classified board may be removed only for cause. Thus, at least two years would be required to effect a change of control in the board of directors, unless a shareholder had sufficient voting power to amend or repeal the certificate of incorporation and bylaw provisions relating to classification of the board of directors.

     In addition, the certificate of incorporation imposes supermajority voting requirements for some corporate transactions that apply if a majority of the board of directors has not served in the positions for at least 12 months.

Under those circumstances, the approval of two-thirds of the voting power of Kaiser's capital stock would be required in order for Kaiser to:

     . merge with or consolidate into any other entity, other than a subsidiary of Kaiser,

     . sell, lease or assign all or substantially all of the assets or properties of Kaiser, or

     .  amend the voting provisions of the certificate of incorporation.

Other certificate of incorporation provisions of the type referred to above include:

     . the denial of the right of holders of common stock to take action by written consent in lieu of a shareholders' meeting and

     . the ability of the board of directors to determine the rights and preferences, including voting rights, of Kaiser's authorized but unissued preferred stock, and then to issue this stock.

Relevant bylaw provisions include those that:

     .  require advance nomination of directors,

     . require advance notice of business to be conducted at shareholders' meetings, and

     . provide that shareholders owning at least 50% of the voting power of the capital stock are required to call a special meeting of shareholders.

     With the exception of the provision that authorizes the board of directors to fix the terms of and issue authorized but unissued shares of preferred stock, the approval of the holders of at least two-thirds of the voting power of Kaiser's capital stock is required to amend, alter, or repeal, or to adopt provisions inconsistent with, the certificate of incorporation and bylaw provisions described above, regardless of whether a majority of the members of the board of directors has served in such positions for more than 12 months at the time of the action.

Delaware Takeover Statute

     Section 203 of the Delaware General Corporation Law applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by such a corporation and certain of its shareholders. The Delaware takeover statute provides, in essence, that an "Interested Stockholder" acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute, but less than 85% of the shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder, unless:

     . prior to the date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or

     . the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Delaware takeover statute defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, some asset sales, some issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder, or transactions in which the Interested Stockholder receives some other benefits.

DESCRIPTION OF THE RECAPITALIZATION, INCLUDING THE EXCHANGE OFFER

Overview and Background of the Recapitalization

     Kaiser suffered losses of $100.5 million during 1998, largely as a result of significant cost overruns on fixed price contracts to construct four nitric acid plants. During the second half of 1998, Kaiser's board of directors formed a special committee of members of the board to consider strategic alternatives for Kaiser. The special committee engaged a financial advisor and, with its assistance, evaluated various opportunities available to Kaiser, including the sale of one or more of Kaiser's operating groups. As a result of that process, Kaiser sold its Environmental Facilities Management (EFM) and Consulting Groups during 1999.

     Because of the cash drain and continuing obligations associated with Kaiser's nitric acid plants and other losses, the sales of the EFM and Consulting Groups are not enough to restore Kaiser's financial condition. Kaiser has lost the earning power associated with the sold operating groups and continues to have significant outstanding debt, principally $125 million of its 12% Senior Subordinated Notes due 2003, or the old notes.

     The amount of cash flow currently available from our remaining operations is insufficient to service the interest expense associated with our existing debt obligations. We are also significantly more leveraged than our competitors. Especially in the recent past, this has sometimes impaired our ability to win new business. Additionally, our current financial position has impaired and could in the future impair our ability to retain key personnel. A realignment of our capital structure through the recapitalization will substantially reduce our level of debt and associated interest expense, and we believe we will be better able to service remaining obligations after the recapitalization. We also believe the recapitalization will enhance our ability to win new business and retain and attract key employees. The completion of the recapitalization is a condition to our securing a new credit facility, which is necessary to support short-term liquidity needs and letters of credit.

     The board of directors considered several alternative means of stabilizing Kaiser's financial condition. Among the alternatives considered was the use of the proceeds from the Consulting Group sale in an acquisition of a related business or simply reinvesting the proceeds from the Consulting Group sale into Kaiser's existing business activities. In considering these alternatives, the board of directors met several times, reviewed the recommendations of its financial, legal and other professional advisors, as well as the information provided by management, and closely analyzed the information available to it. The board of directors ultimately determined that the recapitalization described in this proxy statement represents the most advisable approach to significantly improving Kaiser's financial position and future business prospects. As a result of the process of negotiating the terms of the recapitalization, Kaiser will purchase for cash all of its outstanding 12% Senior Notes due 2003 on or about October 1, 1999. The purchase price to be paid by Kaiser for the $15 million outstanding principal amount of these notes is expected to be $13.2 million plus accrued interest from June 30, 1999.

     As described in more detail below, the board of directors has approved a recapitalization that consists of an exchange offer, an asset sale offer and amendments to the indenture governing the old notes. If this recapitalization is not consummated, Kaiser may continue to negotiate with the holders of the old notes for a recapitalization, Kaiser may invest the proceeds in a related business investment or Kaiser may seek implementation of the recapitalization through a so-called "prepackaged" plan of reorganization. See "Possible Prepackaged Plan of Reorganization." If Kaiser were to seek confirmation of the recapitalization in a bankruptcy proceeding, no assurance can be given that the recapitalization would meet the requirements for confirmation under the U.S. Bankruptcy Code even if the requisite consents are received and the old notes subject to the consents are voted to accept the recapitalization.

     Management and the board of directors believe that the issuance of shares of preferred stock and common stock described in this Stock Issuance Proposal is necessary to preserve the value inherent in Kaiser. If the Share Issuance Proposal is approved and the exchange offer is consummated, shareholders will experience substantial dilution of their percentage interests in Kaiser upon the conversion of the preferred stock into Kaiser's common stock, when combined with the issuance of Kaiser's common stock in the exchange offer. Holders of old notes will also experience a substantial reduction of their current interest as a result of the exchange offer. Of course, there can be no assurance that holders of Kaiser's old notes will accept the proposed exchange offer even if the Stock Issuance Proposal is approved by shareholders. As described in the following pages, the exchange offer is subject to a number of conditions, including acceptance of the offer by the holders of 95% in principal amount of the old notes. Kaiser's management and the board of directors are convinced that, unless the Stock Issuance Proposal is approved by shareholders and the exchange offer is accepted by holders of the old notes, Kaiser will continue to face formidable financial obstacles to stability and future growth.

    You are urged to closely review and consider the information set forth below before making a decision as to how to cast your vote on this Stock Issuance Proposal.

The Recapitalization

     Overview. Kaiser's recapitalization will be completed in a series of simultaneous transactions, each of which is dependent upon consummation of the others. Assuming the conditions of the exchange offer are met:

     . Kaiser will purchase at least $35 million principal amount of tendered old notes at par in an asset sale offer;

     .  for the remaining tendered old notes, Kaiser will exchange:

        . preferred stock with a liquidation preference of $65 million plus accrued interest on the old notes from July 1, 1999 through the date of the closing of the recapitalization;

        . 882,000 shares of common stock, representing approximately 15% of Kaiser's common stock after giving effect to the proposed reverse stock split; and

        . up to $25 million principal amount of 15% Senior Notes due 2002, or the new notes;

     . holders of a majority of the outstanding old notes will consent to the amendment of the indenture governing the old notes; and

     .  Kaiser will enter into a new credit facility.

     The terms of the recapitalization are the product of negotiations with an unofficial committee of holders of old notes owning in excess of 80% of the aggregate principal amount of old notes.

     Asset Sale Offer. In general terms, Kaiser's indenture governing its outstanding old notes requires it to use proceeds from asset sales to reduce senior indebtedness or reinvest in Kaiser's business or make an asset sale offer to purchase the old notes at par, on a pro rata basis. As a result of the sale of the Consulting Group, we have approximately $35 million of available cash to fund an asset sale offer to holders of Kaiser's old notes.

     Exchange Offer. Kaiser is offering preferred stock, common stock and new notes in exchange for all remaining tendered old notes not purchased in the asset sale offer. Kaiser's acceptance of old notes tendered in the exchange offer is conditioned on, among other things, holders of at least 95% of the principal amount of old notes accepting the exchange offer and Kaiser's obtaining a new credit facility. In order to participate in the exchange offer, a holder of old notes must tender all of the old notes beneficially owned by the holder.

     Consent Solicitation. Simultaneously with the exchange offer Kaiser is seeking a consent from the holders of Kaiser's old notes to remove substantially all restrictive covenants and some events of default from the indenture governing the old notes. In addition, Kaiser is requesting holders of the old notes to deliver an instruction to the trustee not to interfere with Kaiser's recapitalization. A holder of old notes does not need to consent to the proposed amendments in order to tender its old notes in the exchange offer.

     New Credit Facility. Kaiser is in preliminary discussions with potential lenders with respect to a new credit facility. The closing of any new credit facility is conditioned on the successful completion of the recapitalization, and obtaining a new credit facility is a condition of completing the exchange offer. Kaiser anticipates that any new credit facility will provide for revolving credit availability and the issuance of letters of credit. Kaiser expects the availability of credit under the new credit facility will be a function of a borrowing base determined with reference to eligible receivables. Kaiser further anticipates that borrowings under the new credit facility will be secured by substantially all of its assets.

     Kaiser does not expect to have available a new revolving credit facility until the completion of the recapitalization. Until that time, Kaiser will cash collateralize any letters of credit of the type often required to support contract performance obligations and Kaiser will utilize other available cash for working capital purposes.

The Exchange Offer

     Kaiser is offering to exchange 2,600,000 shares of preferred stock with a liquidation preference of $65 million plus accrued interest on the old notes from July 1, 1999 through the date of the closing of the recapitalization, 882,000 shares of common stock, representing approximately 15% of Kaiser's common stock after giving effect to the proposed reverse stock split, and up to $25 million aggregate principal amount of new notes, for all old notes that are outstanding after the asset sale offer and are properly tendered at or prior to the expiration date.

     Subject to satisfaction of the conditions of the exchange offer, Kaiser anticipates that it will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the exchange expiration date. Kaiser may extend the exchange expiration date and accept all old notes tendered for exchange or amend the terms of the exchange offer and any amendment will apply to the old notes tendered pursuant to the exchange offer.

Exchange Expiration Date; Extensions; Waiver; Termination; Amendments

     The exchange expiration date is expected to be on or about October 29, 1999 at 5:00 p.m., New York City time, unless Kaiser, in its sole discretion, extends the exchange offer, in which case the exchange expiration date will be the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, Kaiser will notify the exchange/solicitation/paying agent of any extension by oral followed by written notice and will make a public announcement. In either case it will do so prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled exchange expiration date.

     Kaiser reserves the right, in its sole discretion:

     .  to delay accepting any old notes,

     . to extend the expiration date and accept any old notes previously tendered,

     . to waive any condition to the exchange offer and accept any old notes tendered for exchange,

     . to terminate the exchange offer, whether or not any of the conditions set forth below under "Conditions of the Exchange Offer" shall have been satisfied, and

     . to amend the terms of the exchange offer in any manner by giving oral or written notice of this delay, extension, termination or modification to the exchange/solicitation/paying agent. Any amendment will apply to old notes tendered.

If the exchange offer is amended in a manner determined by Kaiser to constitute a material change, Kaiser will promptly disclose these amendments by means of a public announcement or a supplement to this proxy statement that will be distributed to the registered holders of the old notes.

Conditions of the Exchange Offer

     The exchange offer is subject to the following conditions:

     .  the minimum 95% tender condition must be met;

     . holders of a majority of the old notes consent to the proposed amendments to the indenture governing the old notes;

     .  Kaiser has obtained a new credit facility;

     . Kaiser's shareholders have approved the issuance of the shares of preferred stock and common stock being offered as part of the exchange offer;

     . no legal action or proceeding has been instituted or threatened with respect to the exchange offer or the consent solicitation, or which, in the sole judgment of Kaiser, may materially adversely affect the business, operations or financial condition of Kaiser;

     .  there has not occurred

        . any material adverse development in any existing action or proceeding of any nature;

        . any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange,

        . a declaration of a banking moratorium by United States authorities or any governmental agency in the United States,

        . the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or

        . a material adverse change in general economic, political or financial conditions, if the effect of any economic, political or financial conditions on the financial markets of the United States, in the sole judgment of Kaiser, shall make it impracticable to consummate the exchange offer;

     . there has not occurred any change, or development involving a prospective change, in or affecting the business or financial affairs of Kaiser which, in the sole judgment of Kaiser, would materially impair the contemplated benefits of the asset sale offer, the exchange offer or the consent solicitation to Kaiser;

     . no statute, rule or regulation has been proposed or enacted, or any action has been taken by any governmental authority, which, in the sole judgment of Kaiser, would or might prohibit, restrict or delay consummation of the exchange offer as presently proposed or materially impair the contemplated benefits of the asset sale offer, the exchange offer or the consent solicitation to Kaiser; and

     . there does not exist, in the sole judgment of Kaiser, any other actual or threatened legal impediment to the acquisition of the old notes in the asset sale offer, or the issuance of the preferred stock, common stock and new notes in the exchange offer.

     At any time, Kaiser can waive any condition to the exchange offer and accept all old notes tendered for exchange pursuant to the exchange offer.

Accounting Treatment

     Kaiser expects that the recapitalization will be accounted for as a troubled debt restructuring pursuant to Statement of Financial Accounting Standard No. 15 - Accounting by Debtors and Creditors for Troubled Debt Restructurings. The following accounting description is based on the assumption that the preferred stock to be issued in the exchange offer will have a valuation of $65 million. In the event that the actual valuation of the preferred stock, once completed, is significantly different, the accounting treatment afforded to the recapitalization could be different.

     .  The face value of the old notes is $125 million.

     . The carrying amount of the old notes on the financial statements represents the face value of the old notes adjusted for the unamortized original issue discount and the unamortized debt issuance costs of the old notes.

     . The old notes will, in part, be purchased at face value for at least $35 million in cash and, in part, exchanged for preferred stock with a liquidation preference of $65 million plus the amount of accrued interest on the old notes from July 1, 1999 through the date of the closing of the recapitalization, 4,207,140 shares of common stock (882,000 shares after a proposed reverse stock split in the ratio of 1-to-4.77), and up to $25 million principal amount of new notes.

     . The new notes will be exchanged for the remaining carrying value of the old notes. The difference between the remaining carrying value of the old notes and the face value of the new notes will be recognized as an addition to interest expense over the term of the new notes. The subsequent interest charges will be computed using an effective interest rate which equates the remaining carrying value of the old notes to the present value of the future principle and interest payments of the new notes.

     . The excess of the total value of the preferred stock and the common stockcover their $.01 per share par values will be credited to paid in capital, net of any issuance costs.

     . The carrying value of any remaining original issue discount on the old notes will reduce the carrying value of the remaining old notes.

     . The carrying value of any remaining costs originally incurred to issue the old notes will reduce the carrying value of the remaining old notes.

     . The amount of any costs incurred to complete the restructuring of the old notes will be expensed.

The following table summarizes the accounting for this transaction (dollars in thousands):

Face value of old notes                                                                         $125,000

Less:
  Unamortized original issue costs                                                                (1,987)
  Unamortized fees                                                                                (2,133)
                                                                                                --------
  Carrying value of the old notes prior to the exchange of cash and stock                        120,880

  Cash payment                                                                                   (35,000)
  Assumed valuation of preferred stock issued                                                    (65,000)
  Assumed market value of common stock issued                                                     (1,977)
                                                                                                --------

Remaining carrying value of the old notes to be exchanged for up to $25 million of new notes    $ 18,903
                                                                                                ========

Federal Tax Consequences to Kaiser

     The principal amount of Kaiser's aggregate outstanding indebtedness will be reduced upon the recapitalization. Generally, the cancellation or other discharge of indebtedness triggers ordinary income to a debtor unless payment of the liability would have given rise to a deduction. The amount of such discharge of indebtedness income generally will be equal to the excess of the adjusted issue price, as defined in Treasury Regulation Section 1.1275-1(b), of the indebtedness discharged over the aggregate value of cash and other property, including the preferred stock, common stock and new notes, transferred in satisfaction of the indebtedness.

     However, Kaiser may not realize taxable income from discharge of indebtedness if the discharge of indebtedness occurs while Kaiser is "insolvent," as defined in Section 108(d)(3) of the Internal Revenue Code of 1986, or if the discharge occurs while Kaiser is under the jurisdiction of a court in a bankruptcy proceeding under title 11 of the United States Code and the discharge of indebtedness is granted by the court or is pursuant to a plan approved by the court. If the discharge occurs while Kaiser is insolvent, to the extent that the amount of the discharge of indebtedness does not exceed the amount by which Kaiser is insolvent, certain tax attributes, including net operating losses, otherwise available to Kaiser will be reduced, generally by the amount that would otherwise be included as ordinary income. These attribute reductions will generally have the effect of increasing Kaiser's federal income tax liability in subsequent taxable years. The extent, if any, to which Kaiser is insolvent is determined for this purpose immediately before the discharge of indebtedness.

     If the discharge occurs while Kaiser is in a title 11 case, the entire amount of the discharge (which would otherwise be included as ordinary income) will be applied to reduce tax attributes, including net operating losses, that would be otherwise be available to Kaiser. These attribute reductions will generally have the effect of increasing Kaiser's federal income tax liability in subsequent taxable years.

Fees and Expenses

     All expenses incident to Kaiser's consummation of the exchange offer will be borne by Kaiser. Kaiser expects such expenses will total approximately $3.7 million.

Reduction in Voting Power if Exchange Offer is Consummated and Additional Common Stock is Issued

     Current holders of common stock may experience a substantial reduction in their aggregate voting power if the exchange offer is consummated and the preferred stock is converted into Kaiser's common stock. Kaiser anticipates that approximately 2,600,000 shares of preferred stock and 882,000 shares of common stock, representing approximately 15% of Kaiser's common stock after giving effect to the proposed reverse stock split, will be issued as part of the exchange offer. Based upon the average closing price of Kaiser's common stock for the twenty consecutive trading days ending on September 9, 1999 of $.43 a share, these shares will represent greater than 85% of the total voting power of the outstanding common stock on a fully diluted basis upon the conversion of the preferred stock into Kaiser's common stock. As a result, although each share of common stock will continue to be entitled to one vote, the aggregate voting power of the current shareholders of Kaiser would be reduced from 100% to less than 15% of the total voting power held by all shareholders of Kaiser after the consummation of the exchange offer and after the conversion of the preferred stock into Kaiser's common stock.

Possible Prepackaged Plan of Reorganization

     It is possible that we will receive substantial support from holders of old notes for the recapitalization but not reach the 95% level of acceptance of the exchange offer required as a condition of the recapitalization. In that event, if the level of holder approval is sufficient, we may elect to implement the recapitalization through a so-called "prepackaged" plan of reorganization under Chapter 11 of the Bankruptcy Code. We would do so by filing a petition commencing a Chapter 11 bankruptcy case and asking the Bankruptcy Court to approve a plan of reorganization which would contain terms and conditions for the treatment of holders of old notes which are the same as the terms and conditions of the recapitalization. Such a plan of reorganization would not affect Kaiser's operations, vendors or employees. Aside from holders of old notes, the plan would not alter or impair the claims and interests of any of our other creditors or equity security holders.

     If we were to seek implementation of the recapitalization through a Chapter 11 plan of reorganization, no assurance can be given that the plan would meet the requirements for confirmation under the Bankruptcy Code, even if the plan received the required level of approval from the holders of the old notes. The requirement for plan approval by an impaired class of creditors is the affirmative vote of a majority in number and more than two-thirds in dollar amount of those voting to accept or reject the plan. If confirmed by the Bankruptcy Court, the plan would be binding on all holders of old notes, without regard to whether they voted in favor of the plan.

     If a holder of old notes executes the documents required to tender old notes in the exchange offer and the asset sale offer as contemplated in this proxy statement, the tender of old notes, once delivered, may not be withdrawn, and the executed documentation will be counted at our election as ballots in favor of a Chapter 11 plan as described above. We reserve the right to commence a Chapter 11 case before expiration of the period provided for tender of old notes in the exchange offer and the asset sale offer and to count executed documentation received as ballots in favor of the Chapter 11 plan.

Capitalization

     The following table sets forth our capitalization as of June 30, 1999, pro forma to give effect to the purchase of the senior notes and certain other transactions subsequent to June 30, 1999 and adjusted to give effect to the consummation of the recapitalization as if it had occurred on June 30, 1999.
The information set forth below should be read in conjunction with our audited financial statements and unaudited pro forma financial statements, together with the related notes, included and incorporated by reference in this proxy statement.

                                                                       June 30, 1999 (a)
                                                     ------------------------------------------------------
                                                                      Pro Forma             Pro Forma
                                                                       Before                 After
                                                      Actual    Recapitalization (c)   Recapitalization (d)
                                                     ---------  ---------------------  --------------------
                                                                     (Dollars in thousands)

      Cash and Cash Equivalents (b)                  $ 90,368           $ 54,168              $16,668
                                                     ========           ========              =======

      Long-term Debt (including current portion):
      Credit Facility                                $      -           $      -              $     -


      New Notes                                             -                  -               18,903
      12% Senior Notes                                 14,717                  -                    -
      12% Senior Subordinated Notes                   123,013            123,013                    -
                                                     --------           --------              -------
      Total Debt                                      137,730            123,013               18,903
      Stockholders' Equity (Deficit)                  (39,849)           (42,402)              22,075
                                                     --------           --------              -------
      Total Capitalization                           $ 97,881           $ 80,611              $40,978
                                                     ========           ========              =======
----------------

(a) Assumes 100% participation by the noteholders.
(b) Includes $22.9 million of restricted cash being used prior to recapitalization to collateralize letters of credit.
(c) Pro forma to give effect to the settlement of the senior notes and certain other transactions occurring or anticipated to occur subsequent to June 30, 1999 and prior to the recapitalization.
(d) Pro forma to give effect to the recapitalization, assuming at least $35 million in cash is used and up to $25 million of new notes are exchanged, and the quasi-reorganization.

Pro Forma Financial Information

     Kaiser has prepared additional unaudited pro forma financial information that describes its historical financial results as if the sales of the EFM and Consulting Groups and the exchange transaction had occurred as of January 1, 1998. This information has been included as Appendix A to this proxy statement.

Vote Required for Approval of the Stock Issuance Proposal

     The affirmative vote of a majority of the shares of Kaiser's outstanding common stock is required to approve the Stock Issuance Proposal.

Recommendation of the Board of Directors

     The board of directors recommends that the shareholders vote FOR the Stock Issuance Proposal. Proxies solicited by the board of directors will be voted for this proposal unless shareholders specify a contrary choice in their proxies.

===============================================================================
                             PROPOSAL 3:  REVERSE SPLIT PROPOSAL
===============================================================================

     The board of directors believes that the best interests of Kaiser and its shareholders will be served by amending Kaiser's certificate of incorporation to effect a reverse split of Kaiser's presently issued and outstanding shares of common stock. You are being asked to approve an amendment to Kaiser's certificate of incorporation to effect a reverse split of Kaiser's outstanding shares of common stock, in a ratio of 1-to-4.77. This ratio may be adjusted to obtain a final result of 5,000,000 shares of common stock outstanding after application of the reverse stock split. Such a ratio will be determined as of the date the amendment to the certificate of incorporation effecting the reverse stock split is filed with the Secretary of State of the State of Delaware. As part of this proposal, Kaiser's board of directors will have the authority, consistent with Delaware law, to abandon the reverse split at any time prior to its effectiveness if they determine that its implementation is not in the best interests of Kaiser and its shareholders.

     Except as otherwise indicated, all per share information in this proxy statement is presented without giving effect to the reverse stock split.

     If the shareholders approve the Reverse Split Proposal, Section 4.01(A) of Kaiser's certificate of incorporation will be amended by replacing the existing provision relating to Kaiser's authorized capital with the following provision:

               (A) Common Stock. Ninety million (90,000,000) shares of common stock, par value $0.01 per share ("Common Stock"), entitled to vote at any annual or special meeting of the stockholders of the Corporation. Each 4.77 shares of the Corporation's Common Stock issued, or such other ratio as would result in an aggregate of 5,000,000 shares of Common Stock outstanding, as of [insert date on which the Certificate of Amendment is filed] (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's common stock.

     If the shareholders approve this Reverse Split Proposal, this amendment will become effective upon the filing of an amendment to the certificate of incorporation with the Delaware Secretary of State. Kaiser is currently authorized to issue 90,000,000 shares of common stock. In connection with the reverse stock split it is not proposed to amend Kaiser's certificate of incorporation to reduce Kaiser's authorized number of shares of common stock.

     There were approximately 1,500 shareholders of record of the common stock as of the record date. The reverse stock split is not expected to cause a significant change in the number of record holders of the common stock. Kaiser has no plans for the cancellation or purchase of shares of common stock from holders of a nominal number of shares following the reverse stock split, and has no present intention to take Kaiser private through the reverse stock split or otherwise.

     As of the record date, there were reserved for issuance upon exercise of outstanding options an aggregate of 2,049,780 shares of common stock under Kaiser's stock incentive plan. All outstanding options include provisions for adjustment in the number of shares covered by the option and the related exercise price in the event of a reverse stock split. If the reverse stock split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options a total of approximately 430,000 shares of common stock. Each of the outstanding options would evidence the right to purchase a number of shares of common stock equal to the product of the number of shares previously covered by the option divided by the actual split ratio, and the exercise price per share would be multiplied by the actual split ratio.

     The proposed reverse stock split will not affect any shareholder's proportionate equity interest in Kaiser or the rights, preferences, privileges or priorities of any shareholder, other than an adjustment which may occur due to fractional shares. Likewise, the proposed reverse stock split will not affect the total shareholders' equity of Kaiser or any components of shareholders' equity as reflected on the financial statements of Kaiser except to change the number of the issued and outstanding shares of capital stock. However, because the number of shares of capital stock that Kaiser is authorized to issue will not be decreased in proportion to the decrease in the number of issued shares determined by the actual split ratio, the number of shares which are authorized but unissued, and the percentage of ownership of Kaiser represented by such shares if they are issued in the future in the discretion of the board of directors, effectively will be increased.

     The following table illustrates the principal effects on Kaiser's common stock of the reverse stock split after the exchange offer is completed:

                        NUMBER OF SHARES OF COMMON STOCK

                                 Prior to reverse stock split  After reverse stock split
                                 ----------------------------  -------------------------
Common
-------------------------------
Authorized                                90,000,000                   90,000,000

Issued and outstanding (1)                28,029,797                    5,882,000

Available for future issuance             61,970,203                   84,118,000

(1) Excludes 2,049,780 shares issuable upon exercise of outstanding options (approximately 430,000 shares after the reverse stock split), and 4,312,080 shares issuable upon exercise of outstanding warrants (904,000 shares after the reverse stock split and the exchange offer), each as of the September 9, 1999 record date.

Exchange of Shares; No Fractional Shares

     A holder of common stock will be entitled to receive a whole number of shares plus a fraction of a share if the number of shares of common stock held by the holder prior to the reverse stock split is not evenly divisible by the actual split ratio. However, no certificate or scrip representing fractional shares of common stock will be issued. In lieu of any fractional shares, the transfer agent of the common stock on behalf of all persons otherwise entitled to receive fractional shares will, promptly following the effective time of the reverse stock split, aggregate such fractional shares and sell the resulting whole shares of common stock for the accounts of those persons in open market transactions on the NYSE. Those persons will be entitled to receive their allocable portion of the net proceeds of the sale upon surrender of their common stock certificates as described below.

     Kaiser will notify holders of common stock of the effectiveness of the reverse stock split and will furnish the holders of record of shares of common stock at the close of business on such effective date with a letter of transmittal for use in exchanging certificates. The holders of common stock will be required to promptly mail their certificates representing shares of common stock to the transfer agent, in order that new certificates giving effect to the reverse stock split may be issued and the proceeds of the sale of any fractional shares may be distributed. Commencing with the effective date of the reverse stock split, previously outstanding certificates representing shares of common stock will be deemed for all purposes to represent a fraction of the number of shares previously represented thereby equal to the product of the number of shares held prior to the reverse stock split divided by the actual split ratio, subject to the treatment of fractional interests as described above.

     No service charge will be payable by shareholders in connection with the exchange of certificates, all costs of which will be borne and paid by Kaiser.

     Shareholders have no right under Delaware law to dissent from the reverse stock split or to dissent from the rounding up of fractional interests resulting from the reverse stock split.

Change of Purchase Rights for Preferred Stock, Options and Warrants and Notice to Holders of such Stock

     Pursuant to Kaiser's Shareholder Rights Plan, dated January 13, 1992, holders of Kaiser's common stock have the right to purchase one -hundredth of a share of the Series 4 Junior Preferred Stock (the "Series 4 Preferred") at a certain price following the acquisition by a group or persons of 20% or more of the common stock of Kaiser. In accordance with the certificate of incorporation, the fraction of a share of Series 4 Preferred for which each share of common stock has the right to subscribe will be adjusted as of the reverse stock split effective date. As a result, each share of common stock shall thereafter have the right to subscribe for a fraction of a share of Series 4 Preferred equal to the product of the one-one hundredth of a share divided by the actual split ratio pursuant to the terms of the Shareholder Rights Plan.

Purposes of the Reverse Stock Split

     Kaiser's common stock is currently listed on the New York Stock Exchange under the symbol "ICF." The NYSE has notified us that we currently do not meet its newly effective continued listing criteria, but we believe our recapitalization is an important element in our efforts to remedy this situation. Kaiser may in the future apply for listing of its common stock on the Nasdaq National Market System ("Nasdaq NMS"), the Nasdaq SmallCap Market System ("Nasdaq SCM") or the American Stock Exchange, which have per share minimum bid price requirements for initial inclusion. Kaiser anticipates that the reverse stock split will have the effect of increasing the minimum bid price of its common stock. Further, the board of directors has been advised that certain securities firms limit the extension of margin credit for, and otherwise discourage their registered representatives from recommending, the purchase of corporate securities that have a market value of less than $5.00 per share. Under the margin regulations of the Federal Reserve Board, brokers, financial institutions and certain other lenders may extend credit for the purchase of margin stock in an amount not to exceed 50% of the market value of such shares. For purposes of these regulations, the market value of the common stock is the closing price as reported by Nasdaq on the day preceding the extension of credit. To increase the market value, satisfy the Nasdaq NMS, Nasdaq SCM, American Stock Exchange or NYSE listing criteria and increase the likelihood of marginability of the common stock, the board of directors has determined that the reverse stock split is in the best interests of Kaiser and its shareholders.

     Additionally, the board of directors believes that the current price per share of Kaiser's common stock may reduce the effective marketability of the common stock because of the reluctance of certain brokerage firms to recommend the purchase of lower-priced stocks to their clients. Certain institutional investors have internal policies preventing the purchase of lower-priced stocks to be used as collateral for margin accounts. Further, a number of brokerage houses have policies and practices that tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions tends to have an adverse impact upon holders of lower-priced stocks because the brokerage commission on a sale of lower-priced stocks generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock.

     The board of directors believes that the low per share market price of the common stock impairs the marketability of the common stock to institutional investors and members of the investing public and creates a negative impression with respect to Kaiser. Many investors and market makers look upon lower priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. These factors adversely affect both the pricing and the liquidity of the common stock. Thus, a potential increase in trading price would be expected to be attractive to the financial community and the investing public and in the best interests of the shareholders.

     The board of directors is hopeful that the decrease in the number of shares of common stock outstanding as a consequence of the proposed reverse stock split, and the resulting anticipated increased price level, will stimulate additional interest in Kaiser's common stock and possibly promote greater liquidity for Kaiser's shareholders. There can be no assurance, however, that there will be any greater liquidity, and it is possible that the liquidity could even be adversely affected by the reduced number of shares of common stock which would be outstanding after the proposed reverse stock split is effected.

    It is impossible to predict the market's reaction to any reverse stock split or, in this case, to separate that reaction from the market's reaction to the proposed investment as a whole. If this proposal is approved, the board of directors plans to evaluate Kaiser's prospects and the market for its stock, whether the exchange offer has been completed, and other factors in determining whether to proceed with the reverse stock split.

    The reverse stock split may result in some shareholders owning "odd lots" of less than 100 shares. The costs, including brokerage commissions, of transactions in odd lots are generally higher than the costs in transactions in "round lots" of even multiples of 100.

Certain Federal Income Tax Consequences

     A summary of the federal income tax consequences of the reverse stock split as contemplated in this Reverse Split Proposal is set forth in the paragraph below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed reverse stock split. Income tax consequences to shareholders may vary from the federal tax consequences described generally below. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE STOCK SPLIT UNDER APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX LAWS.

     The proposed reverse stock split will reconstitute a "recapitalization" to Kaiser and its shareholders to the extent that issued shares of common stock are exchanged for a reduced number of shares of common stock. Therefore, neither Kaiser nor its shareholders will recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except that a shareholder who receives cash in lieu of receiving fractional shares of common stock will be treated as selling such fractional shares and will recognize a capital gain or loss equal to the difference between the cash received and the basis of such fractional shares.

     The shares of common stock to be issued to each shareholder will have an aggregate basis, for computing gain or loss, equal to the aggregate basis of the shares of such stock held by such shareholder immediately prior to the reverse stock split effective date, reduced by the basis, if any, allocated to fractional shares that are treated as sold. A shareholder's holding period for the shares of common stock to be issued will include the holding period for the shares of common stock held immediately prior to the reverse stock split effective date if the shares of stock were held by the shareholder as capital assets on the reverse stock split effective date.

Vote Required for Approval of the Reverse Split Proposal

     The affirmative vote of a majority of the shares of Kaiser's outstanding common stock is required in order to approve the Reverse Split Proposal. As part of this proposal, the board has the authority, consistent with Delaware law, to abandon the reverse stock split at any time prior to its effectiveness if it determines that the reverse stock split is not in the best interests of Kaiser or its shareholders.

Recommendation of the Board of Directors

     The board of directors recommends that the shareholders vote "FOR" the Reverse Split Proposal. Proxies solicited by the board of directors will be voted for this proposal unless shareholders specify a contrary choice in their proxies.

===============================================================================
                  PROPOSAL 4:  SHAREHOLDER DEMOCRACY PROPOSAL
===============================================================================

     The board of directors is proposing a series of related amendments to Kaiser's certificate of incorporation and conforming amendments to its bylaws. The purpose of these proposed amendments is to enhance the ability of Kaiser's shareholders to exercise their voting rights.

     In general terms, the provisions of Kaiser's certificate of incorporation and bylaws proposed to be amended as described below may currently have the effect of delaying, deferring, or preventing a change of control of Kaiser or other extraordinary corporate transactions. Thus, approval of this Shareholder Democracy Proposal could have the effect of making a change of control of Kaiser or other extraordinary corporate transaction easier to accomplish. In considering this effect, shareholders should note that if the Stock Issuance Proposal is adopted, holders of the old notes who choose to participate in the exchange offer will own a substantial portion of Kaiser's outstanding common stock upon the consummation of the exchange offer and the conversion of the preferred stock into Kaiser's common stock. Adoption of the Shareholder Democracy Proposal would result in holders of the old notes that receive shares of preferred stock and common stock in the exchange offer having a greater ability to control whether or not Kaiser could effect extraordinary corporate transactions.

Elimination of Supermajority Vote with Respect to Certain Transactions

     Section 4.02(D) of Kaiser's certificate of incorporation currently provides that, if a majority of the board of directors has not served in such positions for at least 12 months, the approval of two-thirds of the voting power of Kaiser's capital stock would be required in order for Kaiser to: (1) merge with or consolidate into any other entity, other than a subsidiary of Kaiser, (2) sell, lease or assign all or substantially all of the assets or properties of Kaiser, or (3) amend Section 4.02(D) of the certificate of incorporation. In the absence of this provision, Delaware law requires that transactions of the type referred to in Section 4.02(D) of the certificate of incorporation be approved by a majority of Kaiser's outstanding voting stock. Although provisions such as Section 4.02(D) that require supermajority votes for approval of certain transactions are not uncommon, the board of directors believes that, at the present time, the majority vote requirement of Delaware law is sufficient to protect the shareholders' interests.

     In reaching this conclusion, the board of directors considered that Kaiser is subject to Section 203 of the Delaware General Corporation Law, or the Delaware takeover statute, which restricts transactions that may be entered into by Kaiser and certain of its shareholders. The Delaware takeover statute provides, in essence, that an interested shareholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute, but less than 85% of such shares, may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the shareholder became an interested stockholder, unless (1) prior to such date the corporation's board of directors approved either the business combination or the transaction in which the shareholder became an interested stockholder or (2) the business combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The Delaware takeover statute defines the term business combination to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder, or transactions in which the interested stockholder receives certain benefits.

Amendment to Certificate of Incorporation and Bylaws to Provide for Annual Election of Directors

     In 1992, Kaiser's shareholders approved a proposal to provide for staggered, three-year terms for the board of directors. Under this arrangement, the board of directors is divided into three classes. One class stands for election each year, and directors in a class are elected for three-year terms.
A classified board of directors may have the effect of making it more difficult for a person to acquire control of Kaiser since it may require two annual meetings to replace a majority of the directors and acquire effective control over Kaiser. In addition, under Delaware law, members of a classified board of directors cannot be removed except for "cause."

     Some investors have come to view classified boards as having the effect of insulating directors from a corporation's shareholders, and a number of major corporations have determined that, regardless of the merits of a classified board in deterring coercive takeover attempts, principles of good corporate governance dictate that all directors of a corporation be elected annually. The board of directors of Kaiser agrees with this conclusion. Therefore, the board of directors has unanimously approved deletion of the provisions of Kaiser's certificate of incorporation and bylaws which provide for staggered, three-year terms for directors.

     If the Shareholder Democracy Proposal is approved by the shareholders,
Section 6.01 of the certificate of incorporation will be amended by deleting it in its entirety and replacing it with the following:

            Section 6.01. Board of Directors.  The business and affairs of the
            --------------------------------
            Corporation shall be managed under the direction of the Board of Directors. Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the number of directors shall be determined by the affirmative vote of a majority of the whole Board of Directors or by the shareholders, but shall not be less than six nor more than sixteen. Directors shall be elected for a term of office that expires at the next succeeding annual meeting of shareholders and shall hold office until their successors have been elected and qualified.

     The deletion of the existing Section 6.01 of the certificate of incorporation will include elimination of the provision in section 6.01(D) that currently permits only directors to fill vacancies on the board. Thus, if the Shareholder Democracy Proposal is approved, vacancies on the board of directors may be filled by the directors, and also by the shareholders.

     Adoption of the Shareholder Democracy Proposal will also result in conforming amendments to section 3.01 and section 3.03 of Kaiser's bylaws, relating to the number and classification of Kaiser's board of directors.

Elimination of Supermajority Vote to Amend Certificate of Incorporation or
Bylaws

     Section 14.01 of Kaiser's certificate of incorporation and section 9.01 of Kaiser's bylaws provide that certain provisions of the certificate of incorporation and bylaws may be amended only with the affirmative vote of the holders of two-thirds of Kaiser's then outstanding capital stock entitled to vote generally in the election of directors. The provisions of the certificate of incorporation subject to this supermajority vote requirement include:

     . the prohibition in section 4.02(A) of the certificate of incorporation that prohibits the holders of common stock from taking actions by written consent without a meeting;

     . the supermajority vote requirement for certain transactions in section 4.02(D) described above;

     . the provisions of the certificate of incorporation relating to the classification of the board of directors described above;

     . the provisions of section 7.01(B) of the certificate of incorporation relating to the limitation of liability of directors of Kaiser; and

     . section 14.01 of the certificate of incorporation relating to amendments to the certificate of incorporation.

Provisions of the bylaws requiring a supermajority vote for amendment include:

     . section 2.04, relating to the calling of special meetings of shareholders discussed below;

     .  section 2.05, relating to business to be conducted at meetings;

     .  section 3.01, relating to the size of the board of directors;

     .  section 3.02, relating to nominations for election as directors; and

     .  section 3.03, relating to classification of the board of directors.

     Consistent with the other amendments described above, the board of directors believes that the holders of a majority of the outstanding voting stock of Kaiser should be permitted to amend Kaiser's certificate of incorporation and bylaws, and therefore is recommending that Section 14.01 of Kaiser's certificate of incorporation and Section 9.01 of Kaiser's bylaws be amended to require only a majority vote, as opposed to a supermajority vote, to amend the provisions of Kaiser's certificate of incorporation and bylaws as described above.

Lowering Percentage of Shareholders Required to Call a Special Meeting

     Section 2.04 of the bylaws currently provides as follows:

          Special meetings of the shareholders may be called by the Board of Directors, by the Chief Executive Officer, by the President or by a writing signed by shareholders owning at least fifty percent (50%) in voting amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote at such meeting. Such call shall state the purpose or purposes of the proposed meeting. The Secretary shall give notice of such meeting to the shareholders entitled to vote thereat in accordance with such call.

Kaiser's board of directors proposes to amend the first sentence of section 2.04 of the bylaws by deleting it in its entirety and replacing it with the following:

          Special meetings of the shareholders may be called by the Board of Directors, by the Chairman of the Board or the Chief Executive Officer, or by a writing signed by shareholders owning at least twenty percent (20%) in voting amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote at such meeting.

In addition, Kaiser's board of directors proposes to amend the certificate of incorporation to add a new section 15.01 which would include the same language as the revised first sentence of section 2.04 of the bylaws.

     The purpose of this proposed change is to permit shareholders constituting a substantial minority, but who hold less than fifty percent (50%) of Kaiser's outstanding voting stock, to call a special meeting of shareholders. However, this change will not affect the percentage vote needed in order to approve proposals properly presented at any special meeting.

Vote Required for Approval of Shareholder Democracy Proposal

     The affirmative vote of at least 66 2/3% of Kaiser's outstanding common stock is required to approve the Shareholder Democracy Proposal. If Kaiser's shareholders do not approve the Shareholder Democracy Proposal, Kaiser intends to include this proposal on the agenda for the 2000 Annual Meeting of Shareholders. Under the terms of the preferred stock being issued pursuant to the exchange offer, the holders of preferred stock will be entitled to vote on this proposal at the 2000 Annual Meeting that number of shares of common stock into which the preferred stock is convertible, as if the preferred stock had been converted. See "Proposal 2: Stock Issuance Proposal - Terms of the Preferred Stock - Voting Rights."

Recommendation of the Board of Directors

     The board of directors recommends that shareholders vote "FOR" the Shareholder Democracy Proposal. Proxies solicited by the board of directors will be so voted unless shareholders specify a contrary choice in their proxies.

===============================================================================
                       PROPOSAL 5:  RIGHTS PLAN PROPOSAL
===============================================================================

     On January 13, 1992, Kaiser's board of directors authorized the creation of the Shareholder Rights Plan. Pursuant to the rights plan, all shares of Kaiser's common stock that were outstanding on, or that were issued after, January 31, 1992 and that are outstanding prior to the date that the rights become exercisable will have a right attached thereto.

     The rights are triggered by the acquisition of, or tender or exchange offer for, beneficial ownership of 20% or more of Kaiser's common stock. In such event, each right entitles the holder thereof, other than the 20% beneficial owner, to purchase Kaiser's common stock, or in certain circumstances involving the acquisition of Kaiser, the acquiror's common stock, having a value equal to two times the $50.00 exercise price of a right.

     The rights plan was designed to enhance the ability of the board of directors to negotiate with a person or group that might, in the future, make an unsolicited attempt to acquire control of Kaiser, whether through the accumulation of shares in the open market or through a tender offer which does not offer an adequate price. Although the rights plan does not prevent a change of control, the rights generally would cause substantial dilution to a person or group that attempts to acquire Kaiser on terms not approved by the board of directors.

     Shareholder rights plans or "poison pills" have become controversial, and certain institutional shareholders and other shareholder groups disapprove of shareholder rights plans. The board of directors has considered redemption of the rights in order to eliminate the effect of the rights plan. However, redemption of the rights is not currently permitted by the terms of the indenture governing the old notes. The board of directors also considered terminating the rights plan, but the terms of the rights plan do not permit its early termination. The terms of the rights plan do permit the board of directors to effect certain amendments to the rights plan, and on July 2, 1999 the board of directors amended the rights plan as follows:

          1.  The definition of "Acquiring Person" in Section 1(a) of the
     Rights Agreement was amended to add the parenthetical phrase "(other than as a result of a Permitted Offer (as hereinafter defined))" after the first reference to common stock in such definition and to delete references to Kaiser's Series 2C and 2D Preferred Stock, so that Section 1(a) of the Rights Agreement now reads in its entirety as follows (new language is underlined):

          (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock outstanding (other than as a result of a Permitted Offer (as
                       -----------------------------------------------
          hereinafter defined)), but shall not include (i) the Company, any
          --------------------
          Subsidiary of the

          Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan or (ii) any Person who becomes an Acquiring Person solely as a result of a reduction in the number of shares of Common Stock by the Company, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock.

          2. Section 1 of the Rights Agreement was further amended to add the definition of "Permitted Offer" as a new Section 1(q), with the balance of the subsections of Section 1 being renumbered accordingly. New Section 1(q), as further amended on September 15, 1999, now reads as follows:

          (q) "Permitted Offer" shall mean (i) a tender or exchange offer which is for all outstanding Common Stock at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the members of the Board of Directors who are not officers or employees of the Company and who are not Acquiring Persons or Affiliates, Associates, nominees or representatives of an Acquiring Person, to be adequate (taking into account all factors that such directors deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and otherwise in the best interests of the Company and its stockholders (other than the Person or any Affiliate or Associate thereof on whose basis the offer is being made) taking into account all factors that such directors may deem relevant, (ii) following July 31, 2000, a cash tender offer which is for all outstanding Common Stock, and (iii) the acquisition (whether upon initial issuance or subsequent acquisition) of the Company's Series 5 Redeemable Convertible Preferred Stock and Common Stock, including the Common Stock issuable upon conversion of such preferred stock, issued in exchange for the Company's 12% Senior Subordinated Notes due 2003.

     The board of directors proposes to add a new Article X to the bylaws, which would prohibit the adoption of a new rights plan without shareholder approval. This new article of the bylaws would provide as follows:

                                   ARTICLE X

                           Prohibition on Shareholder
                                  Rights Plans

               Section 10.10 Prohibition on Shareholder Rights Plans.  Without
               -----------------------------------------------------
               the prior approval of the shareholders, the Corporation shall not adopt a stockholder rights plan. As used herein, the term "stockholder rights plan" means any plan involving the issuance of stock purchase rights which may be exercised only following the occurrence of a tender offer for the Corporation's outstanding Common Stock, the acquisition by a person of a specified number or percentage of the Corporation's outstanding Common Stock, or a merger, consolidation, sale of assets or comparable transaction following the acquisition by any person of such a specified number or percentage of the Corporation's outstanding Common Stock.

     In addition, the second sentence of section 14.01 of the certificate of incorporation, relating to the board's authority to amend the bylaws, would be amended to provide as follows:

               In furtherance and not in limitation of the powers conferred by statutes the Board of Directors (or duly authorized Committee of the Board of Directors) is authorized to adopt, amend, and repeal the By-laws of the Corporation, provided that without the
                                               --------
               approval of the stockholders no such amendment shall authorize or permit the adoption of a stockholder rights plan.

Vote Required for Approval of the Rights Plan Proposal

     The affirmative vote of a majority of the outstanding shares of common stock is required to approve the rights plan proposal.

Recommendation of the Board of Directors

     The board of directors recommends that shareholders vote "FOR" the Rights Plan Proposal. Proxies solicited by the board of directors will be so voted unless shareholders specify a contrary choice in their proxies.

===============================================================================
                PROPOSAL 6:  OBSOLETE PREFERRED STOCK PROPOSAL
===============================================================================

     Kaiser's certificate of incorporation includes lengthy and complicated provisions relating to the terms of previously issued series of preferred stock that are no longer outstanding and the board does not intend to issue any of these shares in the future. These provisions include section 15.01, relating to Series 1 Junior Convertible Preferred Stock; section 16.01 and the corresponding exhibits, relating to Series 2C Senior Preferred Stock; and section 17.01 and the corresponding exhibits, relating to Series 2D Senior Preferred Stock. Since none of the shares of these series of preferred stock remain outstanding, these provisions of the certificate of incorporation only complicate and make extremely lengthy the certificate of incorporation. Accordingly, the board of directors recommends that the certificate of incorporation be amended to delete these obsolete provisions. If this proposal is approved, the certificate of incorporation will be restated in its entirety.

Vote Required for Approval of the Obsolete Preferred Stock Proposal

     The affirmative vote of a majority of the outstanding shares of common stock is required to approve the Obsolete Preferred Stock Proposal.

Recommendation of the Board of Directors

     The board of directors recommends that the shareholders vote "FOR" the Obsolete Preferred Stock Proposal. Proxies solicited by the board of directors will be so voted unless shareholders specify a contrary choice in their proxies.

===============================================================================
                  PROPOSAL 7:  STOCK INCENTIVE PLAN PROPOSAL
===============================================================================

     The ICF Kaiser International, Inc. Stock Incentive Plan, or the incentive plan, was adopted by the Kaiser board of directors and approved by the shareholders of Kaiser in February 1987, and was amended by the shareholders of Kaiser in May 1996. The incentive plan expires on December 31, 2005, after which date no additional grants may be made. The board of directors has adopted amendments to the incentive plan as described below, subject to the approval of the shareholders.

Description of Amendments

     We propose to increase the number of shares available for grants under the plan. Kaiser's board of directors proposes that the incentive plan be amended to increase the number of shares of common stock as to which awards may be granted. The incentive plan currently provides for the issuance of up to 6,000,000 shares. As of September 9, 1999, 1,895,060 shares had been issued upon the exercise of options granted under the incentive plan, there were outstanding options to purchase 2,049,780 shares and 2,055,160 shares remained available for issuance pursuant to future grants under the incentive plan. The proposed amendment would increase the number of shares available for issuance under the Stock Incentive Plan to 7.5% of Kaiser's common stock, on a fully diluted basis, after consummation of the recapitalization and assuming conversion of the preferred stock. The closing price of Kaiser's common stock on the New York Stock Exchange on September 9, 1999 was $0.43.

     The incentive plan is designed to promote the interests of Kaiser by affording its key employees an incentive, by means of acquiring common stock of Kaiser and share in the increase in the value of such stock, to remain in the employ of Kaiser and to exert their maximum efforts on its behalf. The outstanding awards were granted under circumstances such that those awards no longer provide a realistic incentive to its grantees. The Compensation and Human Resources Committee of the board of directors plans to review Kaiser's long-term incentive compensation program, including the circumstances and terms under which options, restricted stock, and other equity grants would be made in the future, in order to accomplish the purposes of the incentive plan. In addition, the proposed recapitalization plan of Kaiser contemplates that new stock-based awards will be made to key employees following completion of the recapitalization. As a condition to receiving new options or equity, these key employees will be required to agree to the cancellation of existing options. In order to provide the committee appropriate implementation flexibility following its review and to permit new awards to be made to key employees in connection with the recapitalization, Kaiser proposes to amend the incentive plan so that section 3 will read in its entirety as follows:

          3.  Shares Subject to the Plan.  The aggregate combined number of
              --------------------------
     shares of common stock which may be covered by stock options ("Options"), stock appreciation rights ("SARs"), restricted shares ("Restricted Shares"), and restricted stock units ("Restricted Stock Units") granted pursuant to the Plan is 7.5% of the Corporation's Common Stock, computed on a fully diluted basis, including assumed conversion of the Corporation's Series 5 Redeemable Convertible Preferred Stock, subject to adjustment under Section 9. Shares which may be delivered on exercise or settlement of Options, SARs, Restricted Shares, or Restricted Stock Units may be previously issued shares reacquired by ICF Kaiser or authorized but unissued shares. Shares covered by Restricted Shares or Restricted Stock Units that are forfeited and shares covered by Options that expire unexercised or are canceled (without having been surrendered upon the exercise of SARs, whether settled in cash or common stock) shall again be available for grant under the Plan.

     We also propose to permit the transfer of options made under the plan by participants to members of their immediate family. Kaiser also proposes to amend the incentive plan to permit the transfer of options that are not designated as incentive stock options to immediate family members of the persons who receive the option grants. Accordingly, the board proposes amending section 10 of the incentive plan to read in its entirety as follows (proposed added language underlined):

     10.  Transferability of  Options, SARs, Restricted Shares and Restricted
          -------------------------------------------------------------------
     Stock Units.  Options that are intended to be incentive stock options,
     -----------
     SARs, Restricted Shares, and Restricted Stock Units shall be nonassignable and nontransferable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant's lifetime only by the Participant or his guardian. Options that are designated at the time of grant as Options that are not incentive stock options may be transferred or assigned only to a person who is at the time of such transfer an employee of ICF Kaiser or a Subsidiary, or to any
                                                                 ---------
     member of the Participant's immediate family (as defined in Rule 16a-1(e)
     -------------------------------------------------------------------------
     of the Securities Exchange Act of 1934, as amended).
     ---------------------------------------------------

     We also propose to amend the plan to provide greater flexibility to make future amendments. Finally, Kaiser's board of directors has proposed to amend the incentive plan in order to provide greater flexibility to make future amendments to the incentive plan. Currently Section 14(c) of the incentive plan provides as follows:

                    (c) Except as provided in Section 9, no such amendment shall, without the approval of the shareholders of ICF Kaiser:
               (i) increase the maximum number of shares of Common Stock for which Options, SARs, Restricted Shares or Restricted Stock Units may be granted under the Plan; (ii) except to the extent required or permitted under Section 5(a) in the case of substitute Options, reduce the price at which options may be granted below the price provided for in Section 5(c); (iii) reduce the option price of outstanding Options; (iv) extend the period during which Options, SARs, Restricted Shares, or Restricted Stock Units may be granted; (v) except to the extent permitted or required under
               Section 5(a) in the case of substitute Options granted to employees of acquired businesses, extend the period during which an outstanding Option may be exercised beyond the maximum period provided for in Section 5(b), provided that no such extension
                                             --------
               shall effect a repricing of Options previously outstanding under the Plan; (vi) materially increase in any other way the benefits accruing to Participants; or (vii) change the class of persons eligible to be Participants.

     This section of the plan has not been amended since the incentive plan was adopted more than ten years ago. Given the passage of time since the incentive plan's adoption, changes in applicable tax and securities laws, and changed circumstances facing Kaiser, the board of directors proposes to amend Section 14(c) of the incentive plan in order to provide a greater degree of flexibility in altering the terms of outstanding Options, SARs, Restricted Shares and Restricted Stock Units. Accordingly, it is proposed that Section 14(c) of the incentive plan be amended by deleting it in its entirety and replacing it with the following:

                    (c) The Board may amend, modify, suspend or terminate this
               Plan for any purpose, except that (i) no amendment or alteration that would impair the rights of any Participant under any award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by ICF Kaiser's shareholders to the extent such approval is then required (x) pursuant to the rules of the Securities and Exchange Commission in order to preserve the applicability of any exemption provided by such rules to any award then outstanding (unless the holder of such award consents); (y) pursuant to Section 162(m) of the Internal Revenue Code of 1986; or (z) otherwise required by applicable legal requirements.


Material Terms of the Incentive Plan

     Purpose and Administration

     The purpose of the incentive plan is to promote the interests of Kaiser by affording its key employees an incentive, by means of an opportunity to acquire common stock and share in the increase in the value of such stock, to remain in the employ of Kaiser and to exert their maximum efforts on its behalf.

     The incentive plan is administered by the Compensation and Human Resources Committee of the board of directors. The committee has the full authority, consistent with the incentive plan, to promulgate such rules and regulations with respect to the incentive plan as it deems desirable, and to make all other determinations necessary or desirable for the administration of the incentive plan. Under the incentive plan, grants of awards may be made to such employees and in such amounts as determined by the committee or, in certain cases, by the chief executive officer under authority delegated to him by the committee.

     Grants

     Grants to employees under the incentive plan may consist of stock options, stock appreciation rights, restricted shares and restricted stock units.

     Stock options may be in the form of incentive stock options or nonstatutory stock options. Options are exercisable at such times and in such installments as are determined by the committee, provided that no stock option generally is exercisable more than ten years after the date of the grant. Options generally may not be exercised following termination of employment, except due to retirement, disability, or death. The option exercise price is established by the committee, but it may not be less than the fair market value of the underlying shares on the date of grant. Payment of the option exercise price is made at the time of exercise and may be in cash, shares of common stock, or in any combination of both.

     SARs granted under the incentive plan entitle the participant to receive a payment equal to the increase, as of the date of exercise or surrender, in the fair market value of a stated number of shares of common stock over the purchase price. Such payments may be made in cash, in shares of common stock valued at their fair market value as of the date of exercise, or in any combination of both. To date, no SARs have been awarded under the incentive plan.

     Restricted Shares and Restricted Stock Units granted under the incentive plan are subject to forfeiture under such conditions and for such period of time as the committee may establish at the time of grant. Such conditions may include restrictions on transferability, requirements of continued employment and individual or company performance. During the period in which any shares of common stock are subject to forfeiture restrictions, the committee may grant to the participant all or any of the rights of a stockholder with respect to such shares. To date, no Restricted Stock Units have ever been awarded under the incentive plan.

     Federal Income Tax Consequences

     In general, the grant of a stock option will not be a taxable event to a recipient and will not result in a deduction to Kaiser. The tax consequences associated with the exercise of a stock option, and the subsequent disposition of common stock acquired on exercise of such an option, depend upon whether the option is an incentive stock option or a nonstatutory stock option.

     Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the common stock received upon exercise over the exercise price. Kaiser will be able to claim a deduction in an equivalent amount, provided it satisfies federal income tax withholding requirements. Any gain or loss upon a subsequent sale or exchange of the common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the common stock.

     A participant generally will not recognize ordinary income at the time of exercise of an incentive stock option, and no deduction will be available to Kaiser, provided the option is exercised while the participant is an employee or, in certain circumstances, for a limited period of time thereafter. However, the difference between the option price and the fair market value of the stock on the date of exercise is treated as a preference item for purposes of the alternative minimum tax. If the shares acquired under an incentive stock option are not sold within two years after the date of grant and within one year after the date of exercise, any gain or loss realized will be treated as a long-term capital gain or loss. If a disposition occurs prior to the expiration of these one-year or two-year holding periods, the participant will recognize ordinary income at the time of disposition, and Kaiser will be entitled to a deduction in an amount equal to the excess of the fair market value of the common stock at the date of exercise, or the fair market value of the common stock on the disposition date, if lower, over the exercise price.

     Generally, when a participant receives payment with respect to a stock appreciation right granted to him or her under the incentive plan, the amount of cash and the fair market value of the common stock received will be ordinary compensation income to such participant and will be allowed as a deduction for federal income tax purposes by Kaiser.

     A participant who receives shares of restricted stock generally will recognize ordinary compensation income at the time the restrictions on transferability lapse, based on the fair market value of the common stock at that time. This amount is deductible for federal income tax purposes by Kaiser. Dividends paid with respect to common stock that is nontransferable will be ordinary compensation income to the participant and generally deductible by Kaiser. Alternatively, a participant may elect immediate recognition of income at the time of receipt of restricted stock. In such event, the participant will recognize the fair market value of the restricted stock at the time of grant as compensation income, and Kaiser will be entitled to a corresponding deduction. Dividends paid with respect to these shares will not be deductible by Kaiser.
If this tax treatment is elected, and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

     Other Provisions

     Kaiser may withhold, or require a participant to remit to Kaiser, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the incentive plan. The committee may permit a participant to elect to satisfy all or a part of such withholding obligation by having Kaiser retain a number of shares of common stock underlying the award that have a fair market value equal to the amount required to be withheld.

     Awards that are intended to be incentive stock options, SARs, Restricted Shares, and Restricted Stock Units are not assignable or transferable by the participant other than by will or the laws of descent and distribution. Nonstatutory stock options, except those held by executive officers, may be transferred only to a person who is at the time of such transfer an employee of Kaiser or a subsidiary of Kaiser. However, this restriction is proposed to be amended by this Stock Incentive Plan Proposal.

     Kaiser's board of directors may amend, suspend or terminate all or any portion of the incentive plan at any time, subject to shareholder approval in certain instances. If not terminated earlier by Kaiser, the incentive plan will expire on December 31, 2005. No suspension or termination of the incentive plan will alter the rights of any participant with respect to any award outstanding, and no amendment of the incentive plan will alter the rights of any participant with respect to any award outstanding, unless such amendment is approved by the participant.

Vote Required for Approval of Amendments to Stock Incentive Plan

     The affirmative vote of a majority of the shares of common stock represented at the annual meeting is required to approve the Stock Incentive Plan Proposal.

Recommendation of the Board of Directors

     The board of directors recommends that the shareholders vote "FOR" the Stock Incentive Plan Proposal. Proxies solicited by the board of directors will be so voted unless shareholders specify a contrary choice in their proxies.

===============================================================================
                  PROPOSAL 8:  QUASI-REORGANIZATION PROPOSAL
===============================================================================

          A quasi-reorganization is an elective accounting transaction that allows a company to reset certain financial accounts on its balance sheet without undergoing a legal reorganization. A quasi-reorganization accounting transaction primarily impacts the reported balances of an entity's financial balance sheet to portray a "fresh-start" presentation of its balance sheet following a significant restructuring by a financially troubled company. A quasi-reorganization accounting transaction essentially can accomplish two balance sheet changes, one being the restatement of the historical carrying values of assets and liabilities to reflect current values, and the other being the elimination of an accumulated deficit in retained earnings.

          Kaiser has conducted a preliminary evaluation of its assets and liabilities and has determined that the overall difference between historical carrying values and current values is not significant. Accordingly, Kaiser does not anticipate recording any adjustments to the historical carrying values of its assets or liabilities on its balance sheet as part of the quasi-reorganization. However, the board believes that the significant deficit in Kaiser's retained earnings account hampers Kaiser's potential successes in business development opportunities and limits its flexibility in considering or taking various actions that may be in the best interest of Kaiser and its shareholders. This proposal is intended to minimize negative impacts associated with those limitations.

     Generally accepted accounting principles permit a quasi-reorganization only if certain requirements and conditions are met. These conditions include:

     . the deficit in retained earnings must be extinguishable by a similar offset against available paid-in capital,

     .  the approval of shareholders, and

     . no change in accounting methods within 12 months following the effective date of the quasi-reorganization.

In addition, Kaiser must demonstrate other characteristics consistent with the "fresh-start" concepts intended by generally accepted accounting principles, including evidence of a substantial change in ownership and management subsequent to the deficit being incurred and currently profitable operations or reasonable prospects for profitable operations.

       As of June 30, 1999, Kaiser's balance sheet reflected an accumulated deficit in its retained earnings of $111.7 million and a positive balance of additional paid-in capital of $75.1 million. Upon the issuance of preferred stock and common stock as part of the exchange offer for outstanding debt as described in the Stock Issuance Proposal, it is anticipated that the balance of additional paid-in capital will exceed the accumulated deficit in retained earnings at the effective time of the quasi-reorganization, allowing for satisfaction of that applicable condition. Kaiser does not anticipate any change in accounting methods during the 12-month period following the effective date of the quasi-reorganization.

     The current deficit in the retained earnings account resulted largely from the substantial losses, and ensuing restructuring transactions, incurred during 1997, 1998 and 1999 in connection with cost overruns on fixed price contracts to construct four nitric acid plants. Following the sale in 1999 of two of its operating groups, Kaiser is proposing a recapitalization in order to reduce the amount of its outstanding debt and has taken and is continuing to take actions designed to stabilize and improve its financial condition. Kaiser believes these actions will satisfy the other "fresh-start" general conditions summarized above.

     The board of directors has reviewed Kaiser's future prospects for profitability and has determined that Kaiser could reasonably anticipate profitability in the foreseeable future, although no assurances can be given in that regard. In the event Kaiser is not profitable during the year after the quasi-reorganization is effective, the Securities and Exchange Commission could reject the quasi-reorganization accounting.

     The board has concluded that a quasi-reorganization is appropriate under Kaiser's circumstances. Accordingly, the board has approved and is proposing that the shareholders approve a quasi-reorganization transaction to restate the financial accounts to eliminate the accumulated retained earnings deficit from Kaiser's balance sheet. If the applicable conditions summarized above are met, including the approval of the transaction by the shareholders, the accumulated deficit in Kaiser's retained earnings will be eliminated in a quasi-reorganization accounting transaction likely to be recorded in its balance sheet as of December 31, 1999.

Vote Required for Approval of the Quasi-Reorganization Proposal

       The affirmative vote of a majority of the outstanding shares of common stock is required to approve the Quasi-Reorganization Proposal.

Recommendation of the Board of Directors

       The board of directors recommends that shareholders vote "FOR" the Quasi-Reorganization Proposal. Proxies solicited by the board of directors will be so voted unless shareholders specify a contrary choice in their proxies.

===============================================================================
      PROPOSAL 9:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC
                                  ACCOUNTANTS
===============================================================================

     Unless otherwise indicated on any proxy, it is intended that shares represented by proxies at the annual meeting of shareholders will be voted in favor of the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of Kaiser for the fiscal year ending December 31, 1999. Prior to its merger with Price Waterhouse LLP to form PricewaterhouseCoopers LLP, Coopers & Lybrand LLP had acted as the independent public accountants of Kaiser since fiscal year 1989.

     Kaiser expects that representatives of PricewaterhouseCoopers LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

Vote Required for Ratification of Appointment of Independent Public Accountants

     The board is seeking the approval of a majority of the shares present at the meeting to ratify the appointment of PricewaterhouseCoopers LLP to serve as Kaiser's independent public accountants for the year ending December 31, 1999.

Recommendation of the Board of Directors

     The board of directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants of Kaiser for the year ending December 31, 1999. Proxies solicited by the board of directors will be so voted unless shareholders specify a contrary choice in their proxies.

===============================================================================
             VOTING SECURITIES OF KAISER AND CERTAIN SHAREHOLDINGS
===============================================================================

     The only class of Kaiser's capital stock that is issued, outstanding, and entitled to vote at the 1999 Annual Meeting is Kaiser's common stock. There were 23,822,657 shares of common stock issued and outstanding as of the record date and entitled to vote at the 1999 Annual Meeting. Each of these shares is entitled to one vote.

     The following table sets forth information, as of the dates indicated, regarding each person known by us to beneficially own 5% or more of our outstanding common stock. A person is deemed to be a beneficial owner of our common stock if that person has voting or investment power (or voting and investment powers) over any shares of common stock or has the right to acquire such shares within 60 days.

===================================================================================================
    Name and address of beneficial owners       Amount and nature of beneficial        Percent of
            of more than 5% of the                  ownership of shares of            common stock
            common stock of Kaiser                  common stock of Kaiser              of Kaiser
====================================================================================================
    Cowen and Company; Cowen Incorporated;              1,675,000 (a)                      7.0 %
    Joseph M. Cohen; Jarrod M. Cohen
    Financial Square
    New York, NY  10005-3597
----------------------------------------------------------------------------------------------------
    SG Cowen Securities Corporation                     1,681,600(b)                       7.1%
    1221 Avenue of the Americas
    New York, New York  10020
----------------------------------------------------------------------------------------------------
    State of Wisconsin Investment Board                 2,092,200(c)                       8.8 %
    P.O.  Box 7842
    Madison, WI  53707
----------------------------------------------------------------------------------------------------
    Tennenbaum & Co., LLC;                              2,600,000(d)                      10.9 %
    Michael E. Tennenbaum
    11100 Santa Monica Boulevard
    Suite 210
    Los Angeles, CA  90025
====================================================================================================

(a) The information with respect to the shares of common stock beneficially owned by Cowen and Company, Cowen Incorporated, Joseph M. Cohen, and Jarrod
     M. Cohen is based on information from Mr. Jarrod Cohen, managing director of Cowen and Company, and is current as of September 9, 1999. Mr. Cohen has informed Kaiser that a total of 49,000 shares are beneficially owned by Cowen and Company, Cowen Incorporated and Joseph M. Cohen, an individual who may be deemed to control Cowen Incorporated. Mr. Cohen has informed Kaiser that he has sole voting and investment power as to 626,000 shares and shared voting and investment power as to 1,000,000 shares. Mr. Jarrod Cohen is a director of Kaiser.
(b) This information is based on a Report on Schedule 13G, which was filed with the SEC reporting share ownership as of December 31, 1998.
(c) The information with respect to the shares of common stock beneficially owned by the State of Wisconsin Investment Board is based on a Report on
     Schedule 13G, Amendment No. 7 dated February 2, 1999, which was filed with the SEC reporting share ownership information as of December 31, 1998.
(d) The information with respect to the shares of common stock beneficially owned by Tennenbaum & Co., LLC and Michael E. Tennenbaum is based on a Report on Schedule 13D, Amendment No. 2 dated May 4, 1999, which was filed with the SEC. Mr. Tennenbaum is a director of Kaiser.

     The following table sets forth information regarding the beneficial ownership of shares of common stock of Kaiser by each nominee for director, by all directors continuing in office, by current and past executive officers named in the Summary Compensation Table, and by all directors and current executive officers as a group. Unless otherwise stated in the accompanying footnotes, the information set forth below is current as of September 9, 1999, the record date.

====================================================================================================
                Certain beneficial owners
                of shares of common stock                  Amount and nature           Percent of
                   of Kaiser as of the                  of beneficial ownership      common stock
              September 9, 1999 record date                of shares of common         of Kaiser
              (unless otherwise indicated)                  stock of Kaiser(a)     (*Less than 1%)
====================================================================================================
(i) Nominees for Director
----------------------------------------------------------------------------------------------------
       Thomas C. Jorling                                          22,727(b)               *
       James J. Maiwurm                                                  0                *
       Hazel R. O'Leary                                           18,927(c)               *
----------------------------------------------------------------------------------------------------
(ii) Directors Continuing in Office
----------------------------------------------------------------------------------------------------
       Jarrod M. Cohen                                         1,675,000(d)             7.0%
       James O. Edwards                                          505,585(e)             2.1%
       Keith M. Price                                            217,794(f)               *
       James T. Rhodes                                             7,018(g)               *
       Michael E. Tennenbaum                                   2,600,000(h)            10.9%
---------------------------------------------------------------------------------------------------
(iii) Executive Officers Named in the Summary Compensation Table
---------------------------------------------------------------------------------------------------
       Michael F. Gaffney                                         10,075(i)               *
          Former Executive Vice President
       Thomas P. Grumbly                                         100,000(j)               *
          Former Executive Vice President
       Sudhakar Kesavan                                           60,594(k)               *
          Former Executive Vice President
       Richard Leupen                                            164,950(l)               *
          Executive Vice President
       Marc Tipermas                                             278,300(m)             1.2%
          Former President and Chief Operating Officer
       David Watson                                              119,800(n)               *
          Former Executive Vice President
---------------------------------------------------------------------------------------------------
(iv) All Directors and Current Executive Officers
       as a Group (11 Persons)                                 5,220,119(o)            21.9%
====================================================================================================

(a) For the purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares of common stock which such person has the right to acquire within 60 days after the date as of which the information is presented. However, for purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or group of persons has the right to acquire from Kaiser within 60 days from the date as of which the information is presented is not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(b) Mr. Jorling's share ownership includes 6,000 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options.
    Mr. Jorling has 16,727 Phantom Stock Units.
(c) Ms. O'Leary has 16,727 Phantom Stock Units. Mrs. O'Leary also owns directly 2,200 other shares.
(d) The information with respect to the shares of common stock beneficially owned by Cowen and Company, Cowen Incorporated, Joseph M. Cohen, and Jarrod
    M. Cohen is based on information from Mr. Jarrod Cohen, managing director of Cowen and Company, and is current as of September 9, 1999. Mr. Cohen has informed Kaiser that a total of 49,000 shares are beneficially owned by Cowen and Company, Cowen Incorporated and Joseph M. Cohen, an individual who may be deemed to control Cowen Incorporated. Mr. Cohen has informed Kaiser that he has sole voting and investment power as to 626,000 shares and shared voting and investment power as to 1,000,000 shares. Mr. Jarrod Cohen is a director of Kaiser.
(e) Mr. Edwards' share ownership includes 861.48 shares allocated to his ESOP account, 748.62 shares allocated to his Section 401(k) Plan account, 22,501.88 shares allocated to his Retirement Plan account, and 150,000 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options. Mr. Edwards owns 156,033 restricted shares.
    Mr. Edwards also owns directly 175,440 other shares.
(f) Mr. Price has 16,727 Phantom Stock Units. Mr. Price's share ownership includes 1,066.92 shares allocated to his Retirement Plan account and 200,000 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options.

(g) Mr. Rhodes has 7,018 Phantom Stock Units.
(h) The information with respect to the shares of common stock beneficially owned by Tennenbaum & Co., LLC and Michael E. Tennenbaum is based on a Report on Schedule 13D, Amendment No. 2 dated May 4, 1999, which was filed with the SEC. Mr. Tennenbaum is a director of Kaiser. Mr. Tennenbaum is the Managing Member of and may be deemed to control Tennenbaum & Co. LLC, which owns 2,600,000 shares of common stock included in this table.
    Mr. Tennenbaum also has 7,018 Phantom Stock Units.
(i) Mr. Gaffney's share ownership includes 175.28 shares allocated to his Retirement Plan account and 9,900 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options.
(j) Mr. Grumbly's share ownership includes 100,000 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options.
(k) Mr. Kesavan's share ownership includes 1,291.52 shares allocated to his ESOP account, 612.58 allocated to his Retirement Plan account, and 36,927 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options. Mr. Kesavan also owns 21,763 restricted shares.
(l) Mr. Leupen's shares ownership includes 164,950 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options.
(m) Dr. Tipermas' share ownership includes 125,000 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options. He also owns 153,300 restricted shares.
(n) Mr. Watson's share ownership includes 119,800 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options.
(o) This total includes 64,217 Phantom Stock Units, 861.48 shares allocated to ESOP accounts, 748.62 shares in Section 401(k) Plan accounts, 23,568.80 shares allocated to individuals under the Retirement Plan or held in directed investment accounts under the Retirement Plan, 520,950 shares that may be acquired within 60 days of September 9, 1999 upon the exercise of stock options, 156,033 restricted shares and 4,453,740 other shares.

===============================================================================
            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
===============================================================================

     The U.S. Securities and Exchange Commission requires Kaiser to tell its shareholders when certain persons fail to report their transactions in Kaiser's equity securities to the SEC on a timely basis. During the fiscal year ended December 31, 1998, Messrs. Rhodes and Cohen failed to timely file an initial report on Form 3 and Mr. Edwards failed to timely file a report on Form 4. All of such filings have since been made. Based upon a review of SEC Forms 3, 4, and 5, and based on representations that no Forms 3, 4, and 5 other than those already filed were required to be filed, Kaiser believes that all Section 16(a) filing requirements applicable to its officers, directors, and beneficial owners of more than 10% of its equity securities were timely met, other than the delinquencies disclosed in this paragraph.

===============================================================================
                              CURRENT MANAGEMENT
===============================================================================

     During 1999, Kaiser implemented certain changes in its executive management. These changes were made in light of the changes in Kaiser's business focus that resulted from its sale of the EFM and Consulting groups, and in order to manage Kaiser's operations during what is expected to be a period of significant changes, including the exchange offer described under the Stock Issuance Proposal. The following individuals currently serve as the principal executive officers of Kaiser:

     James J. Maiwurm, 50, Chairman of the Board, President and Chief Executive Officer. Mr. Maiwurm has been President and Chief Executive Officer of Kaiser since April 19, 1999. Mr. Maiwurm was elected to, and as Chairman of, the board of directors of Kaiser in June 1999. Mr. Maiwurm serves as chairman of the board of managers of Kaiser-Hill Company, LLC, which performs the performance based integrating management services at the Department of Energy's Rocky Flats Environmental Technology site near Denver, Colorado. From August 1998 until elected as Kaiser's President and Chief Executive Officer, Mr. Maiwurm was a partner of Squire Sanders & Dempsey L.L.P., Washington, D.C., and from 1990 to 1998 was a partner of Crowell & Moring LLP, Washington, D.C. Both law firms serve as counsel to Kaiser. Mr. Maiwurm is a member of the Board of Trustees of Davis Memorial Goodwill Industries, Washington, D.C., a non-profit entity, and is a member of the board of directors of Workflow Management, Inc., an integrated graphic arts company providing documents, envelopes and commercial printing to businesses in North America, the stock of which is traded on the Nasdaq National Market System.

     S. Robert Cochran, 46, Executive Vice President and President, North America. Mr. Cochran has been President, North America for ICF Kaiser International, Inc. since April 1999. Mr. Cochran serves on the board of managers of Kaiser-Hill Company, LLC, which performs the performance based integrating management services at the Department of Energy's Rocky Flats Environmental Technology Site near Denver, Colorado. Prior to that, he was Senior Vice President for Business Development for Kaiser's former Environment and Facilities Management Group. Before joining Kaiser in 1995, Mr. Cochran was Senior Vice President of Hazwaste Industries, Inc. & Earth Technology Incorporated, focusing primarily on business development in the hazardous and radioactive site cleanup area. He was Senior Vice President and partner with Interface Incorporated; served as Vice President of PEI/IT; was senior project and geotechnical group manager with JRB/SAIC; and for Versar, Inc., worked as a senior project geologist. He is a registered professional geologist.

     Richard A. Leupen, 46, has been Executive Vice President and President, International of Kaiser since April 1999. Prior thereto, he was President of the Engineers & Constructors Group of Kaiser from August 1998. Mr. Leupen has held senior management positions in Kaiser's former Engineers & Constructors Group since 1995. Prior to joining Kaiser, Mr. Leupen worked for Protech Pty. Ltd. Mr. Leupen also serves as Managing Director of KWA Kenwalt Australia Pty Ltd, and as a director of Weda Bay Minerals Ltd (Calgary), Strand Mining Pty Limited (Singapore), Strand Management Pty Limited as well as serving as a director of a number of Kaiser subsidiaries and affiliates.

     Timothy P. O'Connor, 34, Chief Financial Officer and Executive Vice President. Mr. O'Connor has been Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc. since 1999. He had been Treasurer of Kaiser since May 1997 and has been employed by Kaiser in various financial positions since 1995. Mr. O'Connor serves on the board of managers of Kaiser-Hill Company, LLC, which performs the performance based integrating management services at the Department of Energy's Rocky Flats Environmental Technology site near Denver, Colorado. From 1990 until 1995, Mr. O'Connor was employed by Lockheed Martin Corporation of Bethesda, Maryland, where he held a number of financial positions. Prior to that, Mr. O'Connor worked for General Electric Company and Lazard Freres and Co. of New York. Mr. O'Connor is a Certified Cash Manager.

===============================================================================
                            EXECUTIVE COMPENSATION
===============================================================================

     The following table shows the compensation received for each of the three fiscal years ended December 31, 1998 by each person who served as Kaiser's Chief Executive Officer during fiscal 1998, the four other most highly compensated executive officers of Kaiser who were serving as such as of December 31, 1998 and two other highly compensated executive officers who ceased serving Kaiser during 1998 (each, a named executive officer).

=========================================================================================================================
                                                SUMMARY COMPENSATION TABLE
=========================================================================================================================
                                      Annual Compensation                     Long-term Compensation
                                                                                      Awards
-------------------------------------------------------------------------------------------------------------------------
                                                                                                (g)
         (a) (b)                                            (e)               (f)            Securities           (i)
     Name, Principal          (c)           (d)         Other Annual       Restricted        Underlying        All Other
      Position, and         Salary         Bonus        Compensation     Stock Award(s)        Options        Compensation
      Fiscal Period           ($)          ($)(a)          ($)(b)            ($)(a)             (#)(a)             (c)
-------------------------------------------------------------------------------------------------------------------------
Keith M. Price, Former President and CEO(d)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $141,347      $ 50,000               (b)             0          200,000 options     $ 52,068
-------------------------------------------------------------------------------------------------------------------------
James O. Edwards, Former Chairman and CEO(e)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $375,006             0       $ 49,520(b)      $362,600(e)                     0     $155,402
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $386,542             0               (b)             0                        0     $ 15,243
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1996......         $350,000      $175,000               (b)      $ 47,500(e)        40,000 options     $ 13,098
-------------------------------------------------------------------------------------------------------------------------
Michael F. Gaffney, Former Executive Vice President(f)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $250,016             0               (b)             0           40,000 options     $  3,938
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $239,050      $ 15,000               (b)             0           40,000 options     $ 14,266
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1996......         $197,897      $ 80,000               (b)             0            9,900 options     $ 14,893
-------------------------------------------------------------------------------------------------------------------------
Sudhakar Kesavan, Former Executive Vice President(g)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $274,052      $ 69,656               (b)             0                        0     $  3,031
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $225,014      $ 27,000               (b)      $ 14,515(g)        50,000 options     $ 12,696
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1996......         $164,492      $ 72,771               (b)      $ 28,538(g)        56,600 options     $ 12,127
-------------------------------------------------------------------------------------------------------------------------
Thomas P. Grumbly, Former Executive Vice President(h)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $257,312             0               (b)             0                        0     $  3,926
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $163,472      $ 75,000               (b)      $ 14,784(h)       100,000 options     $ 13,453
-------------------------------------------------------------------------------------------------------------------------
Richard A. Leupen, Executive Vice President(i)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $207,357      $146,000               (b)             0          200,000 options     $ 57,514
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $168,064      $ 80,000               (b)             0                        0     $ 25,151
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1996......         $132,185      $ 12,500               (b)             0                        0     $ 23,732
-------------------------------------------------------------------------------------------------------------------------
Marc Tipermas, Former President and Chief Operating Officer(j)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $231,613             0       $142,909(b)             0                        0     $736,857
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $336,545      $ 50,000       $ 42,593(b)             0                        0     $ 13,989
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1996......         $293,285      $100,000               (b)      $ 28,463(j)        26,400 options     $ 13,800
-------------------------------------------------------------------------------------------------------------------------

David Watson, Former Executive Vice President(k)
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1998......         $239,313             0               (b)      $ 59,850(k)                     0     $318,453
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1997......         $275,018      $ 60,000               (b)      $104,832(k)                     0     $ 90,662
-------------------------------------------------------------------------------------------------------------------------
  Fiscal 1996......         $227,899      $115,000       $  8,376(b)      $ 18,975(k)        94,800 options     $ 29,574
=========================================================================================================================

(a) Cash bonuses are reported for the year of service for which the cash bonus was earned, even if pre-paid or paid in a subsequent year. Restricted stock and options are reported for the year of service for which the stock and/or options were earned, even if the grant date falls in a subsequent fiscal year. No dividends are paid on any shares of restricted stock.

(b) Any amounts shown in the ``All Other Compensation'' column do not include any perquisites or other personal benefits because the aggregate amount of such compensation for each of the named executive officers did not exceed the lesser of (i) $50,000 or (ii) 10% of the combined salary and bonus for the named executive officer for the stated fiscal period. The amount shown in column (e) of the table for Dr. Tipermas for fiscal year 1997 and Mr. Watson for fiscal year 1996 were amounts reimbursed for the payment of taxes.

(c) Kaiser's 1998 contributions to the named executive officers pursuant to Kaiser's Retirement Plan were not determined or made until September 1999. Kaiser will disclose these contributions for the named executive officers in its 1999 annual report to shareholders to be distributed for the 2000 Annual Meeting of Shareholders if the named executive officer is the CEO or one of the other four most highly compensated executive officers in fiscal year 1999.

(d) Mr. Price was appointed President and Chief Operating Officer of Kaiser as of August 5, 1998. As a result, the information for fiscal year 1998 represents all compensation paid to or earned by Mr. Price during the five-month period commencing on his hire date through December 31, 1998. On August 27, 1998, Mr. Price entered into an employment agreement with Kaiser, pursuant to which he became entitled to receive an annual base salary of $375,000 through August 4, 1999, subject to adjustment. For a fuller description of the terms of this agreement, please refer to the discussion under ``Senior Executive Officers Severance Plan" and "Agreements and Transactions with Certain Directors." The amount in column (d) represents a signing bonus paid to Mr. Price in connection with his agreeing to serve as President and CEO of Kaiser. The amounts in column (i) of the table for Mr. Price comprise the following:

    Fiscal 1998    $  1,757  Company match under Kaiser's Section 401(k) Plan
                   $  3,770  Spouse travel
                   $    943  Car allowance
                   $ 45,598  Relocation expenses

(e) Mr. Edwards resigned as Chairman and CEO of Kaiser effective November 6, 1998. As a result, the information for fiscal 1998 represents all compensation paid to or earned by Mr. Edwards during the eleven months of such year during which Kaiser employed him, including amounts paid pursuant to Mr. Edwards' severance arrangements with Kaiser. Mr. Edwards also was paid $49,520 in fiscal 1998 and $49,039 in fiscal 1999 for consulting services. For a fuller description of the terms of these agreements, please refer to the discussion under ``Senior Executive Officers Severance Plan" and "Agreements and Transactions with Certain Directors." For his service in 1998, Mr. Edwards was awarded 200,000 shares of restricted stock on November 6, 1998. These shares will fully vest on November 6, 1999 or, if earlier, upon a change of control. The closing price of Kaiser's common stock on November 6, 1998 was $1.813. For his service in fiscal 1996, Mr. Edwards was awarded 20,000 shares of restricted stock on March 4, 1997. The closing price of Kaiser's common stock on March 4, 1997 was $2.375. As of December 31, 1998, Mr. Edwards owned a total of 220,000 restricted shares; the closing price of Kaiser's common stock on December 31, 1998 was $1.438; the aggregate value of these holdings is $316,360. The amounts shown in column
    (i) of the table for Mr. Edwards comprise the following:

    Fiscal 1998   $   2,545  Spouse travel
                  $   2,857  Kaiser match under Kaiser's Section 401(k) Plan
                  $ 150,000  Severance payments
    Fiscal 1997   $   2,731  Kaiser match under Kaiser's Section 401(k) Plan
                  $  10,184  Kaiser Retirement Plan Contribution for 1997
                             made in September 1998
                  $   2,328  Spouse travel
    Fiscal 1996   $   9,492  Kaiser Retirement Plan contribution for 1996
                             made in  September 1997
                  $   2,731  Kaiser match under Kaiser's Section 401(k) Plan
                  $     875  Imputed income for Kaiser-paid life insurance

(f) Mr. Gaffney resigned from his position effective March 17, 1999. The amounts shown in column (i) of the table for Mr. Gaffney comprise the following:

    Fiscal 1998   $     361  Spouse travel
                  $   3,304  Kaiser match under Kaiser's Section 401(k) Plan
                  $     273  Imputed income for Kaiser-paid life insurance
    Fiscal 1997   $   3,225  Kaiser match under Kaiser's Section 401(k) Plan
                  $     273  Imputed income for Kaiser-paid life insurance
                  $  10,184  Kaiser Retirement Plan Contribution for 1997
                             made in September 1998
                  $     584  Spouse travel
    Fiscal 1996   $   9,492  Kaiser Retirement Plan contribution for 1996
                             made in September 1997
                  $   3,188  Kaiser match under Kaiser's Section 401(k) Plan
                  $     660  Imputed income for Kaiser-paid life insurance
                  $   1,553  Spouse travel

(g) Effective June 30, 1999, Mr. Kesavan ceased to be employed by Kaiser in connection with the sale of the Consulting Group. For his service in fiscal 1997, Mr. Kesavan was awarded 5,400 shares of restricted stock on March 9,

    2001, provided Mr. Kesavan remains an employee of ICF Consulting Inc. For his service in fiscal 1996, Mr. Kesavan was awarded 12,016 restricted shares on March 4, 1997. The closing price of Kaiser's common stock on March 4, 1997 was $2.375. These restricted shares will fully vest on January 1, 2000; provided Mr. Kesavan remains an employee of ICF Consulting Inc. As of December 31, 1998, Mr. Kesavan owned a total of 17,416 restricted shares; the closing price of Kaiser's common stock on December 31, 1998 was $1.438; the aggregate value of these holdings is $25,044. The amounts shown in column (i) of the table for Mr. Kesavan comprise the following:

    Fiscal 1998  $   2,500  Kaiser match under Kaiser's Section 401(k) Plan
                 $     531  Spouse travel
    Fiscal 1997  $   2,423  Kaiser match under Kaiser's Section 401(k) Plan
                 $  10,184  Kaiser Retirement Plan Contribution for 1997
                            made in September 1998
                 $      89  Imputed income for Kaiser-paid life insurance
    Fiscal 1996  $   9,492  Kaiser Retirement Plan contribution for 1996
                            made in September 1997
                 $   2,405  Kaiser match under Kaiser's Section 401(k) Plan
                 $     230  Imputed income for Kaiser-paid life insurance

(h) Mr. Grumbly was employed by Kaiser from April 1997 until his resignation in April 1999 in connection with Kaiser's sale of its EFM Group. As a result, compensation for 1997 represents amounts paid during only an eight month period. For his service in fiscal 1997, Mr. Grumbly was awarded 5,500 shares of restricted stock on March 9, 1998. The closing price of Kaiser's common stock on March 9, 1998 was $2.688. These restricted shares were forfeited in connection with Mr. Grumbly's resignation from Kaiser. The amounts show in column (i) of the table for Mr. Grumbly comprise the following:

    Fiscal 1998  $    3,346  Kaiser match under Kaiser's Section 401(k) Plan
                 $      580  Spouse travel
    Fiscal 1997  $    3,269  Kaiser match under Kaiser's Section 401(k) Plan
                 $   10,184  Kaiser Retirement Plan contribution for 1997
                             made in September 1998

(i) The amounts shown in column (i) of the table for Mr. Leupen comprise the following:

    Fiscal 1998  $    1,385  Kaiser match under Kaiser's Section 401(k) Plan
                 $    7,897  Kaiser Retirement Plan contribution for 1997
                             made in September 1998
                 $   31,452  Relocation expenses
                 $   11,191  Car Allowance
                 $    5,589  Spouse travel
    Fiscal 1997  $   10,247  Kaiser Retirement Plan contribution for 1997
                 $   14,904  Car Allowance
    Fiscal 1996  $    8,828  Kaiser Retirement Plan contribution for 1996
                 $   14,904  Car allowance

(j) Dr. Tipermas ceased to be employed by Kaiser as of August 7, 1998. As a result, the amounts shown for fiscal 1998 represent all compensation paid or earned during the 8 months of fiscal 1998 that Kaiser employed Dr. Tipermas, including amounts paid pursuant to Dr. Tipermas' severance arrangements with Kaiser. Dr. Tipermas also was paid $142,909 in fiscal 1998 and $43,269 in fiscal 1999 for consulting services. For a fuller description of the terms of these agreements, please refer to the discussion under "Senior Executive Officers Severance Plan" and "Agreements and Transactions with Executive Officers Named in the Summary Compensation Table." For his service in fiscal 1996, Dr. Tipermas was awarded 9,900 shares of restricted stock on March 20, 1997. The closing price of Kaiser's common stock on March 20, 1997 was $2.875. Of these restricted shares, 3,300 shares are vested, subject to a restriction on sale prior to March 4, 2000, and the balance were forfeited upon termination of Dr. Tipermas' employment. As of December 31, 1998, Dr. Tipermas owned a total of 3,300 restricted shares; the closing price of Kaiser's common stock on December 31, 1998 was $1.438; the aggregate value of these holdings is $4,745. The amounts shown in column
    (i) of the table for Dr. Tipermas comprise the following:

    Fiscal 1998  $    3,400  Kaiser match under Kaiser's Section 401(k) Plan
                 $      515  Spouse travel
                 $      442  Imputed income for Kaiser-paid life insurance
                 $  732,500  Severance payment
    Fiscal 1997  $    3,231  Kaiser match under Kaiser's Section 401(k) Plan
                 $   10,184  Kaiser Retirement Plan contribution for 1997
                             made in September 1998
                 $      429  Imputed income for Kaiser-paid life insurance

                 $      145  Spouse travel
    Fiscal 1996  $    9,492  Kaiser Retirement Plan contribution for 1996
                             made in September 1997
                 $    3,202  Kaiser match under Kaiser's Section 401(k) Plan
                 $      706  Imputed income for Kaiser-paid life insurance
                 $      400  Spouse travel

(k) Mr. Watson ceased to be employed by Kaiser, effective August 7, 1998. As a result, the information set forth in the table for fiscal 1998 shows all compensation paid to or earned by Mr. Watson during the 10-month period of fiscal 1998 that he was employed, including amounts paid pursuant to Mr. Watson's severance arrangements with Kaiser. For a fuller description of the terms of these agreements, please refer to the discussion under "Senior Executive Officers Severance Plan" and "Agreements and Transactions with Executive Officers Named in the Summary Compensation Table." For his service in fiscal 1997, Mr. Watson was awarded 39,000 shares of restricted stock on March 9, 1998. The closing price of Kaiser's common stock on March 9, 1998 was $2.688. For his service in fiscal 1996, Mr. Watson was awarded 6,600 restricted shares on March 20, 1997. The closing price of Kaiser's common stock on March 20, 1997 was $2.875. All of the restricted shares granted to Mr. Watson were fully vested upon the termination of his employment by Kaiser. As of December 31, 1998, Mr. Watson owned a total of 45,600 restricted shares; the closing price of Kaiser's common stock on December 31, 1998, was $1.438; the aggregate value of these holdings is $65,573. The amounts shown in column (i) of the table for Mr. Watson comprise the following:

    Fiscal 1998   $   4,886  Lump-sum relocation payment made in 1998
                  $   3,400  Kaiser match under Kaiser's Section 401(k) Plan
                  $  10,148  Spouse travel
                  $ 300,019  Lump-sum severance payment
    Fiscal 1997   $  77,160  Lump-sum relocation payment made in 1997
                  $   3,173  Kaiser match under Kaiser's Section 401(k) Plan
                  $  10,184  Kaiser Retirement Plan contribution for 1997
                             made in September 1998
                  $     145  Spouse travel
    Fiscal 1996   $   9,492  Kaiser Retirement Plan contribution for 1996
                             made in September 1997
                  $   3,192  Kaiser match under Kaiser's Section 401(k) Plan
                  $     908  Imputed income for Kaiser-paid life insurance
                  $  15,982  Reimbursed relocation expense

    The following table shows all individual grants of stock options made during the fiscal year ended December 31, 1998 to each of the named executive officers identified in the Summary Compensation Table. No grants were made during such period to Messrs. Edwards, Grumbly, Tipermas or Watson.

                                               OPTION GRANTS IN LAST FISCAL YEAR
==============================================================================================================================
             (a)                       (b)                 (c)                 (d)                  (e)               (f)
------------------------------------------------------------------------------------------------------------------------------
            Name                    Number of           % of Total        Exercise Price      Expiration Date      Grant Date
                                   Securities        Options Granted        ($/Sh)(b)                            Present Value
                               Underlying Options    To Employees in                                                  $(c)
                                   Granted (#)        Fiscal Year(a)
------------------------------------------------------------------------------------------------------------------------------
Michael F. Gaffney(d) ............    40,000               3.7%                $2.50         February 27, 2003        $ 62,900
------------------------------------------------------------------------------------------------------------------------------
Sudhakar Kesavan(d)  .............    50,000               4.7%                $2.50         February 27, 2003        $ 78,625
------------------------------------------------------------------------------------------------------------------------------
Richard A. Leupen(d)  ............    50,000               4.7%                $2.50         February 27, 2003        $ 84,425
------------------------------------------------------------------------------------------------------------------------------
Richard A. Leupen(e)  ............   150,000              14.0%                $1.33        September 14, 200l        $100,815
------------------------------------------------------------------------------------------------------------------------------
Keith M. Price(f)  ...............   150,000              14.0%                $1.39         September 3, 2001        $105,360
------------------------------------------------------------------------------------------------------------------------------
Keith M. Price(g)  ...............    50,000               4.7%                $1.24          November 4, 2001        $ 31,330
==============================================================================================================================

_______
(a) Kaiser granted a total of 1,075,500 options to its employees in the last fiscal year.
(b) The exercise price is the average closing price of Kaiser's common stock on each of the 20 trading days prior to the date of grant, with the 20th day being the trading date immediately preceding the date of grant.
(c) Grant date present value is determined using the Black-Scholes Model. Since the model makes assumptions about future variables, the actual value of the options may be greater or less than the values stated in the table. The calculations from which the above values were derived assume no dividend yield, volatility of approximately 71.6%, exercise at or near the expiration date, and a risk-free rate of return of 5.2% based on the average monthly U.S. Treasury bill rate for five-year maturities on the date of grant. No downward adjustments were made to the grant date option values stated in the table to account for potential forfeiture or the nontransferable nature of these options.
(d) Five-year options, granted February 27, 1998, vesting in equal increments over four years, with the first 25% vesting one year from the date of grant.
(e) Three-year options granted September 14, 1998, which vested 50% on the date of grant and 50% on January 1, 1999.
(f) Three-year options granted September 3, 1998, vesting 50% on February 5, 1999 and 50% on August 4, 1999. On April 27, 1999, all then unvested options were immediately vested pursuant to an agreement among Kaiser and Mr. Price. See "Agreements and Transactions with Certain Directors."
(g) Three-year options granted November 4, 1998, vesting 50% on May 4, 1999 and 50% on November 4, 1999. On April 27, 1999, all then unvested options were immediately vested pursuant to an agreement among Kaiser and Mr. Price. See "Agreements and Transactions with Certain Directors."

    The following table shows certain information concerning the value as of December 31, 1998 of unexercised options held by each of the named executive officers identified in the Summary Compensation Table. None of such named executive officers exercised stock options during the fiscal year ended December 31, 1998.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FY-END OPTION VALUES
========================================================================================================================
          (a)                   (b)            (c)                   (d)                                (e)
------------------------------------------------------------------------------------------------------------------------
          Name                Shares          Value          Number of Securities              Value of Unexercised
                            Acquired on     Realized        Underlying Unexercised             In-the-Money Options
                           Exercise (#)        ($)         Options at 12/31/98 (#)                at 12/31/98 ($)
                                                          Exercisable/Unexercisable         Exercisable/Unexercisable*
------------------------------------------------------------------------------------------------------------------------
Keith M. Price  ............        0            0                       0/200,000              $   0/$17,100(1)
------------------------------------------------------------------------------------------------------------------------
James O. Edwards  ..........        0            0                       190,000/0                     N/A(2)
------------------------------------------------------------------------------------------------------------------------
Michael F. Gaffney  ........        0            0                   50,475/59,425                     N/A(2)
------------------------------------------------------------------------------------------------------------------------
Sudhakar Kesavan  ..........        0            0                   20,621/94,606                     N/A(2)
------------------------------------------------------------------------------------------------------------------------
Thomas P. Grumbly  .........        0            0                   25,000/75,000                     N/A(2)
------------------------------------------------------------------------------------------------------------------------
Richard A. Leupen  ..........       0            0                  75,000/125,000              8,100/$8,100(3)
------------------------------------------------------------------------------------------------------------------------
Marc Tipermas  ..............       0            0                       151,400/0                     N/A(2)
------------------------------------------------------------------------------------------------------------------------
David Watson  ...............       0            0                   42,450/77,350                     N/A(2)
========================================================================================================================

________

    The exercise price of all options is the average closing price of Kaiser's common stock on each of the 20 trading days prior to the date of grant, with the 20th day being the trading date immediately preceding the date of grant. The closing price of Kaiser's common stock on December 31, 1998 was $1.38 per share.

  (1) 150,000 of the in-the-money options held by Mr. Price were granted at an exercise price of $1.39 per share on September 14, 1998 and 50,000 were granted at an exercise price of $1.24 per share on November 4, 1998.
  (2) None of the options held by this person were in-the-money as of December 31, 1998.
  (3) All of the in-the-money options held by Mr. Leupen were granted at an exercise price of $1.33 per share on September 3, 1998.

Senior Executive Officers Severance Plan

     In 1994, the then-named Compensation and Human Resources Committee of the board of directors approved the adoption of Kaiser's Senior Executive Officers Severance Plan (the "SEOSP"). As amended, the SEOSP currently entitles eligible participants to receive a minimum severance benefit equal to six months of the participant's average monthly salary, unless a participant is entitled to a greater benefit under his or her employment agreement with Kaiser, then such arrangement prevails over the lower SEOSP benefit. The SEOSP also requires that Kaiser and a SEOSP participant to execute mutual general releases in order to obtain the SEOSP benefit.

     Under the terms of the SEOSP, the eligible participants in the SEOSP are the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Executive Vice President (Corporate Development), the Group Presidents, the Treasurer, the General Counsel, and any officer as designated by the Compensation and Human Resources Committee. As of September 9, 1999, the record date, there were no persons whose severance payments were governed by the SEOSP. Recent employment agreements with members of senior management have excluded them from participation in the SEOSP, and Kaiser expects the terms of the SEOSP to be reviewed in connection with the review of Kaiser's incentive compensation program during the second half of 1999. See "Compensation and Human Resources Committee Report on Executive Compensation." On August 30, 1999, the board of directors suspended the operation of the SEOSP, except to the extent the SEOSP is applicable to any officer of Kaiser by prior action of the board or the Compensation and Human Resources Committee and/or incorporated by reference into an existing employment agreement between Kaiser and the officer.

     A participant is eligible to receive severance payments if Kaiser terminates his or her employment without "cause" or if the participant terminates his or her employment for "good reason." "Cause" and "good reason" are defined in the SEOSP. Average monthly salary is defined in the SEOSP as the participant's average monthly gross salary, excluding all bonuses, for the six months prior to employment termination. Severance benefits may be paid under the SEOSP in two installments or, with the approval of the Compensation and Human Resources Committee, in a lump sum. The SEOSP provides that severance pay will not be considered compensation for purposes of the Retirement Plan or the
Section 401(k) Plan; severance pay will not increase Years of Service for those Plans' purposes. As of September 9, 1999, the record date, severance benefits have been paid under the SEOSP to five persons.

     In connection with the termination of their employment with Kaiser since January 1, 1998, six of the Named Executive Officers identified in the Summary Compensation Table received severance packages, some of which included payments made pursuant to the SEOSP. These severance arrangements are described under "Agreements and Transactions with Executive Officers Named in the Summary Compensation Table."

===============================================================================
              AGREEMENTS AND TRANSACTIONS WITH EXECUTIVE OFFICERS
                    NAMED IN THE SUMMARY COMPENSATION TABLE
                        (Two of whom also are Directors)
===============================================================================

     James O. Edwards. Agreements and transactions between Kaiser and Mr. Edwards are described under "Agreements and Transactions with Certain Directors."

     Michael F. Gaffney. On March 8, 1999, Mr. Gaffney entered into an agreement with Kaiser, pursuant to which the parties mutually agreed to terminate Mr. Gaffney's employment agreement. The terms of that employment agreement are described in the following paragraph. In consideration of Mr. Gaffney's agreeing to terminate his employment agreement, Kaiser paid him an aggregate amount of $250,000 in cash and agreed to continue health, welfare, and life insurance benefits for Mr. Gaffney and his dependents through April 30, 1999. In exchange for the benefits received by Mr. Gaffney which are described in this paragraph, Mr. Gaffney agreed to terminate his employment agreement, enter into a six-month noncompetition agreement, and execute a full general release as to Kaiser and its affiliated parties.

     Effective January 1, 1997, Kaiser entered into an employment agreement with Mr. Gaffney for his services as Senior Vice President of Kaiser through December 31, 1999. In addition to delineating Mr. Gaffney's areas of responsibility and reporting line, the agreement provided for a base annual salary of $230,000 for the 15-month period beginning January 1, 1997, with a $20,000 annual increase for the next 12-month period and a $25,000 annual increase for the remaining months; annual bonus compensation to be determined by reference to sales targets, operating group revenue and profit targets, and other qualitative factors as determined by the Compensation and Human Resources Committee of Kaiser's board of directors; a specified severance payment; eligibility under Kaiser's employee benefit plans; and a six-month noncompetition period following employment termination.

     Thomas P. Grumbly. On April 7, 1997, Kaiser entered into an employment agreement with Mr. Grumbly for his services as Executive Vice President and President, Federal Programs Group. In addition to delineating Mr. Grumbly's areas of responsibility and reporting line, the agreement provided for: a base annual salary of $250,000 beginning April 28, 1997, subject to annual increases of $10,000; a signing bonus of $50,000 for the period ended December 31, 1997; an additional bonus opportunity to be determined by the Compensation and Human Resources Committee and based on Kaiser's performance; eligibility under Kaiser's employee benefit plans and 12 months severance in the event Mr. Grumbly was terminated other than for cause. The agreement also provided for the grant of 100,000 options, 25% of which vest on each of the first four anniversaries of the grant date.

     On March 15, 1999, in consideration for Mr. Grumbly's remaining in the employ of Kaiser for a period of at least 30 days after the closing of the sale of Kaiser's Environment and Facilities Management Group on April 9, 1999, Kaiser agreed to: increase Mr. Grumbly's annual compensation to $270,000 effective February 1, 1999; pay health insurance for a 12-month period following termination; pay a bonus of $50,000; pay out the 12-month severance upon the closing of the EFM transaction; vest all previously granted Kaiser's common stock options; and waive the noncompetition provisions of the April 1997 employment agreement. Mr. Grumbly terminated his employment with Kaiser on May 9, 1999.

     Richard A. Leupen. Kaiser entered into an employment agreement with Mr. Leupen for his services as President of the Engineers and Constructors Group and Executive Vice President of Kaiser for the period August 4, 1998 through August 4, 2001. In addition to delineating Mr. Leupen's areas of responsibility and reporting line, the agreement provides for a base annual salary of $300,000 beginning on August 4, 1998, subject to annual increases to be determined by the Compensation and Human Resources Committee; a relocation bonus of $46,000; bonus compensation of $35,000 for the period ended June 30, 1998, not less than $75,000 for the period ended December 31, 1998, and not less than $150,000 for the period ended August 4, 1999; a signing bonus of $100,000, payable in two equal increments on August 4, 1998 and January 1, 1999; eligibility under Kaiser's employee benefit plans; reimbursement of relocation and related expenses for Mr. Leupen and his family; and a one-year noncompetition period following termination for "cause" of Mr. Leupen's employment. The agreement also provides for the grant of 150,000 options, 50% of which vested immediately and the remainder vested on January 1, 1999. In addition, Mr. Leupen has the right to elect to be reinstated in his prior position with Kaiser Engineers Pty. Ltd., headquartered in Perth, Western Australia. Either party may terminate the agreement upon thirty (30) days' prior written notice; Kaiser may terminate the agreement for "cause," or Mr. Leupen may terminate the agreement for "good reason." In the event that the agreement is terminated without "cause" by Kaiser or by Mr. Leupen without "good reason" or in the event that Kaiser is the subject of a voluntary or involuntary bankruptcy, Mr. Leupen is entitled to receive a severance payment equal to two times his annual base salary in effect at the time of such termination. In the event that Mr. Leupen terminated the agreement for "good reason" (as defined in the agreement), he is entitled to receive a severance payment equal to one times his annual base salary then in effect.

     In connection with his return to Australia and his appointment to serve as President, International and Executive Vice President of Kaiser, Mr. Leupen and Kaiser entered into a new employment agreement. Effective June 1, 1999, Mr. Leupen entered into an employment agreement pursuant to which he is entitled to be compensated with an annual base salary of $260,000 and is also eligible to receive a maximum annual bonus of $130,000, subject to the achievement of certain performance thresholds, and a retention bonus of $25,000 on each of December 31, 1999 and May 1, 2000, subject to his continued employment.

     Keith M. Price. Agreements and transactions between Kaiser and Mr. Price are described under "Agreements and Transactions with Certain Directors."

     Marc Tipermas. On August 7, 1998, Dr. Tipermas entered into an agreement with Kaiser, pursuant to which the parties mutually agreed to terminate Dr. Tipermas' employment agreement. The terms of that employment agreement are described in the following paragraph. In consideration of Dr. Tipermas' agreeing to terminate his employment agreement, Kaiser paid him $732,500 in cash. Kaiser further agreed (i) to provide Dr. Tipermas and his dependents with continued health, welfare and life insurance benefits through January 31, 1999,
(ii) to accelerate the vesting of certain options previously granted pursuant to Kaiser's Stock Incentive Plan, and (iii) consistent with the terms of his employment agreement, to award 150,000 shares of common stock, which shares vest upon the earlier of August 7, 1999, or the occurrence of any sale of Kaiser or all or substantially all of Kaiser's assets, or other event resulting in a change of control of Kaiser. All unexercised options held by Dr. Tipermas on November 1, 1999 will expire. In addition, Dr. Tipermas agreed to provide certain consulting services to Kaiser through January 31, 1999, for which he was compensated at an annual rate of $375,000. Kaiser also agreed to reimburse Dr. Tipermas for legal fees incurred by Dr. Tipermas in connection with the negotiation of this agreement up to a maximum of $10,000. In exchange for the benefits received by Dr. Tipermas which are described in this paragraph, Dr. Tipermas agreed to terminate his employment agreement and execute a full general release as to Kaiser and its affiliated parties.

     Effective May 1, 1997, Kaiser entered into an employment agreement with Dr. Tipermas for his services as President and Chief Operating Officer of Kaiser through December 31, 1999. Dr. Tipermas also was a director of Kaiser at the time of such agreement. In addition to delineating Dr. Tipermas' areas of responsibility and reporting line, the agreement provided for a minimum base salary of $350,000 from April 1, 1997, with $25,000 increases in each of the following two years; annual bonus compensation to be determined by the Compensation and Human Resources Committee of Kaiser's board of directors; severance payments as provided under Kaiser's Senior Executive Officers Severance Plan, with a minimum of two years; eligibility under Kaiser's employee benefits plans; a cash payment of $50,000, net of taxes, in return for an agreement not to sell shares of Kaiser's common stock without the Compensation and Human Resources Committee approval; and a one-year noncompetition period following voluntary or "for cause" employment termination. The agreement also provided for the grant on December 31, 1998, of 150,000 shares of restricted stock under Kaiser's incentive plan; 75,000 of these shares vest on December 31, 1999, with the balance vesting on December 31, 2000. Vesting terms in the event of termination of Dr. Tipermas' employment or his death also were outlined in the agreement.

     David Watson. On August 7, 1998, Mr. Watson entered into an agreement with Kaiser, pursuant to which the parties mutually agreed to terminate Mr. Watson's employment agreement. The terms of that employment agreement are described in the following paragraph. In consideration of Mr. Watson's agreeing to terminate his employment agreement, Kaiser paid him $300,019 in cash in October 1998. Kaiser further agreed (i) to enable Mr. Watson to continue to use Kaiser's corporate membership at a private club through December 31, 1999, (ii) to accelerate the vesting of 45,600 shares of restricted stock previously granted and (iii) to reimburse up to $2,500 of legal fees incurred by Mr. Watson in connection with the negotiation of this agreement. In exchange for the benefits received by Mr. Watson which are described in this paragraph, Mr. Watson agreed to terminate his employment agreement and execute a full general release as to Kaiser and its affiliated parties, and further agreed not to compete with Kaiser for a period of one year following the termination of his employment by Kaiser.

     Effective November 13, 1995, Kaiser entered into an employment agreement with Mr. Watson for his services as Executive Vice President and President of the International Operations Group of Kaiser through November 13, 1998. This agreement was subsequently amended, effective December 1, 1996, to provide for Mr. Watson's services as Executive Vice President, and President of the ICF Kaiser Engineers & Constructors Group through December 1, 1999. In addition to delineating Mr. Watson's areas of responsibility, the amended agreement provided for a minimum base annual salary of $275,000, and bonuses in the range of $25,000 to $100,000 for fiscal 1996 and in amounts to be determined by the Compensation and Human Resources Committee for future years; severance payments as provided under Kaiser's Senior Executive Officers Severance Plan; and reimbursement of relocation expenses up to a maximum of $50,000. The amended agreement also provided for the grant (i) on December 15, 1995 of 20,000 stock options, 6,250 of which were vested immediately and the remainder to vest in three equal increments on each anniversary of the grant date, and (ii) on January 24, 1997 of 75,000 additional options, 18,750 of which vested upon grant, and the remainder to vest in three equal increments on each anniversary of the grant date. In return for the benefits afforded Mr. Watson in his employment agreement, Mr. Watson agreed to a one-year noncompetition and nonsolicitation period following termination of his employment for any reason.

===============================================================================
                    STOCK PERFORMANCE GRAPH - PEER ISSUERS
===============================================================================


===============================================================================


                    [STOCK PERFORMANCE GRAPH APPEARS HERE]
===============================================================================

     The above graph plots cumulative total return on a $100 investment in ICF Kaiser International, Inc. common stock for the past five years. The S&P 500 Index and a group of peer issuers are shown for comparison and include reinvestment of dividends where applicable. The peer issuers were selected because they were environmental services companies of comparable size to Kaiser and include the following nine companies: EA Engineering, Science, and Technology, Inc.; Fluor Corporation; Foster Wheeler; Harding Associates, Incorporated; International Technologies Corporation; Jacobs Engineering; Morrison-Knudsen; Roy F. Weston, Inc., and TRC Companies. These are the same peer issuers as those identified as New Peer Issuers by Kaiser in its 1998 proxy statement.

=========================================================================================================================
                                                 Cumulative Total Return
-------------------------------------------------------------------------------------------------------------------------
                                       1994             1995              1996               1997              1998
-------------------------------------------------------------------------------------------------------------------------
ICF Kaiser International, Inc.       $ 64.10          $ 87.18            $ 38.46           $ 47.43           $ 29.50
S&P 500                              $101.32          $139.40            $171.40           $228.59           $293.91
-------------------------------------------------------------------------------------------------------------------------
Peer Issuers Only                    $ 97.36          $143.72            $136.45           $ 96.34           $102.37
-------------------------------------------------------------------------------------------------------------------------
Peer Issuers plus
ICF Kaiser International Inc.        $ 96.77          $142.72            $134.72           $ 95.49           $101.07
=========================================================================================================================

===============================================================================
                  COMPENSATION AND HUMAN RESOURCES COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION
===============================================================================

     The board of directors has delegated certain of its powers to its Compensation and Human Resources Committee. On behalf of the board, the committee reviews the annual salary, bonuses, and other benefits, direct and indirect, paid to the CEO and those persons designated as executive officers under SEC rules and regulations. The committee reviews employment agreements and other employment-related arrangements, both proposed and existing, with persons who are or will become executive officers.

     On behalf of the board, the committee administers Kaiser's Stock Incentive Plan, the Employee Stock Purchase Plan, the Section 401(k) Plan, the Retirement Plan, the Non-employee Directors Stock Option Plan, the Non- employee Directors Compensation and Phantom Stock Plan, the Senior Executive Officers' Severance Plan, and all welfare benefit plans to the extent such plans require the involvement of the board of directors. The committee has authority to determine whether indemnification of officers, directors, and/or employees should be provided in specific cases. The committee has the power to establish, and then periodically review, Kaiser's policies in the area of management perquisites, with the full board of directors having final decision-making authority with respect to perquisites for executive officers and other members of senior management. Beginning in 1997, the Compensation and Human Resources Committee began to establish and periodically review Kaiser's policies in the areas of human resources, EEO, labor relations, and diversity.

     Kaiser's executive compensation philosophy did not change significantly from fiscal years 1993 through 1998. Based on compensation data provided to it by an independent compensation consulting firm regarding positions of similar content in the industrial sector, Kaiser developed its compensation philosophy:

     . to provide levels of total direct compensation, including compensation for the CEO, at approximately the 50th percentile to 25% above the 50th percentile of total direct compensation paid to comparable employees by other companies and

     . to provide incentive compensation that rewards performance, including performance by the CEO, based on the individuals' initiative, achievements, and contributions to overall corporate performance during the fiscal year.

In addition, some of Kaiser's employment arrangements provide for minimum bonuses. Because Kaiser's incentive compensation plans only apply to performance during a single fiscal year, these plans do not meet the SEC's definition of long-term incentive plans, defined as those covering incentive compensation for performance over a period longer than one fiscal year. Kaiser does not grant significant perquisites to its employees, officers, or executive officers.

     During 1998 the key elements of Kaiser's incentive compensation program consisted of cash bonuses, stock options, and restricted stock. The program is divided into three parts:

     . the Incentive Compensation Plan ("IC Plan") for Senior Executives which was adopted by the Compensation and Human Resources Committee at a meeting held on December 16, 1997, and which applies to awards made for service in 1998 and later years;

     . the general provisions of Kaiser's Stock Incentive Plan, which was adopted in 1987 and applies to all key employees of Kaiser; and

     . a cash bonus plan under which bonuses can be awarded based on performance during the year to all employees, including vice presidents and above.

     The IC Plan for Senior Executives defined "Senior Executive" as the CEO, his four direct reports (the President and Chief Operating Officer, the Executive Vice President and Director of Corporate Development, the Executive Vice President and Chief Administrative Officer, and the Executive Vice President and Chief Financial Officer), and Kaiser's three Group Presidents. Incentive compensation can be paid in cash to the CEO and his four direct reports solely from a Corporate Pool, the value of which is determined solely by the annual earnings-per-share performance of Kaiser. The EPS numbers must be net of the bonus paid, either in the form of cash or restricted stock, under the IC Plan for Senior Executives; the final accounting for the Corporate Pool may be adjusted by the Compensation and Human Resources Committee for any one-time voluntary capital transaction, either positive or negative. No Corporate Pool was earned for 1998. Incentive compensation can be paid to the three Group Presidents in cash and/or restricted from both the Corporate Pool and the "Group Pool." The value of the Group Pool is determined by the net contribution to earnings made by the respective groups. The net contribution amounts are determined net of cash bonuses paid and net of the value of any restricted stock awarded under the IC Plan for Senior Executives. Each of the Group Presidents were entitled to awards from the Group Pool based on their Group's performance in 1998 as described further below.

     The Compensation and Human Resources Committee has the discretion under the Stock Incentive Plan to grant statutory options, non-statutory options, stock appreciation rights, restricted shares, and restricted stock units to participants under this plan; all Senior Executives, all executive officers, and all senior management personnel are participants. The purpose of the plan is to afford participants an opportunity to acquire shares of Kaiser's common stock, to share in the increase in the value of the common stock, to remain in the employ of Kaiser, and to exert their maximum efforts on Kaiser's behalf. The Compensation and Human Resources Committee takes into account Kaiser's overall performance during the fiscal year together with the individual participant's performance, and grants can be made to individuals who also received grants under the IC Plan for Senior Executives.

Named Executive Officers

     There are eight current and former executive officers named in the Summary Compensation Table. The named executive officers are Keith M. Price, former President and CEO; James O. Edwards, former Chairman and CEO; Michael F. Gaffney, former Executive Vice President; Sudhakar Kesavan, Former Executive Vice President; Thomas P. Grumbly, former Executive Vice President; Richard A. Leupen, Executive Vice President; Marc Tipermas, former President and Chief Operating Officer; and David Watson, former Executive Vice President.

Compensation of the Chief Executive Officer

     In 1998 Mr. Edwards served as Chairman and Chief Executive Officer of Kaiser until November 6, 1998. He was compensated for this service according to the terms of an employment agreement negotiated with Kaiser that became effective as of May 1997. Effective as of November 6, 1998, Mr. Edwards' employment with Kaiser was terminated and he was compensated according to the terms of a negotiated agreement effective as of that date. These agreements are described in detail under the heading, "Agreements and Transactions with Certain Directors."

     Mr. Price served as President and Chief Operating Officer of Kaiser from August 6, 1998, until November 4, 1998, at which time he was promoted to Chief Executive Officer. He was compensated for his service as President and Chief Operating Officer according to the terms of an employment agreement negotiated with Kaiser and effective as of August 6, 1998. Upon his promotion, his employment agreement was renegotiated. The agreements are described in detail under the heading, "Agreements and Transaction with Certain Directors."

  The following members of the Compensation and Human Resources Committee are
                            submitting this report:

                    Hazel R. O'Leary (Committee Chairperson)
                               Thomas C. Jorling
                                James T. Rhodes

===============================================================================
                                 OTHER MATTERS
===============================================================================

     At October 1, 1999, the board of directors was not aware that any matters not referred to on the enclosed proxy card would be presented for action at the meeting. If any such matter properly comes before the meeting, shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the holders of such proxies.

     The 2000 Annual Meeting of Shareholders of Kaiser is scheduled to be held on May 5, 2000.

     Director Nominations. Shareholders wishing to nominate persons for election as a Director at the 2000 Annual Meeting, or otherwise to present business at that meeting, must do so pursuant to a timely notice sent in writing to the Secretary of Kaiser, 9300 Lee Highway, Fairfax, Virginia 22031. To be timely, the notice must be received by Kaiser at the above address no earlier than February 5, 2000, and no later than March 6, 2000. A shareholder's notice of nomination must set forth:

     (a) as to each person who is not an incumbent director whom a shareholder proposes to nominate for election or re-election as a director:

         (i) the name, age, business address, and residence address of such person,
         (ii)  the principal occupation or employment of such person,
         (iii) the class and number of shares of capital stock of Kaiser which are beneficially owned by such person, and
         (iv) any other information relating to such person that is required to be disclosed in solicitation for proxies for elections of directors pursuant to the rules and regulations of the SEC under the Securities Exchange Act of 1934, as amended, and

     (b) as to the shareholder giving the notice:

         (i)   the name and record address of such shareholder, and
         (ii) the class and number of shares of capital stock of Kaiser which are beneficially owned by such shareholder.

     Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of Kaiser if elected. Kaiser may require any proposed nominee to furnish such other information as reasonably may be required by Kaiser to determine the eligibility of such proposed nominee to serve as a director of Kaiser. Persons nominated by shareholders for election as a director will not be eligible to serve as a director unless nominated in accordance with the foregoing procedures.

     Shareholder Proposals and Other Business. Shareholders wishing to submit proposals to be included in the proxy statement for the 2000 Annual Meeting should submit them in writing to the Secretary of Kaiser, 9300 Lee Highway, Fairfax, Virginia 22031, no later than December 7, 2000. Any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to Kaiser no later than March 6, 2000, or such proposal will be considered untimely. If a shareholder proposal is received after March 6, 2000, Kaiser may vote in its discretion as to the proposal all of the shares for which it has received proxies for the 2000 Annual Meeting.

     A shareholder's notice with respect to other business to be brought before the 2000 Annual Meeting by such shareholder must set forth as to each matter of business:

     (a) a brief description of such business and the reasons for conducting it at the meeting,
     (b) the name and address of the shareholder proposing such business,
     (c) the class, series, and number of shares of the capital stock of Kaiser beneficially owned by such shareholder, and

     (d) any material interest of such shareholder in such business.

     Proxy Solicitation Costs. Kaiser has borne the cost of preparing, assembling, and mailing these items. Directors, officers, and employees of Kaiser may solicit proxies on behalf of Kaiser by telephone and personal interview without special compensation. Kaiser has also engaged Corporate Investor Communications, Inc. to aid in the solicitation. For these services, Kaiser will pay Corporate Investor Communications, Inc., a fee of $10,000 and reimburse it for its out-of-pocket disbursements and expenses. Kaiser will, upon request, reimburse brokerage firms and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of Kaiser's common stock.

===============================================================================
                            ADDITIONAL INFORMATION
================================================================================

     Kaiser's consolidated financial statements and notes thereto (including, solely with respect to the fiscal year periods, the "Selected Quarterly Financial Information (unaudited)") for each of the three years ended December 31, 1998 and for the quarter ended June 30, 1999, and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" are incorporated by reference to Kaiser's 1998 Annual Report to its shareholders and Kaiser's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999. Copies of the 1998 Annual Report and the Form 10-Q are being furnished with this Proxy Statement.


Fairfax, Virginia                 Shaun M. Martin
October 1, 1999                   Senior Vice President, Treasurer and Secretary

                                                                      Appendix A

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements are derived from our historical financial statements incorporated by reference into this proxy statement.

     . The unaudited pro forma statement of operations for the year ended December 31, 1998 reflects the sale of our EFM and Consulting Groups and the completion of the recapitalization described in this proxy statement, as if these transactions had occurred on January 1, 1998.

     . The unaudited pro forma balance sheet at June 30, 1999 reflects the completion of the recapitalization described in this proxy statement, as well as several other transactions, as described in the notes to the pro forma financial statements, as if they had occurred at June 30, 1999.

     . The unaudited pro forma statement of operations for the six months ended June 30, 1999 reflects the operating results of the EFM and Consulting Groups as discontinued operations. As a result, they have been excluded from gross revenue, service revenue, operating income
        (loss), other income (expense) and all information concerning continuing operations for that period.

The unaudited pro forma financial statements should be read in conjunction with the related notes, with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our historical financial statements, including the related notes, incorporated by reference into this proxy statement.

     The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon assumptions that management believes are reasonable. The pro forma financial statements are provided for information purposes only and should not be construed to be indicative of our results of operations or financial position had the transactions described above been consummated on or as of the dates assumed, and are not intended to project our results of operations or financial position for any future period or as of any future date.

ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
Unaudited Pro Forma Consolidated Balance Sheet
As of June 30, 1999
(In Thousands)

                                                                              Pro Forma Adjustments
                                                                ------------------------------------------------
                                                      Actual       Other                                        Pro Forma
                                                     June 30,   Significant                                      June 30,
                                                       1999     Transactions         Recapitalization              1999
                                                     --------   ------------        -----------------          ------------
Assets
Current Assets
 Cash and cash equivalents                           $ 67,514       $(36,200) /1,2,8/  $  (14,646)/10,13,14/       $ 16,668
 Restricted cash                                       22,854              -              (22,854)/10/                    -
 Contract receivables, net                            204,758              -                    -                   204,758
 Prepaid expenses and other current assets             15,693              -                    -                    15,693
 Deferred income taxes                                      -              -                    -                         -
                                                     --------       --------           ----------                  --------
  Total  Current Assets                               310,819        (36,200)             (37,500)                  237,119
                                                     --------       --------           ----------                  --------
Fixed Assets
 Furniture, equipment, and leasehold improvements      17,182              -                    -                    17,182
 Less depreciation and amortization                   (13,244)             -                    -                   (13,244)
                                                     --------       --------           ----------                  --------
                                                        3,938              -                    -                     3,938
                                                     --------       --------           ----------                  --------
Other Assets
 Goodwill, net                                         21,687         (2,124)/3/                -                    19,563
 Investments in and advances to affiliates              8,939              -                    -                     8,939
 Capitalized software development costs                 2,046              -                    -                     2,046
 Notes receivable                                       6,550              -                    -                     6,550
 Other                                                 10,455           (746)/6/           (2,133)/12/                7,576
                                                     --------       --------           ----------                  --------
                                                       49,677         (2,870)              (2,133)                   44,674
                                                     --------       --------           ----------                  --------
   Total Assets                                      $364,434       $(39,070)          $  (39,633)                 $285,731
                                                     ========       ========           ==========                  ========

Liabilities and Shareholders'  (Deficit)
Current Liabilities
 Accounts payable                                    $165,983       $(12,700)/2,7/     $        -                  $153,283
 Accrued salaries and benefits                         35,447              -                    -                    35,447
 Other accrued expenses                                22,959              -                    -                    22,959
 Accrued Interest                                       9,100         (9,100)/1/                -                         -
 Deferred revenue                                       6,404              -                    -                     6,404
 Income taxes payable                                   4,307              -                    -                     4,307
                                                     --------       --------           ----------                  --------
   Total Current Liabilities                          244,200        (21,800)                   -                   222,400

Long-term Liabilities
 Long-term debt                                       137,730        (14,717)/4,5/       (104,110)/10,11,12,15/      18,903
 Revolving credit facility                                  -              -                    -                         -
 Other                                                 17,699              -                    -                    17,699
                                                     --------       --------           ----------                  --------
   Total Liabilities                                  399,629        (36,517)            (104,110)                  259,002
                                                     --------       --------           ----------                  --------

Commitments and Contingencies

Minority Interest                                       4,654              -                    -                     4,654

Shareholders' Equity/(Deficit)

 Preferred Stock, par value $.01 per share:
     Authorized-3,100,000 shares
 Issued and outstanding-2,600,000 shares                     -              -                   7/11/                     7

Common stock, par value $.01 per share:
Authorized-90,000,000 shares
     Issued and outstanding-23,822,657 shares
       (actual) and 28,029,797 share (pro forma)          238              -                  (42)/15/                  280
Additional paid-in capital                             75,127              -              (49,829)/11,14,15,17/      23,363
Accumulated deficit                                  (111,704)        (2,553)/3,9/        114,257 /13,15/                 -
Cumulative translation adjustment                      (3,510)             -                    -                    (3,510)
                                                     --------       --------             --------                  --------
   Total Shareholders' Equity (Deficit)               (39,849)        (2,553)              64,477                    22,075
                                                     --------       --------             --------                  --------
     Total Liabilities and Shareholders' Equity      $364,434       $(39,070)            $(39,633)                 $285,731
                                                     ========       ========             ========                  ========

                      NOTES TO THE PRO FORMA BALANCE SHEET

Other Significant Transactions

Several transactions completed subsequent to June 30, 1999 were deemed to be significant to presenting the pro forma effects of the exchange offer transaction described in this proxy statement. Accordingly, such transactions have been included in the pro forma balance sheet presentations.

  1. To record the payment, within the 30-day grace period on July 30, 1999, of $9.1 million of accrued interest on the senior notes and the old notes.

  2. To pay $13.9 million in accounts payable.

  3. To write-off the remaining carrying value of goodwill for a particular division.

To record the anticipated settlement, prior to the recapitalization transaction discussed below, of the $15.0 million in senior notes with the following series of adjustments:

  4. to record settlement of $15.0 million of senior notes      ($15,000,000)
  5. To write-off the unamortized original issue discount            283,000

  6. To write-off the unamortized issuance costs                     746,000
  7. To expense and accrue the professional fees incurred
     to complete this restructuring                                1,200,000
                                                                  ----------
                                                                 (12,771,000)

  8. To record the payment of cash                                13,200,000
                                                                  ----------
  9. To record the loss on the debt restructuring               ($   429,000)
                                                                  ==========

Recapitalization

 10. To record the use of $35.0 million in cash, including $22.9 million in currently restricted cash, to pay off an equal amount of the old notes.
     The restricted cash balance is required to support uncollateralized letters of credit until Kaiser obtains access to a revolving line of credit that eliminates the cash collateral requirement.

 11. To record the issuance of $65.0 million in newly issued preferred stock to extinguish an equivalent amount of the old notes. A total of 2,600,000 shares with a par value of $.01/share.

 12. To write-off the remaining $2.1 million of unamortized carrying value of the costs incurred by Kaiser to issue the old notes.

 13. To record the $2.0 million estimate of the costs, including professional fees, to be incurred for debt modification as part of this exchange offer.

 14. To record the $0.5 million estimate of costs, including professional fees, to be incurred to issue the new preferred stock as a charge to paid-in capital.

Quasi-Reorganization

 15. To record the issuance of 4,207,140 shares (882,000 shares after a proposed reverse stock split in the ratio of 1-to-4.77) of common stock at $.47/share (an estimate of the fair market value per common share as of the closing of the recapitalization).

 16. The "Weighted Average Shares for Basic and Fully Diluted Earnings (Loss) Per Share" as reported in the column(s) labeled "Actual Results for the six months (and year ended) June 30, 1999 (December 31, 1998)" have been restated to reflect the pro forma issuance of 4,207,140 shares of common stock.

 17. To reclassify $116.3 million from paid-in capital to eliminate the balance of the accumulated deficit after the completion of the exchange offer transactions assuming shareholder approval.

ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES

Pro Forma Consolidated Statement of Operations
Year Ended December 31, 1998
(In thousands, except share amounts)
(Unaudited)


                                                               Pro Forma Adjustments
                                                   ------------------------------------------
                             Actual Results                           Other                                 Pro Forma
                          for the year ended        Sale of         Significant                         for the year ended
                           December 31, 1998       EFM and CG      Transactions     Recapitalization     December 31, 1998
                          ------------------       ----------      ------------     ----------------    ------------------

Gross Revenue                   $1,210,421         $(210,529)/2/            -      $          -         $      999,892
Subcontract and direct
 material costs                   (794,794)           78,131 /2/            -                 -               (716,663)
Provision for contract
 losses                            (76,210)                -                -                 -                (76,210)
Equity in net income of
 unconsolidated
 subsidiaries                        6,045              (600)/2/            -                 -                  5,445
                                ----------        ----------        ---------        ----------            -----------
Service Revenue                    345,462          (132,998)               -                 -                212,464

Operating Expenses
Direct labor and fringe
 benefits                          282,562          (64,225)/2/             -                 -                218,337
Group overhead                      92,151          (48,144)/2/             -                 -                 44,007
Corporate general and
 administrative                     22,983           (5,970)/2/             -                 -                 17,013
Depreciation and
 amortization                        9,048           (2,776)/2/          (192)/8/          (480)/7/              5,600
Severance and restructuring          9,407                -                 -                 -                  9,407
Other unusual charges                7,672                -                 -                 -                  7,672
                                ----------        ---------         ---------        ----------            -----------

Operating Income (Loss)            (78,361)         (11,883)              192               480                (89,572)

Other Income (Expense)
Debt restructuring costs                 -                -                 -            (2,000)/4/             (2,000)
Interest income                      1,539              655 /3/             -                 -                  2,194
Interest expense                   (20,279)           1,944 /3/         1,950 /9/         7,175 /5/             (9,210)
                                ----------        ---------         ---------        ----------            -----------

Income (Loss) From
 Continuing Operations
 Before Income
 Taxes, Minority Interest,
 Extraordinary Item, and
 Cumulative Effect of
 Accounting Change                 (97,101)          (9,284)            2,142             5,655                (98,588)
Income tax benefit                  11,357                -                 -                 -                 11,357
                                ----------       ----------         ---------        ----------             ----------

Income (Loss) From
 Continuing Operations
 Before Minority Interest,
 Extraordinary Item, and
 Cumulative Effect of
 Accounting Change                 (85,744)          (9,284)            2,142             5,655                (87,231)
Minority interest in net
 income of subsidiaries             (7,698)                                 -                 -                 (7,698)
                                ----------       ----------       -----------       -----------             ----------

Income (Loss) From
 Continuing Operations
 Before Extraordinary Item
 and Cumulative Effect
 of Accounting Change              (93,442)          (9,284)           2,142             5,655                (94,929)
Gain on sale of
 discontinued operations
 (net of tax)                            -           55,642 /1/            -                 -                 55,642
                                ----------      -----------      -----------       -----------            -----------

Income (Loss) Before
 Extraordinary Item and
 Cumulative Effect of
 Accounting Change                 (93,442)          46,358            2,142             5,655                (39,287)
Extraordinary Items (net
 of tax)                            (1,090)               -             (429)/10/            -                 (1,519)
                                ----------      -----------     ------------       -----------             ----------

Income (Loss) Before
 Cumulative Effect of
 Accounting Change                 (94,532)          46,358            1,713             5,655                (40,806)
Cumulative effect of
 accounting change (net of
 tax)                               (6,000)               -                -                 -                 (6,000)
                               -----------      -----------     ------------       -----------             ----------

Net Income (Loss)                 (100,532)          46,358            1,713             5,655                (46,806)
Preferred Stock Dividends                -                -                -            (2,495)/6/             (2,495)
                                ----------      -----------     ------------       -----------             ----------

Net Income (Loss)
 Available for
 Common Shareholders            $ (100,532)     $    46,358          $ 1,713        $    3,160             $  (49,301)
                                ==========      ===========     ============        ==========             ==========

Basic and Fully Diluted
 Earnings (Loss) Per Share:/16/

Income (Loss) From Continuing
 Operations Before Discontinued
 Operations, Extraordinary Item
 and Cumulative Effect of
 Accounting Change              $    (3.30)     $      (.33)         $   .08         $     .11             $    (3.44)

Discontinued Operations                  -             1.97                -                 -                   1.97

Extraordinary Item                    (.04)               -             (.02)                -                   (.06)

Cumulative Effect of
 Accounting Change                    (.21)               -                -                 -                   (.21)
                                ----------     ------------     ------------      ------------            -----------

Net Income (Loss)
 Available to Common
 Shareholders                   $    (3.55)    $       1.64         $    .06        $      .11             $    (1.74)
                                 ==========     ============     ============       ===========             ===========

Weighted Average Shares
 for Basic and Fully
 Diluted Earnings (Loss)
 Per Share/16/                      28,299           28,299           28,299            28,299                 28,299
                                ==========     ============     ============       ===========             ===========


ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
Pro Forma Consolidated Statement of Operations
Six Months Ended June 30, 1999
(In thousands, except share amounts)
(Unaudited)

                                                                    Pro Forma Adjustments
                                                               -------------------------------
                                 Actual Results                                                                 Pro Forma Results
                                    for the                              Other                                        for the
                                six months ended     Sale of          Significant                                six months ended
                                 June 30, 1999      EFM and CG        Transactions        Recapitalization        June 30, 1999
                                 -------------      ----------        ------------        ----------------          -----------
Gross Revenue                         $ 445,377     $       -                   -              $     -              $ 445,377
Subcontract and direct
 material costs                        (320,940)            -                   -                    -               (320,940)
Equity in net income of
 unconsolidated
 subsidiaries                             2,996             -                   -                    -                  2,996
                                      ---------     ---------        ------------              -------              ---------
Service Revenue                         127,433             -                   -                    -                127,433

Operating Expenses
Direct labor and fringe benefits        97,310              -                   -                    -                 97,310
Group overhead                          20,089              -                   -                    -                 20,089
Corporate general and administrative     8,139              -                   -                    -                  8,139
Depreciation and amortization            3,098              -                 (60)/8/             (266)/7/              2,772
Other unusual charges                    1,335              -                   -                    -                  1,335
Severance and restructuring              9,359              -                   -                    -                  9,359
                                      ---------     ---------        ------------              -------              ---------
Operating Income (Loss)                (11,897)             -                  60                  266                (11,571)

Other Income (Expense)
Debt restructuring costs                      -             -                   -               (2,000)/4/             (2,000)
Interest income                             607           327/3/                -                    -                    934
Interest expense                        (12,209)        2,570/3/              900/9/             3,639/5/              (5,100)
                                      ---------     ---------        ------------              -------              ---------
Income (Loss) From Continuing
 Operations Before
Income Taxes and Minority Interest      (23,499)        2,897                 960                1,905                (17,737)
Income tax expense benefit                  602             -                   -                    -                    602
                                      ---------     ---------        ------------              -------              ---------
Income (Loss) From Continuing           (22,897)        2,897                 960                1,905                (17,135)
 Operations Before
 Minority Interest

Minority interest in net                 (4,205)            -                   -                    -                 (4,205)
 income of subsidiaries
                                      ---------     ---------        ------------              -------              ---------

Income (Loss) From Continuing
 Operations                             (27,102)        2,897                 960                1,905                (21,340)

Discontinued Operations
Income (Loss) from operations
of discontinued
operations (net of tax)                   2,157        (2,157)/2/               -                    -                      -
Gain on sale of discontinued
operations (net of tax)                  48,755             -                   -                    -                 48,755
                                      ---------     ---------        ------------              -------              ---------
Income (Loss) from Continuing
Operations Before
Extraordinary Item                       23,810           740                 960                1,905                 27,415

Extraordinary Items(net of tax)            (698)            -                (429)/10/               -                 (1,127)
                                      ---------     ---------        ------------              -------              ---------
Net Income (Loss)                        23,112           740                 531                1,905                 26,288
Preferred Stock Dividends                     -             -                   -               (1,228)/6/             (1,228)
                                      ---------     ---------        ------------              -------              ---------
Net Income (Loss) Available for
Common Shareholders                   $  23,112    $     740               $ 531              $    677             $  25,060
                                      =========    =========        ============              ========             =========

Basic and Fully Diluted Earnings
(Loss) Per Share:/16/

Income (Loss) From
Continuing Operations                 $    (.96)   $     .10             $   .03              $    .02             $    (.81)

Discontinued Operations                    1.80         (.08)            $     -                     -                  1.72

Extraordinary Item                         (.02)                            (.01)                    -                  (.03)
                                      ---------    ---------        ------------              --------             ---------
Net Income (Loss) Available to
Common Shareholders                   $     .82    $     .02             $   .02              $    .02             $     .88
                                      =========    =========        ============              ========             =========
Weighted Average Shares
for Basic and Fully
Diluted Earnings (Loss)
Per Share/16/                            28,178       28,178             $28,178                28,178                28,178
                                      =========    =========        ============              =======              =========

                    NOTES TO THE PRO FORMA INCOME STATEMENTS

1.  Sale of EFM and the Consulting Group

    Sale of EFM
    -----------

    On April 9, 1999, we sold specified assets and certain liabilities of EFM for $82.0 million, less $8.0 million in working capital, for total cash proceeds of $74.0 million. The gain, for purposes of the pro forma presentations, on the sale of EFM was calculated as follows, as if the transaction had taken place on:

                                              January 1, 1998   January 1, 1999
                                              ----------------  ----------------

     Sale proceeds                                 74,000            74,000
     Transaction fees                              (2,056)           (2,056)
                                                 --------          --------

     Net sales price                               71,944            71,944
     Net assets of discontinued operations        (31,016)          (33,838)
                                                 --------          --------

     Gain                                          40,928            38,106
     Tax provision (a)                            (26,391)          (24,721)
                                                 --------          --------

     Gain on sale, net of tax                    $ 14,537          $ 13,385
                                                 ========          ========


    Sale of the Consulting Group
    ----------------------------

    On June 30, 1999, we sold 90% of our Consulting Group for $64 million in cash, $6.6 million of interest bearing notes and a $3.0 million working capital receivable. The gain, for purposes of the pro forma presentations, on the sale of the Consulting Group was calculated as follows, as if the transaction had taken place on:

                                              January 1, 1998   January 1, 1999
                                              ----------------  ----------------

     Sale proceeds                                  73,550           73,550
     Transaction fees                               (1,082)          (1,082)
                                                  --------         --------

     Net sales price                                72,468           72,468
     Net assets of discontinued operations
       and other asset write-offs                  (20,568)         (27,283)
                                                  --------         --------

     Gain                                           51,900           45,185
     Tax provision (a)                             (10,795)          (9,815)
                                                  --------         --------

     Gain on sale, net of tax                     $ 41,105         $ 35,370
                                                  ========         ========

     (a) Assumes goodwill write-off is not deductible for tax purposes.

2. To remove the divestitures' results of operations for the respective periods (Effective January 1, 1999, the results of operations of EFM and the Consulting Group were reflected in the income statement as discontinued operations).

3. To reflect the pro forma reduction of $2.0 million and $2.6 million interest expense as if cash proceeds had been used to pay off the closing date revolving debt balance of $36.9 million as of the beginning of the period and to accrue $.6 million and $.3 million in interest income for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively, on the $6.6 million of notes received as part of the sale of the Consulting Group.

Recapitalization (assumes $35.0 million in cash is used and $25.0 million in new notes are exchanged)

4. To record the expenses of $2.0 million for professional fees estimated to be incurred to complete the exchange offer.

5.  To reflect the following pro forma reduction of interest expense;

                                                                       Year Ended                Six Month Ended
                                                                   December 31, 1998              June 30, 1999
                                                              ----------------------------  -------------------------
 .   the reduction of 13% interest expense on the $125.0
    million of old notes                                                 $16,200                     $ 8,100

 .   to increase interest expense equal to 15% on the $25.0
    million of new notes                                                  (3,750)                     (1,875)

 .   to record the effective interest expense necessary to
    accrete the remaining $18.9 million carrying value of the
    old notes to the face value of the $25.0 million in new
    notes exchanged                                                        (5,275)                    (2,586)
                                                                          -------                    -------

                                                                           $ 7,175                    $ 3,639
                                                                           =======                    =======



6. To reflect the pro forma effect of the accrual of dividends on the preferred stock as if it had been issued as of the beginning of the period. The adjustment assumes Kaiser accrues the dividends to the shareholders at the 3.75% annual dividend rate.

7. To reflect the pro forma reduction of amortization expense associated with the capitalized issue costs of the old notes. The remaining unamortized carrying value of the issue costs was reclassified as a reduction of the carrying value of the new notes.

Other Significant Transactions

8. To reflect the pro forma reduction of amortization expense associated with the capitalized issue costs of the senior notes.

9.  To reflect the pro forma reduction of interest expense on the senior notes.

10. To record the settlement of the $15.0 million senior notes as follows (dollars in millions):


     Principal                                         $15.0
     Less:  Cash payment                               (13.2)
            Unamortized original issue discount          (.3)
            Unamortized issuance costs                   (.7)
            Costs to complete transaction               (1.2)
                                                       -----
                                                       $  .4

                                                                      Appendix B


Quarterly financial information for fiscal quarters during the six months ended June 30 is presented in the following tables (in thousands, except per share amounts):

                                                                                           Second          First
1999                                                                                       Quarter        Quarter
                                                                                        -------------  --------------

Gross revenue                                                                              $219,880        $225,497
Service revenue                                                                              63,274          64,159
Operating income (loss)                                                                     -10,095          -1,802

Income (loss) from continuing operations before income taxes, minority
interest, extraordinary item and cumulative effect of accounting change                     -16,113          -7,386
Net income (loss) before discontinued operations, extraordinary item
and cumulative effect of account change                                                     -18,809          -8,293
Net income (loss)                                                                            28,831          -5,719

Basic and fully diluted per share amounts for:
 Continuing operations before extraordinary item and cumulative
 effect of accounting change                                                                 -$0.79          -$0.34
 Discontinued operations (net of tax)                                                          2.03            0.09
 Extraordinary item (net of tax)                                                              -0.03            0.00
 Cumulative effect of accounting change (net of tax)                                           0.00            0.00
                                                                                           --------        --------
 Net income (loss)                                                                         $   1.21          -$0.25
                                                                                           ========        ========

1998
Gross revenue                                                                              $263,129        $256,839
Service revenue                                                                              33,593          74,532
Operating income (loss)                                                                     -39,227           4,348

Income (loss) from continuing operations before income taxes, minority
interest, extraordinary item and cumulative effect of accounting change                     -43,731              -7
Net income (loss) before discontinued operations, extraordinary item
and cumulative effect of accounting change                                                  -31,612          -2,050
Net income (loss)                                                                           -35,668             445

Basic and fully diluted per share amounts for:
 Continuing operations before extraordinary item and cumulative
 effect of accounting change                                                                 -$1.31          -$0.09
 Discontinued operations (net of tax)                                                          0.08            0.10
 Extraordinary item (net of tax)                                                               0.00            0.00
 Cumulative effect of accounting change (net of tax)                                          -0.25            0.00
                                                                                           --------        --------
Net income (loss)                                                                            -$1.48        $   0.01
                                                                                           ========        ========

[Logo appears here]  Proxy Solicited on Behalf of the Board of Directors of the
                     Company for the Annual Meeting of Shareholders to be held on Thursday, November 4, 1999


     The undersigned hereby constitutes and appoints James J. Maiwurm and Jarrod
P    M. Cohen, and each of them, his or her true and lawful agents and proxies
R    with full powers of substitution in each, to represent the undersigned at
O    the Annual Meeting of Shareholders of ICF KAISER INTERNATIONAL, INC. to be
X    held at the headquarters of the Company, 9300 Lee Highway, Fairfax,
Y Virginia on Thursday, November 4, 1999, at 10:00 a.m., and at any adjournments thereof, on all matters coming before said meeting.

                       Election of Directors, Nominees:  Thomas C. Jorling
                                              James J. Maiwurm
                                              Hazel R. O'Leary

   You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies named above cannot vote your shares unless you sign and return this card.

                                                            SEE REVERSE
                                                               SIDE

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

[LOGO APPEARS HERE]                            Annual Meeting
                                               of Shareholders
                                               November 4, 1999
                                               10:00 a.m.

                                               Auditorium
                                               9300 Lee Highway
                                               Fairfax, VA  22031

       This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2, 3, 4, 5, 6, 7, 8 and 9.
-------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR election of directors and FOR proposals 2, 3, 4, 5, 6, 7, 8 and 9.
-------------------------------------------------------------------------------

                    FOR     WITHHELD      5.  Rights Plan Proposal  FOR  AGAINST ABSTAIN
1. Election of
   Directors        [ ]       [ ]                                   [ ]   [ ]     [ ]
 (see reverse)

For, except vote withheld from            6.  Obsolete Preferred    FOR AGAINST  ABSTAIN
the following nominee(s):                     Stock Proposal        [ ]   [ ]     [ ]
------------------------------


2. Stock Issuance  FOR  AGAINST  ABSTAIN  7.  Stock Incentive Plan  FOR AGAINST  ABSTAIN
   Proposal        [ ]   [ ]      [ ]         Proposal              [ ]  [ ]      [ ]


3. Reverse Split   FOR  AGAINST  ABSTAIN  8.  Quasi-Reorganization  FOR AGAINST  ABSTAIN
   Proposal        [ ]   [ ]      [ ]         Proposal              [ ]  [ ]      [ ]


4.  Shareholder    FOR  AGAINST  ABSTAIN  9.  Ratification of       FOR  AGAINST ABSTAIN
    Democracy      [ ]   [ ]      [ ]         Accountants           [ ]   [ ]     [ ]
    Proposal

----------------------------------------------------------------------------------------

                                      NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                      The signer hereby revokes all proxies
                                      heretofore given by the signer to vote at said meeting or any adjournments thereof.

                                      _________________________________________

                                      _________________________________________
                                      SIGNATURE(S)                      DATE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE
                                 Annual Meeting
                                       of
                         ICF Kaiser International, Inc.
                                  Shareholders

                           Thursday, November 4, 1999
                                   10:00 a.m.
                                   Auditorium
                                9300 Lee Highway
                                  Fairfax, VA
===============================================================================
     Agenda
     ------
        *      Election of three directors
        *      Approval of proposals 2, 3, 4, 5, 6, 7, 8 and 9
        *      Report on the progress of the Company
        *      Questions from shareholders in attendance
===============================================================================

                        CONFIDENTIAL VOTING INSTRUCTIONS

ICF KAISER INTERNATIONAL, INC.           This confidential Voting Instruction
                                         Card is solicited on behalf of the
                                         Board of Directors

     To: The Trustee of the ICF Kaiser International, Inc. Employee Stock Ownership, Retirement and Section 401(k) Plans (the "Plans")

        Pursuant to the terms of each of the Plans, I, the undersigned, as a participant or a beneficiary and a named fiduciary under each of the Plans, hereby direct the Trustee: (i) to vote the shares of ICF Kaiser International, Inc. stock ("Company Stock") allocated to my accounts under each of the Plans on the record date, and (ii) to vote as a named fiduciary the proportionate amount of shares of Company Stock which is allocated to the accounts of other participants and beneficiaries in each of the Plans, but for which no voting instructions are received in a timely fashion, at the Annual Meeting of Shareholders of ICF Kaiser International, Inc. on November 4, 1999, and at any adjournment thereof, in the manner specified below.

        The Board of Directors recommends votes be cast FOR the election of directors and FOR proposals 2, 3, 4, 5, 6, 7, 8 and 9.

  (1) ELECTION OF DIRECTORS Thomas C. Jorling, James J. Maiwurm and Hazel R. O'Leary

        [ ]  FOR all nominees (except as marked to the contrary)
        [ ]  WITHHOLD AUTHORITY to vote for all nominees
             (Instruction: If you wish to withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

  (2)   STOCK ISSUANCE PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (3)   REVERSE SPLIT PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (4)   SHAREHOLDER DEMOCRACY PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (5)   RIGHTS PLAN PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (6)   OBSOLETE PREFERRED STOCK PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (7)   STOCK INCENTIVE PLAN PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (8)   QUASI-REORGANIZATION PROPOSAL
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN


  (9)   RATIFICATION OF ACCOUNTANTS
        [ ]  FOR    [ ]  AGAINST      [ ]  ABSTAIN



Dated  ____________, 1999             __________________________________
                                                  Signature

                    Please Mark, Sign, Date and Return the Voting Instructions Promptly using the Enclosed Envelope.

                              Participant Notice
     ICF Kaiser International, Inc. Employee Stock Ownership, Retirement
                           and Section 401(k) Plans
                                                                 October 1, 1999

Dear Plan Participant:

  The enclosed Proxy Statement and Confidential Voting Instructions have been furnished by ICF Kaiser International, Inc. in conjunction with the Annual Meeting of Shareholders of ICF Kaiser International, Inc. to be held on November 4, 1999, to elect directors and to conduct other business.

  While only the Trustee of the ICF Kaiser International, Inc. Employee Stock Ownership, Retirement and Section 401(k) Plans (the "Plans") can actually vote the shares of ICF Kaiser International, Inc. stock ("Company Stock") held in the each of the Plans, you, as a participant or a beneficiary with Company Stock credited to your accounts under the Plans as of September 9, 1999, (the record date for the annual meeting) and a named fiduciary under each of the Plans, are entitled to instruct the Trustee of the Plans with respect to the following:

  (1) The voting of Company Stock allocated to your accounts under the Plans on the record date.

  (2) The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your account under each Plan and the total amount of Company Stock in each of the Plans) allocated to the accounts under each Plan of other participants and beneficiaries for which no instructions are received.

  A named fiduciary is a person who under ERISA has the authority and responsibility (if he or she chooses to exercise it) to instruct the trustee of a plan regarding specific investments. Consequently, due to the provisions of each of the Plans, each Plan participant as a named fiduciary may (if he or she chooses) instruct the trustee of the Plan as to how to vote shares of Company Stock allocated to his or her own Plan account and how to vote a pro-rata portion of those shares of Company Stock which are not voted by participants with such shares allocated to their accounts.

  Accordingly, please review the enclosed information carefully and complete the Instruction Card and return it to First Chicago Trust, Division of Equiserve, 525 Washington Blvd., Jersey City, NJ 07310 by November 1, 1999. If you wish to vote the Company Stock allocated to you under any Plan in a different manner than Company Stock allocated to you under another Plan, or if you wish to vote the Company Stock allocated to your Plan accounts in a different manner than Company Stock allocated to Plan participants who do not vote Company Stock allocated to their accounts, please contact Client Administration at First Chicago Trust, Division of Equiserve, 525 Washington Blvd., Jersey City, NJ 07310 (201-222-4683) for another Instruction Card.

  If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your accounts under a Plan and uninstructed Company Stock in the aggregate in accordance with timely instructions received from other Plan participants acting as named fiduciaries under the Plans. If the Voting Instruction Form is received after the close of business on November 1, 1999, the Trustee cannot ensure that your voting instructions will be followed.

  It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of their agents disclose to ICF Kaiser International, Inc. or any other party how, or if, you voted. The Trustee will supervise and control the mailing of all materials to Plan participants and the receipt of all voting instruction forms and will not disclose to any outside party the name and address of any Plan participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

  If you have any questions regarding the information provided to you, you may contact Client Administration at First Chicago Trust, Division of Equiserve, 525 Washington Blvd., Jersey City, NJ 07310 (201-222-4683).

     Trustee of the ICF Kaiser International, Inc. Employee Stock Ownership, Retirement and Section 401(k) Plans